                                  EXHIBIT 10.2.28

CONFIDENTIAL
For Private Placement Purposes Only                             Copy No. ____



              UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP
                          1000 Kensington Tower I
                             7130 South Lewis
                          Tulsa, Oklahoma 74136
                              (918) 493-7700


                            A PRIVATE OFFERING
                                    OF
                   UNITS OF LIMITED PARTNERSHIP INTEREST

                   _____________________________________

                THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES ACTS IN RELIANCE ON EXEMPTIONS PROVIDED BY SUCH ACTS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE GENERAL PARTNER THAT SUCH REGISTRATION IS NOT REQUIRED. FURTHER, THE RESALE OF A UNIT MAY RESULT IN SUBSTANTIAL TAX LIABILITY TO THE INVESTOR. SEE "FEDERAL INCOME TAX ASPECTS." ACCORDINGLY, THESE UNITS SHOULD BE CONSIDERED ONLY FOR LONG-TERM INVESTMENT. SEE "PLAN OF DISTRIBUTION -- SUITABILITY OF INVESTORS."

                   _____________________________________

                THE INFORMATION CONTAINED IN THIS PRIVATE OFFERING MEMORANDUM IS PROVIDED BY THE GENERAL PARTNER SOLELY FOR THE PERSONS RECEIVING IT FROM THE GENERAL PARTNER AND ANY REPRODUCTION OR DISTRIBUTION OF THIS PRIVATE OFFERING MEMORANDUM, IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS IS PROHIBITED AND MAY CONSTITUTE A VIOLATION OF CERTAIN STATE SECURITIES LAWS. THE OFFEREE, BY ACCEPTING DELIVERY OF THIS PRIVATE OFFERING MEMORANDUM, AGREES TO RETURN IT AND ALL ENCLOSED DOCUMENTS TO THE GENERAL PARTNER IF THE OFFEREE DOES NOT UNDERTAKE TO PURCHASE ANY OF THE UNITS OFFERED HEREBY.


                   _____________________________________

                Private Offering Memorandum Date January 6, 1995










                                      (i)

                             500 Preformation
                    Units of Limited Partnership Interest
                                   in the
                            UNIT 1995 EMPLOYEE
                     OIL AND GAS LIMITED PARTNERSHIP

                  _____________________________________

                      $1,000 Per Unit Plus Possible
                 Additional Assessments of $100 Per Unit
                      (Minimum Investment - 2 Units)
                Minimum Aggregate Subscriptions Necessary
                      to Form Partnership - 50 Units

                  _____________________________________

        A maximum of 500 (minimum of 50) units of limited partnership interest ("Units") in the UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP, a proposed Oklahoma limited partnership (the "Partnership"), are being offered privately only to certain employees of Unit Corporation ("UNIT") and its subsidiaries and the directors of UNIT at a price of $1,000 per Unit. Subscriptions shall be for not less than 2 Units ($2,000). The Partnership is being formed for the purpose of conducting oil and gas drilling and development operations. Purchasers of the Units will become Limited Partners in the Partnership. Unit Petroleum Company ("UPC" or the "General Partner") will serve as General Partner of the Partnership. UPC's address is 1000 Kensington Tower I, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136, telephone (918) 493-7700.

             THE RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER
                AND THE LIMITED PARTNERS ARE GOVERNED BY THE
             AGREEMENT OF LIMITED PARTNERSHIP (THE "AGREEMENT"),
             A COPY OF WHICH ACCOMPANIES THIS MEMORANDUM AND IS
                    INCORPORATED HEREIN BY REFERENCE

            AN INVESTMENT IN THE UNITS IS SPECULATIVE AND INVOLVES
             A HIGH DEGREE OF RISK.  SEE "RISK FACTORS".  CERTAIN
                        SIGNIFICANT RISKS INCLUDE:

           . Drilling to establish productive oil and natural gas properties is inherently speculative.

           . Participants will rely solely on the management capability and expertise of the General Partner.

           . Limited Partners must assume the risks of an illiquid investment.

           . Investment in the Units is suitable only for investors having sufficient financial resources and who desire a long term investment.


                                                 (continued on next page)
                   _____________________________________


                                      (ii)

           . Conflicts of interest exist and additional conflicts of interest may arise between the General Partner and the Limited Partners, and there are no pre-determined procedures for resolving any such conflicts.

           . Significant tax considerations to be considered by an investor include:

                   . possible audit of income tax returns of the Partnership and/or the Limited Partners and resulting reduction or elimination of tax benefits; and
                   . Limited Partners will not benefit from Partnership losses unless they have passive income from other activities.

           . There can be no assurance that the Partnership will have adequate funds to provide cash distributions to the Limited Partners. The amount and timing of any such distributions will be within the complete discretion of the General Partner.

           . The amount of any cash distribution which a Limited Partner may receive from the Partnership could be insufficient to pay the tax liability incurred by such Limited Partner with respect to income or gain allocated to such Limited Partner by the Partnership.

           . Certain provisions in the Agreement modify what would otherwise be the applicable Oklahoma law as to the fiduciary standards for general partners in limited partnerships. Those standards in the Agreement could be less advantageous to the Limited Partners than the corresponding fiduciary standards otherwise applicable under Oklahoma law. The purchase of Units may be deemed as consent to the fiduciary standards set forth in the Agreement.
                   _____________________________________

                EXCEPT AS STATED HEREIN UNDER "ADDITIONAL INFORMATION," NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRIVATE OFFERING MEMORANDUM IN CONNECTION WITH THIS OFFERING AND SUCH REPRESENTATIONS, IF ANY, MAY NOT BE RELIED UPON. THE INFORMATION CONTAINED IN THIS PRIVATE OFFERING MEMORANDUM IS AS OF THE DATE HEREOF UNLESS ANOTHER DATE IS SPECIFIED.

                    _____________________________________

                PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PRIVATE OFFERING MEMORANDUM AS LEGAL, BUSINESS, OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OR HER OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING HIS OR HER INVESTMENT. PROSPECTIVE INVESTORS ARE URGED TO REQUEST ANY ADDITIONAL INFORMATION THEY MAY CONSIDER NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION.


                    _____________________________________


                                      (iii)

                THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE OKLAHOMA SECURITIES COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY OTHER STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS PRIVATE OFFERING MEMORANDUM. ANY REPRESENTATION CONTRARY TO THE FOREGOING IS UNLAWFUL.

                   _____________________________________

                THESE UNITS ARE BEING OFFERED SUBJECT TO PRIOR SALE, TO WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER WITHOUT NOTICE AND TO THE FURTHER CONDITIONS SET FORTH HEREIN.

                   _____________________________________

                IN CONNECTION WITH THE REGISTRATION OF THE PARTNERSHIP AS A "TAX SHELTER" PURSUANT TO SECTION 6111 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, PLEASE NOTE THAT ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS THEREFROM HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

                    _____________________________________

                           ADDITIONAL INFORMATION
                           ----------------------
                Each prospective investor, or his or her qualified representative named in writing, is hereby offered the opportunity (1) to obtain additional information necessary to verify the accuracy of the information supplied herewith or hereafter, and (2) to ask questions and receive answers concerning the terms and conditions of the offering. If you desire to avail yourself of the opportunity, please contact:

                           Mark E. Schell, Esq.
                          1000 Kensington Tower I
                             7130 South Lewis
                          Tulsa, Oklahoma 74136
                              (918) 493-7700


















                                      (iv)

                The following documents and instruments are available to qualified offerees upon written request:

                1. Amended and Restated Certificate of Incorporation and By-Laws of UNIT.

                2. Certificate of Incorporation and By-Laws of Unit Petroleum Company.

                3.      UNIT's Employees' Thrift Plan.

                4. UNIT's Stock Option Plan and related prospectuses covering shares of Common Stock issuable upon exercise of outstanding options.

                5.      Unit's Non Employee Directors' Stock Option Plan.

                6. The Credit Agreement as Amended and the notes payable of UNIT.

                7. All periodic reports on Forms 10-K, 10-Q and 8-K and all proxy materials filed by or on behalf of UNIT with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, during calendar year 1994, the annual report to shareholders and all quarterly reports to shareholders submitted by UNIT to its shareholders during calendar year 1994.

                8. The agreements of limited partnership for the prior oil and gas drilling programs and prior employee programs of Unit Petroleum Company, UNIT and Unit Drilling and Exploration Company ("UDEC").

                9. All periodic reports filed with the Securities and Exchange Commission and all reports and information provided to limited partners in all limited partnerships of which Unit Petroleum Company, UNIT or UDEC now serves or has served in the past as a general partner.

                10. Form of nominee agreement to be entered into by the Partnership with any party holding record title to Partnership Properties as nominee of the Partnership.

                11. The agreement of limited partnership for the Unit 1986 Energy Income Limited Partnership.









                                      (v)

        SUMMARY OF CONTENTS


                                                               Page

SUMMARY OF PROGRAM........................................       1
        Terms of the Offering................................    1
        Risk Factors.........................................    2
        Additional Financing.................................    5
        Proposed Activities..................................    5
        Application of Proceeds..............................    6
        Participation in Costs and Revenues..................    7
        Compensation.........................................    7
        Federal Income Tax Aspects...........................    7

RISK FACTORS..............................................       8
        Investment Risks.....................................    8
        Tax Related Risks....................................   15
        Operational Risks...................................    17

TERMS OF THE OFFERING.....................................      19
        General..............................................   19
        Limited Partnership Interests........................   20
        Subscription Rights..................................   20
        Payment for Units; Delinquent Installment............   21
        Right of Presentment.................................   22
        Rollup or Consolidation of Partnership...............   24

ADDITIONAL FINANCING......................................      25
        Additional Assessments...............................   25
        Prior Programs.......................................   26
        Partnership Borrowings...............................   26

PLAN OF DISTRIBUTION......................................      27
        Suitability of Investors.............................   27

RELATIONSHIP OF THE PARTNERSHIP, THE GENERAL PARTNER
AND AFFILIATES............................................      28

PROPOSED ACTIVITIES.......................................      28
        General..............................................   28
        Partnership Objectives...............................   31
        Areas of Interest....................................   32
        Transfer of Properties...............................   32
        Record Title to Partnership Properties...............   33
        Marketing of Reserves................................   33
        Conduct of Operations................................   33

APPLICATION OF PROCEEDS...................................      34

PARTICIPATION IN COSTS AND REVENUES.......................      35




                                      (vi)

COMPENSATION..............................................      36
        Supervision of Operations............................   36
        Purchase of Equipment and Provision of Services......   37
        Prior Programs.......................................   38

MANAGEMENT................................................      40
        The General Partner..................................   40
        Officers, Directors and Key Employees................   40
        Prior Employee Programs..............................   43
        Ownership of Common Stock............................   44
        Interest of Management in Certain Transactions.......   47

CONFLICTS OF INTEREST.....................................      47
        Acquisition of Properties and Drilling Operations....   48
        Participation in UNIT's Drilling or Income Programs..   49
        Transfer of Properties...............................   50
        Partnership Assets...................................   51
        Transactions with the General Partner or Affiliates..   51
        Right of Presentment Price Determination.............   52
        Receipt of Compensation Regardless of Profitability..   52
        Legal Counsel........................................   52

FIDUCIARY RESPONSIBILITY..................................      52
        General..............................................   52
        Liability and Indemnification........................   53

PRIOR ACTIVITIES..........................................      54
        Prior Employee Programs..............................   57
        Results of the Prior Oil and Gas Programs............   58

FEDERAL INCOME TAX ASPECTS................................      66
        General..............................................   66
        Summary of Certain Matters...........................   67
        Partnership Classification...........................   67
        Taxation of Limited Partners.........................   68
        IRS Tax Shelter Registration.........................   74
        Partnership Tax Returns and Tax Information..........   74
        Laws Subject to Change...............................   75
        State and Local Taxes................................   75

COMPETITION, MARKETS AND REGULATION.......................      76
        Marketing of Production..............................   76
        Regulation of Partnership Operations.................   77
        Natural Gas Price Regulation.........................   78
        State Regulation of Oil and Gas Production...........   83
        Legislative and Regulatory Production and Pricing
          Proposals..........................................   83
        Production and Environmental Regulation..............   85

SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT..............      86
        Partnership Distributions............................   86
        Deposit and Use of Funds.............................   87
        Power and Authority..................................   87
        Rollup or Consolidation of the Partnership...........   88


                                      (vii)

        Limited Liability....................................   88
        Records, Reports and Returns.........................   89
        Transferability of Interests.........................   90
        Amendments...........................................   92
        Voting Rights........................................   92
        Exculpation and Indemnification of the
          General Partner....................................   93
        Termination..........................................   93
        Insurance............................................   94

COUNSEL...................................................      94

GLOSSARY..................................................      95

FINANCIAL STATEMENTS......................................      99

EXHIBIT A     - AGREEMENT OF LIMITED PARTNERSHIP
EXHIBIT B     - LEGAL OPINION





































                                      (viii)

                                SUMMARY OF PROGRAM

        This summary does not purport to be a complete description of the terms and consequences of an investment in the Partnership and is qualified in its entirety by the more detailed information appearing throughout this Private Offering Memorandum (this "Memorandum"). For definitions of certain terms used in this Memorandum, see "GLOSSARY".

Terms of the Offering

        Limited Partnership Interests. Unit 1995 Employee Oil and Gas Limited Partnership, a proposed Oklahoma limited partnership (the "Partnership"), hereby offers 500 preformation units of limited partnership interest ("Units") in the Partnership . The offer is made only to certain employees of Unit Corporation ("UNIT") and its subsidiaries and the directors of UNIT (see "TERMS OF THE OFFERING - Subscription Rights"). Unless the context otherwise requires, all references in this Memorandum to UNIT shall include all or any of its subsidiaries. Unit Petroleum Company ("UPC" or the "General Partner"), a wholly owned subsidiary of UNIT, will serve as General Partner of the Partnership.

        To invest in the Units, the Limited Partner Subscription Agreement and Suitability Statement (the "Subscription Agreement") (see Attachment I to Exhibit A hereto) must be executed and forwarded to the offices of the General Partner at its address listed on the cover of this Memorandum. The Subscription Agreement must be received by the General Partner not later than 5:00 P.M. Central Standard Time on January 31, 1995 (extendable by the General Partner for up to 30 days). Subscription Agreements may be delivered to the office of the General Partner. No payment is required upon delivery of the Subscription Agreement. Payment for the Units will be made either (i) in four equal Installments, the first of such Installments being due on March 15, 1995 and the remaining three of such Installments being due on June 15, 1995, September 15, 1995 and December 15, 1995, respectively, or (ii) through equal deductions from 1995 salary commencing immediately after formation of the Partner ship.

        The purchase price of each Unit is $1,000, and the minimum permissible purchase is two Units ($2,000) for each subscriber. Additional Assessments of up to $100 per Unit may be required (see "ADDITIONAL FINANCING - Additional Assessments"). Maximum purchases by employees (other than directors) will be for an amount equal to one-half of their base salaries for calendar year 1995. Each member of the Board of Directors of UNIT may subscribe for up to 150 Units ($150,000). The Partnership must sell at least 50 Units ($50,000) before the Partnership will be formed. No Units will be offered for sale after the Effective Date (see "GLOSSARY") except upon compliance with the provisions of
Article XIII of the Agreement. The General Partner may, at its option, purchase Units as a Limited Partner, including any amount that may be necessary to meet the minimum number of Units required for formation of the Partnership. The Partnership will terminate on December 31, 2025, unless it is terminated earlier pursuant to the provisions of the Agreement or by operation of law.

See "TERMS OF THE OFFERING - Limited Partnership Interests"; "TERMS OF THE OFFERING - Subscription Rights"; and "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Termination."

        Units will be offered only to those qualified employees of UNIT or any of its subsidiaries at the date of formation of the Partnership whose annual base salaries for 1995 have been set at $22,680 or more and Directors of UNIT who meet certain financial requirements which will enable them to bear the economic risks of an investment in the Partnership and who can demonstrate that they have sufficient investment experience and expertise to evaluate the risks and merits of such an investment . The offering will be made privately by the officers and directors of UPC or UNIT, except that in states which require participation by a registered broker-dealer in the offer and sale of securities, the Units will be offered through such broker-dealer as may be selected by the General Partner. Any participating broker-dealer may be reimbursed for actual out-of-pocket expenses. Such reimbursements will be borne by the General Partner.

        Subscription Rights. Only salaried employees of UNIT or any of its subsidiaries who are exempt under the Fair Labor Standards Act and whose annual base salaries for 1995 have been set at $22,680 or more and directors of UNIT are eligible to subscribe for Units. Employees may not purchase Units for an amount in excess of one-half of their base salaries for calendar year 1995. Directors' subscriptions may not be for more than 150 Units ($150,000). Only employees and directors who are U .S. citizens are eligible to participate in the offering. In addition, employees and directors must be able to bear the economic risks of an investment in the Partnership and must have sufficient investment experience and expertise to evaluate the risks and merits of such an investment. See "TERMS OF THE OFFERING - Subscription Rights."

        Right of Presentment. After December 31, 1996 and annually thereafter, the Limited Partners will have the right to present their Units to the General Partner for purchase. The General Partner will not be obligated to purchase more than 20%
of the then outstanding Units in any one calendar year.   The purchase price to
be paid for the Units will be determined by a specific valuation formula. See "TERMS OF THE OFFERING - Right of Presentment" for a description of the valuation formula a nd a discussion of the manner in which the right of presentment may be exercised by the Limited Partners.

Risk Factors

        An investment in the Partnership has many risks. The "RISK FACTORS" section of this Memorandum contains a detailed discussion of the most important risks, organized into Investment Risks (the risks related to the Partnership's investment in oil and gas properties and drilling activities, to an investment in the Partnership and to the provisions of the Agreement); Tax Risks (the risks arising from the tax laws as they apply to the Partnership and its investment in oil and gas properties and drilling activities); and Operational Risks (the risks involved in conducting oil and gas operations). The following are certain of the risks which are more fully described under "RISK FACTORS". Each prospective investor should review the "RISK FACTORS" section carefully before deciding to subscribe for Units.

        Investment Risks:

        . Future oil and natural gas prices are unpredictable. If oil and natural gas prices go down, the Partnership's distributions, if any, to the Limited Partners will be adversely affected.

        . The General Partner is authorized under the Agreement to cause, in its sole discretion, the sale or transfer of the Partnership's assets to, or the merger or consolidation of the Partnership with, another partnership, corporation or other business entity. Such action could have a material impact on the nature of the investment of all Limited Partners.

        . Except for certain transfers to the General Partner and other restricted transfers, the Agreement prohibits a Limited Partner from transferring Units. Thus, except for the limited right of the Limited Partners after December 31, 1996 to present their Units to the General Partner for purchase, Limited Partners will not be able to liquidate their investments.

        . The Partnership could be formed with as little as $50,000 in Capital Contributions (excluding the Capital Contributions of the General Partner). As the total amount of Capital Contributions to the Partnership will determine the number and diversification of Partnership Properties, the ability of the Partnership to pursue its investment objectives may be restricted in the event that the Partnership receives only the minimum amount of Capital Contributions.

        . The drilling and completion operations to be undertaken by the Partnership for the development of oil and natural gas reserves involve the possibility of a total loss of an investment in the Partnership.

        . The General Partner will have the exclusive management and control of all aspects of the business of the Partnership. The Limited Partners will have no opportunity to participate in the management and control of any aspect of the Partnership's activities. Accordingly, the Limited Partners will be entirely dependent upon the management skills and expertise of the General Partner.

        . Conflicts of interest exist and additional conflicts of interest may arise between the General Partner and the Limited Partners, and there are no pre-determined procedures for resolving any such conflicts. Accordingly the General Partner could cause the Partnership to take actions to the benefit of the General Partner but not to the benefit of the Limited Partners.

        . Certain provisions in the Agreement modify what would otherwise be the applicable Oklahoma law as to the fiduciary standards for a general partner in a limited partnership. The fiduciary standards in the Agreement could be less advantageous to the Limited Partners and more advantageous to the General Partner than corresponding fiduciary standards otherwise applicable under Oklahoma law. The purchase of Units may be deemed as consent to the fiduciary standards set forth in the Agreement.

        . There can be no assurances that the Partnership will have adequate funds to provide cash distributions to the Limited Partners. The amount and timing of any such distributions will be within the complete discretion of the General Partner.

        . The amount of any cash distributions which Limited Partners may receive from the Partnership could be insufficient to pay the tax liability incurred by such Limited Partners with respect to income or gain allocated to such Limited Partners by the Partnership.

        Tax Risks:

        . Tax laws and regulations applicable to partnership investments may change at any time and these changes may be applicable retroactively.

        . The Partnership may not qualify or may fail to continue to qualify as a partnership for federal income tax purposes.

        . Certain allocations of income, gain, loss and deduction of the Partnership among the Partners may be challenged by the Internal Revenue Service (the "Service") resulting in a Limited Partner having to report additional taxable income or being denied a deduction.

        Operational Risks:

        . The search for oil and gas is highly speculative and the drilling activities conducted by the Partnership may result in a well that may be dry or productive wells that do not produce sufficient oil and gas to produce a profit or result in a return of the Limited Partners' investment.

        . Certain hazards may be encountered in drilling wells which could lead to substantial liabilities to third parties or governmental entities. In addition, governmental regulations or new laws relating to environmental matters could increase Partnership costs, delay or prevent drilling a well, require the Partnership to cease operations in certain areas or expose the Partnership to significant liabilities for violations of such laws and regulations.

Additional Financing

        Additional Assessments. After the Aggregate Subscription received from the Limited Partners has been fully expended or committed and the General Partner's Minimum Capital Contribution has been fully expended, the General Partner may make one or more calls for Additional Assessments from the Limited Partners if additional funds are required to pay the Limited Partners' share of Drilling Costs, Special Production and Marketing Costs or Leasehold Acquisition Costs. The maximum amount of total Additional Assessments which may be called for by the General Partner is $100 per Unit. See "ADDITIONAL FINANCING -- Additional Assessments".

        Partnership Borrowings. After the General Partner's Minimum Capital Contribution has been expended, the General Partner may cause the Partnership to borrow funds required to pay Drilling Costs, Special Production and Marketing Costs or Lease hold Acquisition Costs of Productive properties. Additionally, the General Partner may, but is not required to, advance funds to the Partnership to pay such costs. See "ADDITIONAL FINANCING -- Partnership Borrowings".

Proposed Activities

        General. The Partnership is being formed for the purposes of acquiring producing oil and gas properties and conducting oil and gas drilling and development operations. The Partnership will, with certain limited exceptions, participate on a proportionate basis with UPC in each producing oil and gas lease acquired and in each oil and gas well commenced by UPC for its own account or by UNIT during the period from January 1, 1995, if the Partnership is formed prior to such date or from the date of the formation of the Partnership if subsequent to January 1, 1995, until December 31, 1995, and will, with certain limited exceptions, serve as a co-general partner with UNIT in any drilling or income programs which may be formed by the General Partner or UNIT in 1995. See "PROPOSED ACTIVITIES".

        Partnership Objectives. The Partnership is being formed to provide eligible employees and directors the opportunity to participate in the oil and gas exploration and producing property acquisition activities of UNIT during 1995. UNIT hopes that participation in the Partnership will provide the participants with greater proprietary interests in UNIT's operations and the potential for realizing a more direct benefit in the event these operations prove to be profitable. The Partnership h as been structured to achieve the objective of providing the Limited Partners with essentially the same economic returns that UNIT realizes from the wells drilled or acquired during 1995.

Application of Proceeds

        The offering proceeds will be used to pay the Leasehold Acquisition Costs incurred by the Partnership to acquire those producing oil and gas leases in which the Partnership participates and the Leasehold Acquisition Costs, exploration, drilling and development costs incurred by the Partnership pursuant to drilling activities in which the Partnership participates. The General Partner estimates (based on historical operating experience) that such costs may be expended as shown below based on the assumption of a maximum number of subscriptions in the first column and a minimum number of subscriptions in the second column:

                                            $500,000          $50,000
                                             Program          Program
                                          ----------        ---------
    Leasehold Acquisition Costs
      of Properties to Be Drilled....     $   25,000        $   2,500

    Drilling Costs of Exploratory
      Wells(1).......................         25,000            2,500

    Drilling Costs of Development
      Wells(1).......................        350,000           35,000

    Leasehold Acquisition Costs of
      Productive Properties..........        100,000           10,000

    Reimbursement of General
      Partner's Overhead Costs(2)....
                                          ----------        ---------
          Total......................     $  500,000        $  50,000

_________________

(1)  See "GLOSSARY."

(2) The Agreement provides that the General Partner shall be reimbursed by the Partnership for that portion of its general and administrative overhead expense attributable to its conduct of Partnership business and affairs but such reimbursement will be made only out of Partnership Revenue. See "COMPENSATION."

Participation in Costs and Revenues

        Partnership costs, expenses and revenues will be allocated among the Partners in the following percentages:


                                                  General   Limited
    COSTS AND EXPENSES                            Partner  Partners
                                                  -------  --------
           Organizational and offering costs
           of the Partnership and any drilling
           or income programs in which the
           Partnership participates as a
           co-general partner                       100%        0%

           All other Partnership costs and
             expenses

               Prior to time Limited Partner
                 Capital Contributions are
                 entirely expended                    1%       99%

               After expenditure of Limited
                 Partner Capital Contributions
                 and until expenditure of
                 General Partner's Minimum
                 Capital Contribution               100%        0%

               After expenditure of General    General Part-  Limited Partners'
                 Partner's Minimum Capital     ner's Per-     Percentage(1)
                 Contribution                  centage(1)

        REVENUES                               General Part-  Limited Partners'
                                               ner's Per-     Percentage(1)
                                               centage(1)
____________________

1)  See "GLOSSARY."

Compensation

        The General Partner will not receive any management fees in connection with the operation of the Partnership. The Partnership will reimburse the General Partner for that portion of its general and administrative overhead expense attributable to its conduct of Partnership business and affairs. See "COMPENSATION."

Federal Income Tax Aspects

        The General Partner has received an opinion from the law firm of Conner & Winters, A Professional Corporation, to the effect that, for federal income tax purposes, the Partnership will be classified as a partnership and not as an association taxable as a corporation. Such opinion is based on certain premises as stated therein and is not binding on the Service or the courts.

The General Partner will not apply for a ruling from the Service with respect to such matter and the Partnership may not meet all the conditions which must be met before a ruling will be issued. See "FEDERAL INCOME TAX ASPECTS - Partnership Classification."

        THIS MEMORANDUM CONTAINS AN EXPLANATION OF THE MORE SIGNIFICANT TERMS AND PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP WHICH IS ATTACHED AS EXHIBIT A. THE SUMMARY OF THE AGREEMENT CONTAINED IN THIS MEMORANDUM IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE AND ACCORDINGLY THE AGREEMENT SHOULD BE CAREFULLY REVIEWED AND CONSIDERED.


                             RISK FACTORS

        Prospective purchasers of Units should carefully study the information contained in this Memorandum and should make their own evaluations of the probability for the discovery of oil and natural gas through exploration.

INVESTMENT RISKS

Financial Risks of Drilling Operations

        The Partnership will participate with the General Partner (including, with certain limited exceptions, other drilling programs sponsored by it, or
UNIT) and, in some cases, other parties ("joint interest parties") in connection with drilling operations conducted on properties in which the Partnership has an interest. It is not anticipated that all such drilling operations will be conducted under turnkey drilling contracts and, thus, all of the parties participating in the drilling operations on a particular property, including the Partnership, may be fully liable for their proportionate share of all costs of such operations even if the actual costs significantly exceed the original cost estimates. Further, if any joint interest party defaults in its obligation to pay its share of the costs, the other joint interest parties may be required to fund the deficiency until, if ever, it can be collected from the defaulting party. As a result of forced pooling or similar proceedings (see "COMPETITION, MARKETS AND REGULATION"), the Partnership may acquire larger fractional interests in Partnership Properties than originally anticipated and, thus, be required to bear a greater share of the costs of operations. As a result of the foregoing, the Partnership could become liable for amounts significantly in excess of the amounts originally anticipated to be expended in connection with the operations and, in such event, would have only limited means for providing needed additional funds (see "ADDITIONAL FINANCING").
Also, if a well is operated by a company which does not or cannot pay the costs and expenses of drilling or operating a Partnership Well, the Partnership's interest in such well may become subject to liens and claims of creditors who supplied services or materials in connection with such operations even though the Partnership may have previously paid its share of such costs and expenses to the operator. If the operator is unable or unwilling to pay the amount due, the Partnership might have to pay its share of the amounts owing to such creditors in order to preserve its interest in the well which would mean that it would, in effect, be paying for certain of such costs and expenses twice.

Dependence Upon General Partner

        The Limited Partners will acquire interests in the Partnership, not in the General Partner or UNIT. They will not participate in either increases or decreases in the General Partner's or UNIT's net worth or the value of its Common Stock. Nevertheless, because the General Partner is primarily responsible for the proper conduct of the Partnership's business and affairs and is obligated to provide certain funds that will be required in connection with its operations, a significant financial reversal for the General Partner or UNIT could have an adverse effect on the Partnership and the Limited Partners' interests therein.

        Under the Partnership Agreement, UPC is designated as the General Partner of the Partnership and is given the exclusive authority to manage and operate the Partnership's business. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -- Power an d Authority". Accordingly, Limited Partners must rely solely on the General Partner to make all decisions on behalf of the Partnership, as the Limited Partners will have no role in the management of the business of the Partnership.

        The Partnership's success will depend, in part, upon the management provided by the General Partner, the ability of the General Partner to select and acquire oil and gas properties on which Partnership Wells capable of producing oil and natural gas in commercial quantities may be drilled, to fund the acquisition of revenue producing properties, and to market oil and natural gas produced from Partnership Wells.

Conflicts of Interest

        UNIT and its subsidiaries have engaged in oil and gas exploration and development and in the acquisition of producing properties for their own account and as the sponsors of drilling and income programs formed with third party investors. It is anticipated that UNIT and its subsidiaries will continue to engage in such activities. However, with certain exceptions, it is likely that the Partnership will participate as a working interest owner in all producing oil and gas leases acquired a nd in all oil and gas wells commenced by the General Partner or UNIT for its own account during the period from January 1, 1995, if the Partnership is formed prior to such date, or from the date of the formation of the Partnership, if subsequent to January 1, 1995, through December 31, 1995 and, with certain limited exceptions, will be a co-general partner of any drilling or income programs, or both, formed by the General Partner or UNIT in 1995. The General Partner will determine which prospects will be acquired or drilled. With respect to prospects to be drilled, certain of the wells which are drilled for the separate account of the Partnership and the General Partner may be drilled on prospects on which initial drilling operations were conducted by UNIT or the General Partner prior to the formation of the Partnership. Further, certain of the Partnership Wells will be drilled on prospects on which the General Partner and possibly future employee programs may conduct additional drilling operations in years subsequent to 1995. Except with respect to its participation as a co-general partner of any drilling or income program sponsored by the General Partner or UNIT, the Partnership will have an interest only in those wells begun in 1995 and will have no rights in production from wells commenced in years other than 1995. Likewise, if additional interests are acquired in wells participated in by the Partnership after 1995, the Partnership will generally not be entitled to participate in the acquisition of such additional interests. See
"CONFLICTS OF INTEREST-Acquisition of Properties and Drilling Operations."

        The Partnership may enter into contracts for the drilling of some or all of the Partnership Wells with affiliates of the General Partner. Likewise the Partnership may sell or market some or all of its natural gas production to an affiliate o f the General Partner. These contracts may not necessarily be negotiated on an arm's - length basis. The General Partner is subject to a conflict of interest in selecting an affiliate of the General Partner to drill the Partnership Wells and/or market the natural gas therefrom. The compensation under these contracts will be determined at the time of entering into each such contract, and the costs to be paid thereunder or the sale price to be received will be one which is competitive with the costs charged or the prices paid by unaffiliated parties in the same geographic region. The General Partner will make the determination of what are competitive rates or prices in the area. No provision has been made for an independent review of the fairness and reasonableness of such compensation. See "CONFLICTS OF INTERESTS
- -Transactions with the General Partner or Affiliates".

Prohibition on Transferability; Lack of Liquidity

        Except for certain transfers to the General Partner, to or for the benefit of the transferor Limited Partner or members of his or her immediate family sharing the same residence, and transfers by reason of death or operation of law, a Limited Partner may not transfer or assign Units. The General Partner has agreed, however, that it will, if requested, buy Units for prices determined either by an independent petroleum engineering firm or the General Partner pursuant to a formula describe d under "TERMS OF THE OFFERING
- -Right of Presentment." Similar commitments have been made and may hereafter be made to investors in other oil and gas drilling, income and employee programs sponsored by the General Partner or UNIT. There can be no assurance that the General Partner will have the financial resources to honor its repurchase commitments. See "TERMS OF THE OFFERING - Right of Presentment."

Delay of Cash Distributions

        For income tax purposes a Limited Partner will have to include in his or her income his or her distributive share of the income, gains, losses and deductions of the Partnership whether or not cash distributions are made. No cash distribution s are expected to be made earlier than the first quarter of 1996. In addition, to the extent that the Partnership utilizes its revenues to repay outside borrowings or otherwise uses its own revenues to finance its activities (see "ADDITIONAL FINANCING"), the funds available for cash distributions by the Partnership may be reduced or unavailable. It is possible that the amount of tax payable by a Limited Partner on his or her distributive share of the income of a Partnership will exceed cash distributions from the Partnership. See "FEDERAL INCOME TAX ASPECTS."

        The date any distributions commence and their subsequent timing or amount cannot be accurately predicted. The decision as to whether or not the Partnership will make a cash distribution at any particular time will be made solely by the General Partner.

Limitations on Voting and Other Rights of Limited Partners

        The Agreement, as permitted under the Oklahoma Revised Uniform Limited Partnership Act (the "Act"), eliminates or limits the rights of the Limited Partners to take certain actions, such as:

        .       withdrawing from the Partnership,

        .       transferring Units without restrictions, or

        .       consenting to or voting upon certain matters such as:

                (i)     admitting a new General Partner,

                (ii)    admitting Substituted Limited Partners, and

                (iii)   dissolving the Partnership.

Furthermore, the Agreement imposes restrictions on the exercise of voting rights granted to Limited Partners. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -- Voting Rights." Without the provisions to the contrary which are contained in the Agreement, the Act provides that certain actions can be taken only with the consent of all Limited Partners. Those provisions of the Agreement which provide for or require the vote of the Limited Partners, generally permit the approval of a proposal by the vote of Limited Partners holding a majority of the outstanding Units. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -- Voting Rights." Thus, Limited Partners who do not agree with or do not wish to be subject to the proposed action may nevertheless become subject to the action if the required majority approval is obtained. Notwithstanding the rights granted to Limited Partners under the Agreement and the Act, the General Partner retains substantial discretion as to the operation of t he Partnership.

Rollup or Consolidation of Partnership

        Under the terms of the Agreement, at any time two years or more after the Partnership has completed substantially all of its property acquisition, drilling and development operations, the General Partner is authorized to cause the Partnership to transfer its assets to, or to merge or consolidate with, another partnership or a corporation or other entity for the purpose of combining the oil and gas properties and other assets of the Partnership with those of other partnerships formed for investment or participation by the employees, directors and/or consultants of UNIT or any of its subsidiaries. Such transfer or combination may be effected without the vote, approval or consent of the Limited Partners. In such event, the Limited Partners will receive interests in the transferee or resulting entity which will mean that they will most likely participate in the results of a larger number of properties but will have proportionately smaller allocable interests therein. Any such transaction is required to be effected in a manner which UNIT and the General Partner believe is fair and equitable to the Limited Partners but there can be no assurance that such transaction will in fact be in the best interests of the Limited Partner s. Limited Partners have no dissenters' or appraisal rights under the terms of the Agreement or the Act. Such a transaction will result in the termination and dissolution of the Partnership. While there can be no assurance that the Partnership will participate in such a transaction, the General Partner currently anticipates that the Partnership will, at the appropriate time, be involved in such a transaction. See "TERMS OF OFFERING", and "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT."

Partnership Borrowings

        The General Partner has the authority to cause the Partnership to borrow additional funds in the future to pay certain costs of the Partnership. While the use of additional financing to preserve the Partnership's equity in oil and gas proper ties is intended to increase the Partnership's profits, such financing could have the effect of increasing the Partnership's losses if the Partnership is unsuccessful. In addition, the Partnership may have to mortgage its oil and gas properties and other assets in order to obtain additional financing. If the Partnership defaults on such indebtedness, the lender may foreclose and the Partnership could lose its investment in such oil and gas properties and other assets. See "ADDITIONAL FINANCING -- Partnership Borrowings."

Limited Liability

        Under the Act a Limited Partner's liability for the obligations of the Partnership is limited to such Limited Partner's Capital Contribution and such Limited Partner's share of Partnership assets. In addition, if a Limited Partner receives a return of any part of his or her Capital Contribution, such Limited Partner is generally liable to the Partnership for a period of one year thereafter (or six years in the event such return is in violation of the Agreement) for the amount of the returned contribution. A Limited Partner will not otherwise be liable for the obligations of the Partnership unless, in addition to the exercise of his or her rights and powers as a Limited Partner, such Limited Partner participates in the control of t he business of the Partnership.

        The Agreement provides that by a vote of a majority in interest, the Limited Partners may effect certain changes in the Partnership such as termination and dissolution of the Partnership and amendment of the Agreement. The exercise of any of these and certain other rights is conditioned upon receipt of an opinion by counsel for the Limited Partners or an order or judgment of a court of competent jurisdiction to the effect that the exercise of such rights will not result in the loss of t he limited liability of the Limited Partners or cause the Partnership to be classified as an association taxable as a corporation (see "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Amendments" and "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Termination"). As a result of certain judicial opinions it is not clear that these rights will ever be available to the Limited Partners. Nevertheless, in spite of the receipt of any such opinion or judicial order, it is still possible that the exercise of any such rights by the Limited Partners may result in the loss of the Limited Partners' limited liability or cause the Partnership to be classified as an association taxable as a corporation. The Partnership will be governed by the Act. The A ct expressly permits limited partners to vote on certain specified partnership matters without being deemed to be participating in the control of the Partnership's business and, thus, should result in greater certainty and more easily obtainable opinions of counsel regarding the exercise of most of the Limited Partners' rights.

        If the Partnership is dissolved and its business is not to be continued, the Partnership will be wound up. In connection with the winding up of the Partnership, all of its properties may be sold and the proceeds thereof credited to the accounts of the Partners. Properties not sold will, upon termination of the Partnership, be distributed to the Partners. The distribution of Partnership Properties to the Limited Partners would result in their having unlimited liability with respect to such properties. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Limited Liability."

Past-Due Installments; Acceleration; Additional Assessments

        Installments and Additional Assessments (see "ADDITIONAL FINANCING") are legally binding obligations and past-due amounts will bear interest at the rate set forth in the Agreement; provided, however, that if the General Partner determines that the total Aggregate Subscription is not required to fund the Partnership's business and operations, then the General Partner may, at its sole option, elect to release the Limited Partners from their obligation to pay one or more Installments and am end any relevant Partnership documents accordingly. It is currently anticipated that the total Aggregate Subscription will be required to fund the Partnership's business and operations. In the event an Installment is not paid when due and the General Partner has not released the Limited Partners from their obligation to pay such Installment, then the General Partner may, at its sole option, purchase all Units of the director or employee who fails to pay such Installment, at a price equal to the amount of the prior Installments paid by such person. The General Partner may also bring legal proceedings to collect any unpaid Installments not waived by it or Additional Assessments. In addition, as indicated under "TERMS OF THE OFFERING - Payment for Units; Delinquent Installment," if an employee's employment with or position as a director of the General Partner, UNIT or any affiliate thereof is terminated other than by reason of Normal Retirement (see "GLOSSARY"), death or disability prior to the time the full amount of the subscription price for his or her Units has been paid, all unpaid Installments not waived by the General Partner as described above will become due and payable upon such termination.

Partnership Funds

        Except for Capital Contributions, Partnership funds are expected to be commingled with funds of the General Partner or UNIT. Thus, Partnership funds could become subject to the claims of creditors of the General Partner or UNIT. The General Partner believes that its assets and net worth are such that the risk of loss to the Partnership by virtue of such fact is minimal but there can be no assurance that the Partnership will not suffer losses of its funds to creditors of the General Partner or UNIT.

Compliance With Federal and State Securities Laws

        This offering has not been registered under the Securities Act of 1933, as amended, in reliance upon exemptive provisions of said act. Further, these interests are being sold pursuant to exemptions from registration in the various states in which they are being offered and may be subject to additional restrictions in such jurisdictions on transfer. There is no assurance that the offering presently qualifies or will continue to qualify under such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution of the offering, the existence of similar offerings conducted by the General Partner or UNIT or its affiliates in the past or in the future, a failure or delay in providing notices or other required filings, the conduct of other oil and gas activities by the General Partner or UNIT and its affiliates or the change of any securities laws or regulations.

        If and to the extent suits for rescission are brought and successfully concluded for failure to register this offering or other offerings under the Securities Act of 1933, as amended, or state securities acts, or for acts or omissions constituting certain prohibited practices under any of said acts, both the capital and assets of the General Partner and the Partnership could be adversely affected, thus jeopardizing the ability of the Partnership to operate successfully. Further, the time and capital of the General Partner could be expended in defending an action by investors or by state or federal authorities even where the Partnership and the General Partner are ultimately exonerated.

Nominee Agreements

        The Partnership Agreement empowers the General Partner, UNIT or any of their affiliates, to hold title to the Partnership Properties as nominee for the benefit of the Partnership. If title to the Partnership Properties is held in the name of a nominee the nominee will act as nominee for the Partnership pursuant to a form of Nominee Agreement to be entered into between the nominee and the Partnership. In some jurisdictions, such interests could be subject to the claims of creditors of such nominee. The General Partner is of the opinion that the likelihood of the occurrence of such claims is remote, due to the fact that executed nominee agreements will appear in the files of the General Partner. It is possible that the nominee agreement would be disregarded, however, in which case Partnership Property could be subject to claims and litigation in the event that the nominee failed to pay its debts or became subject to the claims of creditors.

        The General Partner may elect to hold title to Partnership Properties permanently in the name of a nominee for the Partnership provided such arrangement is evidenced by a nominee agreement and the nominee conducts no business or operations other than holding record title to interests in properties. See "PROPOSED ACTIVITIES -- Record Title To Partnership Properties." Based on certain representations discussed under "FEDERAL INCOME TAX ASPECTS -- Taxation of Limited Partners -- Nominee Ownership of
Partnership Properties," Counsel is of the opinion that the Partnership will be treated, for federal income tax purposes, as the owner of the Partnership Properties held by the nominee for the account of the Partnership.

Use of Partnership Funds to Exculpate and Indemnify the General Partner

        The Agreement contains certain provisions which are intended to limit the liability of the General Partner and its affiliates for certain acts or omissions within the scope of the authority conferred upon them by the Agreement. In addition, under the Agreement, the General Partner will be indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement sustained by it in connection with the Partnership so long as the losses, judgments, liabilities, expenses or amounts were not the result of gross negligence or willful misconduct on the part of the General Partner. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -- Exculpation and Indemnification of the General Partner."

The Partnership Agreement May Limit the Fiduciary Obligation of the General Partner to the Partnership and the Limited Partners

        The Agreement contains certain provisions which modify what would otherwise be the applicable Oklahoma law relating to the fiduciary standards of the General Partner to the Limited Partners. The fiduciary standards in the Agreement could be less advantageous to the Limited Partners and more advantageous to the General Partner than the corresponding fiduciary standards otherwise applicable under Oklahoma law (although there are very few legal precedents clarifying exactly what fiduciary standards would otherwise be applicable under Oklahoma law). The purchase of Units may be deemed as consent to the fiduciary standards set forth in the Agreement. See "FIDUCIARY RESPONSIBILITY." As a result of these provisions in the Agreement, the Limited Partners may find it more difficult to hold the General Partner responsible for acting in the best interest of the Partnership and the Limited Partners than if the fiduciary standards of the otherwise applicable Oklahoma law governed the situation.

TAX RELATED RISKS

Changes in Tax Laws

        The Internal Revenue Code of 1986, as amended (the "Code"), and regulations and interpretations thereof are subject to change by Congress, the courts and administrative agencies. Regulations have not been issued or proposed under many of the provisions of recent legislation. For these reasons, no assurance can be given that the interpretations of the federal income tax laws included herein will not be challenged or if challenged, will be sustained. Notwithstanding enactment of additional legislation further modifying, reducing or eliminating any or all tax benefits, or new interpretations of law which might require treatment different from that described under "FEDERAL INCOME TAX ASPECTS," the Partnership is authorized to expend the Capital Contributions of the Limited Partners and to conduct the Partnership's business, affairs and operations as described in the Agreement, and each item of Partnership Revenue, gain, loss, cost or expense will be shared or borne in the manner specified therein.

Partnership Audits; Interest on Tax Deficiencies

        If the Service audits a Partnership tax return, no assurance can be given that tax adjustments will not be made. Any such adjustments could increase the likelihood of audits of the personal returns of the Limited Partners which could result in adjustments of any items of income, gain, loss, deduction or credit included in those personal returns regardless of whether those items relate to the Partnership. Any deficiency assessed against a taxpayer will bear interest at an annual rate equal to the 3-month Treasury bill rate plus three percentage points. This interest rate will be adjusted quarterly, with the new rate becoming effective two months after the date of each adjustment. The annual rate which commenced January 1, 1995 is 9% (compounded daily), but, as stated, such rate may change every three months.

        In addition, audits of Partnership taxable years will be conducted at the Partnership level rather than at the Partner level. The Code also gives certain authority to the "Tax Matters Partner" to deal with any Service audit, assessment and administrative and judicial proceedings. The General Partner will be the "Tax Matters Partner" for the Partnership. See "FEDERAL INCOME TAX ASPECTS - Partnership Tax Returns and Tax Information."

Status as a Partnership

        The tax benefits of oil and gas investments will be unavailable to the Limited Partners if the Partnership is not held to be a partnership for federal income tax purposes. The General Partner has not obtained a ruling from the Service that t he Partnership will be treated, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation and the Partnership probably will not meet all of the requirements set forth by the Service necessary to obtain such ruling (see "FEDERAL INCOME TAX ASPECTS - Partnership Classification"). Although the General Partner has received an opinion of Conner & Winters, a Professional Corporation, based on certain premises and representations of the General Partner as stated therein, that the Partnership will be classified as a partnership for federal income tax purposes, such opinion is not binding upon the Service and there is no assurance that partnership status will not be challenged. Should the Partnership be held to be an association taxable as a corporation, only the Partnership, and not the Partners, would be entitled to the principal tax benefits, including the deduction for intangible drilling and development costs, and the Partners' after-tax investment return, if any, would be reduced. In such event the Partnership would be taxed on the income and the Partners would be taxed on distributions from the Partnership as dividends to the extent of current or accumulated earnings and profits of t he Partnership. Excess distributions would be treated first as a reduction of basis and the balance as capital gain.

Tax Treatment of Partnership Allocations

        There are various provisions in the Agreement pertaining to the allocation among Partners of items of income, gain, loss, deduction and credit. There can be no assurance that the allocation provisions of the Agreement will not be challenged by the Service or that such a challenge, if made, would not be sustained by the courts. Also, under the passive activity loss rules, allocations of losses from the Partnership to Limited Partners may not be deductible currently. See "FEDERAL INCOME TAX ASPECTS - Partnership Allocations, Partnership Losses and Limitations on Losses and Credits from Passive Activities."

Disproportionate Tax Liability upon Transfer

        Under the terms of the Agreement, distributions of Partnership Revenue will be made to those persons who were the record holders of Units on the day the distribution is made even if that person did not own his or her Units during all of the calendar year with respect to which the distribution is being made. See "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Partnership Distributions and Transferability of Interests." However, in allocating Partnership Revenue for federal income tax purposes between a transferor and a transferee of Units, generally each will be allocated that portion of the income realized during the year that is equal to the portion of the year that he or she owned the Units. Because of these different allocation procedures, it is possible that a party to a transfer of Units could be allocated a greater or lesser amount of Partnership Revenue for federal income tax purposes than the amount of distributions he or she actually receives.

OPERATIONAL RISKS

Risks Inherent in Oil and Gas Operations

        The Partnership will be participating with the General Partner in acquiring producing oil and gas leases and in the drilling of those oil and gas wells commenced by the General Partner from the later of January 1, 1995 or the time the Partner ship is formed through December 31, 1995 and, with certain limited exceptions, serving as a co-general partner of any oil and gas drilling or income programs, or both, formed by the General Partner or UNIT during 1995.

        All drilling to establish productive oil and natural gas properties is inherently speculative. The techniques presently available to identify the existence and location of pools of oil and natural gas are indirect, and, therefore, a consider able amount of personal judgment is involved in the selection of any prospect for drilling. The economics of oil and natural gas drilling and production are affected or may be affected in the future by a number of factors which are beyond the control of the General Partner, including (i) the general demand in the economy for energy fuels, (ii) the worldwide supply of oil and natural gas, (iii) the price of, as well as governmental policies with respect to, oil imports, (iv) potential competition from competing alternative fuels, (v) governmental regulation of prices for oil and natural gas, (vi) state regulations affecting allowable rates of production, well spacing and other factors, and (vii) availability of drilling rigs, casing and other necessary goods and services. See "COMPETITION, MARKETS AND REGULATION." The revenues, if any, generated from Partnership operations will be highly dependent upon the future prices and demand for oil and natural gas. The factors enumerated above affect, and will continue to affect, oil and natural gas prices. Recently, prices for oil and natural gas have fluctuated over a wide range.

Operating and Environmental Hazards

        Operating hazards such as fires, explosions, blowouts, unusual formations, formations with abnormal pressures and other unforeseen conditions are sometimes encountered in drilling wells. On occasion, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce the funds available for exploration and development or result in loss of Partnership Properties. The Partnership will attempt to maintain customary insurance coverage, but t he Partnership may be subject to liability for pollution and other damages or may lose substantial portions of its properties due to hazards against which it cannot insure or against which it may elect not to insure due to unreasonably high or prohib-itive premium costs or for other reasons. The activities of the Partnership may expose it to potential liability for pollution or other damages under laws and regulations relating to environmental matters (see "Government Regulation and Environmental Risks" below).

Competition

        The oil and gas industry is highly competitive. The Partnership will be involved in intense competition for the acquisition of quality undeveloped leases and producing oil and gas properties. There can be no assurance that a sufficient number of suitable oil and gas properties will be available for acquisition or development by the Partnership. The Partnership will be competing with numerous major and independent companies which possess financial resources and staffs larger than those available to it. The Partnership, therefore, may be unable in certain instances to acquire desirable leases or supplies or may encounter delays in commencing or completing Partnership operations.

Markets for Oil and Natural Gas Production

        There is currently a worldwide surplus of oil production capacity. Historically (prior to the early 1980s), world oil prices were established and maintained largely as a result of the actions of members of OPEC to limit, and maintain a base price for, their oil production. In more recent years, however, members of OPEC have been unable to agree to and maintain price and production controls, which has resulted in significant downward pressure on oil prices. Although future levels of production by the members of OPEC or the degree to which oil prices will be affected thereby cannot be predicted, it is possible that prices for oil produced in the future will be higher or lower than those currently available. There can be no assurance that the Partnership will be able to market any oil that it produces or, if such oil can be marketed, that favorable price and other contractual terms can be negotiated. See "COMPETITION, MARKETS AND REGULATION - Marketing of Production."

        The natural gas market is also currently unsettled due to a number of factors. In the past, production from natural gas wells in some geographic areas of the United States has been curtailed for considerable periods of time due to a lack of market demand. In addition, there may be an excess supply of natural gas in areas where Partnership Wells are located. In that event, it is possible that such Partnership Wells will be shut-in or that natural gas in these areas will be sold on term s less favorable than might otherwise be obtained. Competition for available markets has been vigorous and there remains great uncertainty about prices that purchasers will pay. In recent years, significant court decisions and regulatory changes have affected the natural gas markets. As a result of such court decisions, regulatory changes and unsettled market conditions, natural gas regulations may be modified in the future and may be subject to further judicial review or invalidation. The combination of these factors, among others, makes it particularly difficult to estimate accurately future prices of natural gas, and any assumptions concerning future prices may prove incorrect. Natural gas surpluses could result in the Partnership's inability to market natural gas profitably, causing Partnership Wells to curtail production and/or receive lower prices for its natural gas, situations which would adversely affect the Partnership's ability to make cash distributions to its participants. See "COMPETITION, MARKETS AND REGULATION."

        In the event that the Partnership discovers or acquires natural gas reserves, there may be delays in commencing or continuing production due to the need for gathering and pipeline facilities, contract negotiation with the available market, pipeline capacities, seasonal takes by the gas purchaser or a surplus of available gas reserves in a particular area.

Government Regulation and Environmental Risks

        The oil and gas business is subject to pervasive government regulation under which, among other things, rates of production from producing properties may be fixed and the prices for gas produced from such producing properties may be impacted. It is possible that these regulations pertaining to rates of production could become more pervasive and stringent in the future. The activities of the Partnership may expose it to potential liability under laws and regulations relating to environmental matters which could adversely affect the Partnership. Compliance with these laws and regulations may increase Partnership costs, delay or prevent the drilling of wells, delay or prevent the acquisition of otherwise desirable producing oil and gas properties, require the Partnership to cease operations in certain areas, and cause delays in the production of oil and gas. See "COMPETITION, MARKETING AND REGULATION."

Leasehold Defects

        In certain instances, the Partnership may not be able to obtain a title opinion or report with respect to a producing property that is acquired. Consequently, the Partnership's title to any such property may be uncertain. Furthermore, even if certain technical defects do appear in title opinions or reports with respect to a particular property, the General Partner, in its sole discretion, may determine that it is in the best interest of the Partnership to acquire such property without taking any curative action.

        TERMS OF THE OFFERING

General
           .            500 Maximum Units; 50 Minimum Units

           .            $1,000 Units; Minimum subscription: $2,000

           .            Minimum Partnership: $50,000 in subscriptions

           .            Maximum Partnership: $500,000 in subscriptions

Limited Partnership Interests

        The Partnership hereby offers to certain employees (described under "Subscription Rights" below) and directors of UNIT and its subsidiaries an aggregate of 500 Units. The purchase price of each Unit is $1,000, and the minimum permissible purchase by any eligible subscriber is two Units ($2,000). See "Subscription Rights" below for the maximum number of Units that may be acquired by subscribers.

        The Partnership will be formed as an Oklahoma limited partnership upon the closing of the offering of Units made by this Memorandum. The General Partner will be Unit Petroleum Company (the "General Partner", or "UPC"), an Oklahoma corporation. Partnership operations will be conducted from the General Partner's offices, the address of which is 1000 Kensington Tower I, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136, telephone (918) 493-7700.

        The offering of Units will be closed on January 31, 1995 unless extended by the General Partner for up to 30 days, and all Units subscribed will be issued on the Effective Date. The offering may be withdrawn by the General Partner at any time prior to such date if it believes it to be in the best interests of the eligible employees and Directors or the General Partner not to proceed with the offering.

        If at least 50 Units ($50,000) are not subscribed prior to the termination of the offering, the Partnership will not commence business. The General Partner may, on its own accord, purchase Units and, in such capacity, will enjoy the same rights and obligations as other Limited Partners, except the General Partner will have unlimited liability. The General Partner may, in its discretion, purchase Units sufficient to reach the minimum Aggregate Subscription ($50,000). Because the Genera l Partner or its affiliates might benefit from the successful completion of this offering (see "PARTICIPATION IN COSTS, AND REVENUES" and "COMPENSATION"), investors should not expect that sales of the minimum Aggregate Subscription indicate that such sales have been made to investors that have no financial or other interest in the offering or that have otherwise exercised independent investment discretion. Further, the sale of the minimum Aggregate Subscription is not designed as a protection t o investors to indicate that their interest is shared by other unaffiliated investors and no investor should place any reliance on the sale of the minimum Aggregate Subscription as an indication of the merits of this offering. Units acquired by the General Partner will be for investment purposes only without a present intent for resale and there is no limit on the number of Units that may be acquired by it.

Subscription Rights

        Units are offered only to persons who are salaried employees of UNIT or its subsidiaries at the date of formation of the Partnership and who are exempt under the Fair Labor Standards Act and whose annual base salaries for 1995 (excluding bonuses) have been set at $22,680 or more and to Directors of UNIT. Only employees and Directors who are U.S. citizens are eligible to participate in the offering. In addition, employees and Directors must be able to bear the economic risks of an investment in the Partnership and must have sufficient investment experience and expertise to evaluate the risks and merits of such an investment. See "PLAN OF DISTRIBUTION - Suitability of Investors."

        Eligible employees and Directors are restricted as to the number of Units they may purchase in the offering. The maximum number of Units which can be acquired by any employee is that number of whole Units which can be purchased with an amount which does not exceed one-half of the employee's base salary for 1995. Each Director of UNIT may subscribe for a maximum of 150 Units (maximum investment of $150,000). At December 21, 1994 there were approximately 101 Directors and employees eligible to purchase Units.

        Eligible employees and Directors may acquire Units through a corporation or other entity in which all of the beneficial interests are owned by them or permitted assignees (see "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -Transferability of Interests"); provided that such employees or Directors will be jointly and severally liable with such entity for payment of the Capital Subscription.

        If all eligible employees and Directors subscribed for the maximum number of Units, the Units would be oversubscribed. In that event, Units would be allocated among the respective subscribers in the proportion that each subscription amount b ears to total subscriptions obtained.

        No employee is obligated to purchase Units in order to remain in the employ of UNIT, and the purchase of Units by any employee will not obligate UNIT to continue the employment of such employee. Units may be subscribed for by the spouse or a trust for the minor children of eligible employees and Directors.

Payment for Units; Delinquent Installment

        The Capital Subscriptions of the Limited Partners will be payable either (i) in four equal Installments, the first of such Installments being due on March 15, 1995 and the remaining three of such Installments being due on June 15, 1995, September 15, 1995 and December 15, 1995, respectively, or (ii) by employees so electing in the space provided on the Subscription Agreement, through equal deductions from 1995 salary paid to the employee by the General Partner, UNIT or its subsidiaries commencing immediately after formation of the Partnership. If an employee or Director who has subscribed for Units (either directly or through a corporation or other entity) ceases to be employed by or a Director of the General Partner, UNIT or any o f its subsidiaries for any reason other than death, disability or Normal Retirement prior to the time the full amount of all Installments not waived by the General Partner as described below are due, then the due date for any such unpaid Installments shall be accelerated so that the full amount of his or her unpaid Capital Subscription will be due and payable on the effective date of such termination.

        Each Installment will be a legally binding obligation of the Limited Partner and any past due amounts will bear interest at an annual rate equal to two percentage points in excess of the prime rate of interest of Bank of Oklahoma, N.A., Tulsa , Oklahoma; provided, however, that if the General Partner determines that the total Aggregate Subscription is not required to fund the Partnership's business and operations, then the General Partner may, at its sole option, elect to release the Limited Partners from their obligation to pay one or more Installments. If the General Partner elects to waive the payment of an Installment, it will notify all Limited Partners promptly in writing of its decision and will, to the extent required, amend the certificate of limited partnership and any other relevant Partnership documents accordingly. It is currently anticipated that the total Aggregate Subscription will be required, however, to fund the Partnership's business and operations.

        In the event a Limited Partner fails to pay any Installment when due and the General Partner has not released the Limited Partners from their obligation to pay such Installment, then the General Partner, at its sole option and discretion, may elect to purchase the Units of such defaulting Limited Partner at a price equal to the total amount of the Capital Contributions actually paid into the Partnership by such defaulting Limited Partner, less the amount of any Partnership distributions that may have been received by him or her. Such option may be exercised by the General Partner by written notice to the Limited Partner at any time after the date that the unpaid Installment was due and will be deemed exercised when the amount of the purchase price is first tendered to the defaulting Limited Partner. The General Partner may, in its discretion, accept payments of delinquent Installments not waived by it but will not be required to do so.

        In the event that the General Partner elects to purchase the Units of a defaulting Limited Partner, it must pay into the Partnership the amount of the delinquent Installment (excluding any interest that may have accrued thereon) and pay each additional Installment, if any, payable with respect to such Units as it becomes due. By virtue of such purchase, the General Partner will be allocated all Partnership Revenues, be charged with all Partnership costs and expenses attributable to such Units and will enjoy the same rights and obligations as other Limited Partners, except the General Partner will have unlimited liability.

Right of Presentment

        After December 31, 1996, and annually thereafter, Limited Partners will have the right to present their Units to the General Partner for purchase. The General Partner will not be obligated to purchase more than 20% of the then outstanding Units in any one calendar year. The purchase price to be paid for the Units of any Limited Partner presenting them for purchase will be based on the net asset value of the Partnership which shall be equal to:

        (1) The value of the proved reserves attributable to the Partnership Properties, determined as set forth below; plus

        (2) The estimated salvage value of tangible equipment installed on Partnership Wells less the costs of plugging and abandoning the wells, both discounted at the rate utilized to determine the value of the Partnership's reserves as set forth below; plus

        (3) The lower of cost or fair market value of all Partnership Properties to which proved reserves have not been attributed but which have not been condemned, as determined by an independent petroleum engineering firm or the General Partner, as the case may be; plus

        (4)     Cash on hand; plus

        (5) Prepaid expenses and accounts receivable (less a reasonable reserve for doubtful accounts); plus

        (6) The estimated market value of all other Partnership assets not included in (1) through (5) above, determined by the General Partner; MINUS

        (7) An amount equal to all debts, obligations and other liabilities of the Partnership.

The price to be paid for each Limited Partner's interest of the net asset value will be his or her proportionate share of such net asset value less 75% of the amount of any distributions received by him or her which are attributable to the sales of t he Partnership production since the date as of which the Partnership's proved reserves are estimated.

        The value of the proved reserves attributable to Partnership Properties will be determined as follows:

        (i) First, the future net revenues from the production and sale of the proved reserves will be estimated as of the end of the calendar year in which presentment is made based on an independent engineering firm's report and its estimates of price and cost escalations or, if no report was made, as determined by the General Partner;

        (ii) Next, the future net revenues from the production and sale of proved reserves as determined above will be discounted at an annual rate which is one percentage point higher than the prime rate of interest being charged by the Bank of Oklahoma, N.A., Tulsa, Oklahoma, or any success or bank, as of the date such reserves are estimated; and

        (iii) Finally, the total discounted value of the future net revenues from the production and sale of proved reserves will be reduced by an additional 25% to take into account the risks and uncertainties associated with the production and sale of the reserves and other unforeseen uncertainties.

        A Limited Partner who elects to have his Units purchased by the General Partner should be aware that estimates of future net recoverable reserves of oil and gas and estimates of future net revenues to be received therefrom are based on a great many factors, some of which, particularly future prices of production, are usually variable and uncertain and are always determined by predictions of future events. Accordingly, it is common for the actual production and revenues received to vary from earlier estimates. Estimates made in the first few years of production from a property will be based on relatively little production history and will not be as reliable as later estimates based on longer production history. As a result of all the foregoing, reserve estimates and estimates of future net revenues from production may vary from year to year.

        This right of presentment may be exercised by written notice from a Limited Partner to the General Partner. The sale will be effective as of the close of business on the last day of the calendar year in which such notice is given or, at the General Partner's election, at 7:00 A.M. on the following day. Within 120 days after the end of the calendar year, the General Partner will furnish each Limited Partner who gave such notice during the calendar year a statement showing the cash purchase price which would be paid for the Limited Partner's interest as of December 31 of the preceding year, which statement will include a summary of estimated reserves and future net revenues and sufficient material to reveal how the purchase price was determined. The Limited Partner must, within 30 days after receipt of such statement, reaffirm his or her election to sell to the General Partner.

        As noted above, the General Partner will not be obligated to purchase in any one calendar year more than 20% of the Units in the Partnership then outstanding. Moreover, the General Partner will not be obligated to purchase any Units pursuant to such right if such purchase, when added to the total of all other sales, exchanges, transfers or assignments of Units within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code or would cause the Partnership to lose its status as a partnership for federal income tax purposes. If more than the number of Units which may be purchased are tendered in any one year, the Limited Partners from whom the Units are to be purchased will be determined by lot. Any Units presented but not purchased with respect to one year will have priority for such purchase the following year.

        The General Partner does not intend to establish a cash reserve to fund its obligation to purchase Units, but will use funds provided by its operations or borrowed funds (if available), using its assets (including such Units purchased or to b e purchased from Limited Partners) as collateral to fund such obligations. However, there is no assurance that the General Partner will have sufficient financial resources to discharge its obligations.

Rollup or Consolidation of Partnership

        The Agreement provides that two years or more after the Partnership has completed substantially all of its property acquisition, drilling and development operations, the General Partner may, without the vote, consent or approval of the Limited Partners, cause all or substantially all of the oil and gas properties and other assets of the Partnership to be sold, assigned or transferred to, or the Partnership merged or consolidated with, another partnership or a corporation, trust or other entity for the purpose of combining the assets of two or more of the oil and gas partnerships formed for investment or participation by employees, directors and/or consultants of UNIT or any of its subsidiaries; provided, however, that the valuation of the oil and gas properties and other assets of all such participating partnerships for purposes of such transfer or combination shall be made on a consistent basis and in a manner which the General Partner and UNIT believe is fair and equitable to the Limited Partners. As a consequence of any such transfer or combination, the Partnership shall be dissolved and terminated and the Limited Partners shall receive partnership interests, stock or other equity interests in the transferee or resulting entity. Any such action will cause the Limited

Partners' attributable interest in the Partnership Properties to be diluted but it will also provide them with attributable interests in the properties and other assets of the other partnerships participating in the consolidation. It also may reduce somewhat the amount of their attributable shares of the direct and indirect costs of administering the Partnership. However, there may be certain adverse tax consequences resulting from such a transaction. See "RISK FACTORS - Investment Risks - Roll-Up or Consolidation of Partnership."


                          ADDITIONAL FINANCING

        The General Partner will use its best efforts, consistent with Partnership objectives, to acquire Productive properties and complete the Partnership's drilling and development operations before the Aggregate Subscription has been fully expend ed or committed. However, funds in addition to the Aggregate Subscription may be required to pay costs and expenses which are chargeable to the Limited Partners. In those instances described below, the General Partner may call for Additional Assessments or may apply Partnership Revenue allocable to the Limited Partners in payment and satisfaction of such costs or the General Partner may, but shall not be required to, fund the deficiency with Partnership borrowings to be repaid with Partnership Revenue.

Additional Assessments

        When the Aggregate Subscription has been fully expended or committed, the General Partner may make one or more calls for any portion or all of the maximum Additional Assessments of $100 per Unit. However, no Additional Assessments may be required before the General Partner's Minimum Capital Contribution has been fully expended. Such assessments may be used to pay the Limited Partners' share of the Drilling Costs, Special Production and Marketing Costs or Leasehold Acquisition Costs of Productive properties which are chargeable to the Limited Partners. The amount of the Additional Assessment so called shall be due and payable on or before such date as the General Partner may set in such call, which in no event will be earlier than thirty (30) days after the date of mailing of the call. The notice of the call for Additional Assessments will specify the amount of the assessment being required, the intended use of such funds, the date on which the contributions are payable and describe the consequences of nonpayment. Although the Limited Partners who do not respond will participate in production, if any, obtained from operations conducted with the proceeds from the aggregate Additional Assessments paid into the Partnership, the amount of the unpaid Additional Assessment shall bear interest at the annual rate equal to two (2) percentage points in excess of the prime rate of interest of Bank of Oklahoma, N.A., Tulsa, Oklahoma, or successor bank, as announced and in effect from time to time, until paid. The Partnership will have a lien on the defaulting Limited Partner's interest in the Partnership and the General Partner may retain Partnership Revenue otherwise available for distribution to the defaulting Limited Partner until an amount equal to the unpaid Additional Assessment and interest is received. Furthermore, the General Partner may satisfy such lien by proceeding with legal action to enforce the lien and the defaulting Limited Partner shall pay all expenses of collection, including interest, court costs and a reasonable attorney's fee.

Prior Programs

        In the prior employee programs conducted by UNIT or the General Partner in each of the years 1984 through 1994, Additional Assessments could be called for as provided herein. At September 30, 1994, there had been no calls for Additional Assessments in such programs. There can be no assurance, however, that Additional Assessments will not be required to pay Partnership costs.

Partnership Borrowings

        At any time after the General Partner's Minimum Capital Contribution has been fully expended, the General Partner may cause the Partnership to borrow funds for the purpose of paying Drilling Costs, Special Production and Marketing Costs or Leasehold Acquisition Costs of Productive properties, which borrowings may be secured by interests in the Partnership Properties and will be repaid, including interest accruing thereon, out of Partnership Revenue.
The General Partner may, but is not required to, advance funds to the Partnership for the same purposes for which Partnership borrowings are authorized. With respect to any such advances, the General Partner will receive interest in an amount equal to the lesser of the interest which would be charged to the Partnership by unrelated banks on comparable loans for the same purpose or the General Partner's interest cost with respect to such loan, where it borrows the same. No financing charges will be levied by the General Partner in connection with any such loan. If Partnership borrowings secured by interests in the Partnership Wells and repayable out of Partnership Revenue cannot be arranged on a basis which, in the opinion of the General Partner, is fair and reasonable, and the entire sum required to pay such costs is not available from Partnership Revenue, the General Partner may dispose of some or all of the Partnership Properties upon which such operations were to be conducted by sale, farm-out or abandonment.

        If the Partnership requires funds to conduct Partnership operations during the period between any of the Installments due from the Limited Partners, then, notwithstanding the foregoing, the General Partner shall advance funds to the Partnership in an amount equal to the funds then required to conduct such operations but in no event more than the total amount of the Aggregate Subscription remaining unpaid. With respect to any such advances, the General Partner shall receive no interest t hereon and no financing charges will be levied by the General Partner in connection therewith. The General Partner shall be repaid out of the Installments thereafter paid into the capital of the Partnership when due.

        The Partnership may attempt to finance any expenses in excess of the Partners' Capital Subscriptions by the foregoing means and any other means which the General Partner deems in the best interests of the Partnership, but the Partnership's in ability to meet such costs could result in the deferral of drilling operations or in the inability to participate in future drilling or in non-consent penalties pursuant to which co-owners of particular working interests recover several times the amount which would have been funded by the Partnership in accordance with its ownership interest before the Partnership would participate in revenues.

        The use of Partnership Revenue allocable to the Limited Partners to pay Partnership costs and expenses and to repay any Partnership borrowings will mean that such revenue will not be available for distribution to the Limited Partners. Nonetheless, the Limited Partners may be incurring income tax liability by virtue of that revenue and, thus, may not receive distributions from the Partnership in amounts necessary to pay such income tax. However, the use of such revenue to pay Partnership costs and expenses may generate additional deductions for the Limited Partners.


                           PLAN OF DISTRIBUTION

        Units will be offered privately only to select persons who can demonstrate to the General Partner that they have both the economic means and investment expertise to qualify as suitable investors. It is anticipated that the Units will be offered and sold by the officers and directors of UPC or UNIT, except that in states which require participation by a registered broker-dealer in the offer and sale of securities the Units will be offered through such broker-dealer as may be selected by the General Partner. Such broker-dealer's activities in connection with the offering of interests in the Partnership will be limited solely to such activities as are technically required by state laws with respect to the offer of securities by brokers or dealers. Such broker-dealer will not receive any fees or sales commission but will be reimbursed for actual out-of-pocket expenses. Such expenses will be part of the organizational costs to be paid by the General Partner.

Suitability of Investors

        Subscriptions should be made only by appropriate persons who can reasonably benefit from an investment in the Partnership. In this regard, a subscription will generally be accepted only from a person who can represent that such person has (o r in the case of a husband and wife, acting as joint tenants, tenants in common or tenants in the entirety, that they have) a net worth, including home, furnishings and automobiles, of at least five times the amount of his or her Capital Subscription , and estimates that such person will have during the current year adjusted gross income in an amount which will enable him or her to bear the economic risks of his or her investment in the Partnership. Such person must also demonstrate that he or s he has sufficient investment experience and expertise to evaluate the risks and merits of an investment in the Partnership.

        Participation in the Partnership is intended only for those persons willing to assume the risk of a speculative, illiquid, long-term investment. Entitlement to and maintenance of the exemptions from registration provided by Sections 3(b) and /or 4(2) of the Securities Act of 1933, as amended, require the imposition of certain limitations on the persons to whom offers may be made, and from whom subscriptions may be accepted. Therefore, this offering is limited to persons who, by virtue o f investment acumen or financial resources, satisfy the General Partner that they meet suitability standards consistent with the maintenance and preservation of the exemptions provided by Sections 3(b) and/or 4(2) and by the applicable rules and regulations of the Securities and Exchange Commission, as well as those contained herein and in the Subscription Agreement. Persons offering interests shall sufficiently inquire of a prospective investor to be reasonably assured that such investor meets such acceptable standards. Suitability standards may also be imposed by the regulatory authorities of the various states in which interests may be offered.


                       RELATIONSHIP OF THE PARTNERSHIP,
                      THE GENERAL PARTNER AND AFFILIATES

        The following diagram depicts the primary relationships among the Partnership, the General Partner and certain of its affiliates.

                               UNIT CORPORATION
         |---------------------------|-----------------------|
         |                           |                       |
|--------|---------|        |--------|--------|   |----------|-----------|
|  Unit Petroleum  |        |  Unit Drilling  |   |   Mountain Front     |
|                  |        |                 |   |                      |
|     Company      |        |      Company    |   |Pipeline Company, Inc.|
|--------|---------|        |-----------------|   |----------------------|
         |
         |-----------General Partner
         |
|--------|--------------|
|   Unit 1995 Employee  |
|   Oil & Gas Limited   |
|      Partnership      |
|                       |
|--------|--------------|
         |-----------Limited Partners
         |
|--------|-------------|
|  Eligible Employees  |
|        and           |
|     Directors        |
|----------------------|

                              PROPOSED ACTIVITIES

General

        The Partnership will, with certain limited exceptions, participate in all of UNIT's or UPC's oil and gas activities commenced during 1995. The Partnership will acquire 5% of essentially all of UNIT's interest in such activities. The activities will include (i) participating as a joint working interest owner with UNIT or UPC in any producing leases acquired and in any wells commenced by UNIT or UPC other than as a general partner in a drilling or income program during 1995 and (ii) serving as a co-general partner in any drilling or income programs, or both, formed by the General Partner or UNIT during 1995.

        Acquisition of Properties and Drilling Operations. The Partnership will participate, to the extent of 5% of UPC or UNIT's final interest in each well, as a fractional working interest holder in any producing leases acquired and in any drilling operations conducted by UPC or UNIT for its own account which are acquired or commenced, respectively, from January 1, 1995, or the time of the formation of the Partnership if subsequent to January 1, 1995, until December 31, 1995, except for well s, if any:

        (i)     drilled outside the 48 contiguous United States;

        (ii) drilled as part of secondary or tertiary recovery operations which were in existence prior to formation of the Partnership;

        (iii) drilled by third parties under farm-out or similar arrangements with UNIT or the General Partner or whereby UNIT or the General Partner may be entitled to an overriding royalty, reversionary or other similar interest in the production from such wells but is not obligated to pay any of the Drilling Costs thereof;

        (iv) acquired by UNIT or the General Partner through the acquisition by UNIT or the General Partner of, or merger of UNIT or the General Partner with, other companies; or

        (v) with respect to which the General Partner does not believe that the potential economic return therefrom justifies the costs of participation by the Partnership.

Instances referred to in (v) could occur when UNIT or one of its subsidiaries agrees to participate in the ownership of a prospect for its own account in order to obtain the contract to drill the well thereon. There may be situations where the potential economic return of the well alone would not be sufficient to warrant participation by UNIT but when considered in light of the revenues expected to be realized as a result of the drilling contract, such participation is desirable from UNIT's standpoint. However, in such a situation, the Partnership would not be entitled to any of the revenues generated by the drilling contract so its participation in the well would not be desirable.

        For these purposes, the drilling of a well will be deemed to have commenced on the "spud date," i.e., the date that the drilling rig is set up and actual drilling operations are commenced. Any clearing or other site preparation operations will not be considered part of the drilling operations for these purposes.

        Participation in Drilling or Income Programs. Except for certain limited exceptions it is anticipated that the Partnership will participate with UPC or UNIT as a co-general partner of any drilling or income programs, or both, formed by UPC o r UNIT and its affiliates during 1995. The Partnership will be charged with 5% of the total costs and expenses charged to the general partners and allocated 5% of the revenues allocable to the general partners in any such program and UPC or UNIT will be charged with the remaining 95% of the general partners' share of costs and expenses and allocated the remaining 95% of the general partners' share of program revenues.

        UNIT or its affiliates formed drilling programs for outside investors from 1979 through 1984. In 1987, the Unit 1986 Energy Income Limited Partnership (the "1986 Energy Program") was formed primarily to acquire interests in producing oil and gas properties. See "PRIOR ACTIVITIES". All of the programs were formed as limited partnerships and interests in all of the programs other than the Unit 1979 Oil and Gas Program and the 1986 Energy Program were offered in registered public offerings. The 1979 Program and 1986 Energy Program were offered privately to a limited number of sophisticated investors.

        No drilling or income programs for third party investors were formed in 1994. However UNIT may form such drilling or income programs during 1995. If such a program is formed, there would be only one or two such programs and they probably would be privately offered. The precise revenue and cost sharing format of any such programs has not been determined.

        The cost and revenue sharing provisions of virtually all drilling programs offered to third parties generally require the limited partners or investors to bear a somewhat higher percentage of the program's drilling and development costs than the percentage of program revenues to which they are entitled. Likewise, the general partners will normally receive a higher percentage of revenues than the percentage of drilling and development costs which they are required to pay. The difference in these percentages is often referred to as the general partners' "promote". Any drilling program which UNIT or UPC may form in 1995 for outside investors is expected to have some amount of "promote" for the general partner(s).

        Any income program may use the same or a similar format as that used for the 1986 Partnership. In the 1986 Partnership, virtually all partnership costs and expenses other than property acquisition costs are allocated to the partners in the same percentages that partnership revenue is being shared at the time such expenses are incurred, with property acquisition costs and certain other expenses being charged 85% to the accounts of the limited partners and 15% to the accounts of the general partners. Partnership revenue in the 1986 Partnership is allocated 85% to the limited partners' accounts and 15% to the general partners' accounts until program payout (as defined in the agreement of limited partnership for the 1986 Partnership). After program payout, the percentages of partnership revenue allocable to the respective accounts of the partners depend upon the length of the period during which program payout occurs and range from 60% to the limited partners' accounts and 40% t o the general partners' accounts to 85% to the limited partners' accounts and 15% to the general partners' accounts.

        As co-general partners of any drilling or income programs that may be formed by UNIT and/or UPC during 1995 and participated in by the Partnership, UNIT and/or UPC and the Partnership will share the costs, expenses and revenues allocable to t he general partners on a proportionate basis, 95% for the account of UNIT and/or UPC and 5% for the account of the Partnership. The Partnership will not receive any portion of any management fees payable to the general partners nor any fees or payments for supervisory services which UNIT or UPC may render to such programs as operator of program wells or other fees and payments which UNIT or UPC may be entitled to receive from such programs for services rendered to them or goods, materials, equipment or other property sold to them.

        Extent and Nature of Operations. Although the General Partner maintains a general inventory of prospects, it cannot predict with certainty on which of those prospects wells will be started during 1995 nor can it predict what producing proper ties, if any, will be acquired by it during 1995. Further, since the General Partner anticipates that the Partnership will acquire a small interest (either directly or through any drilling or income programs of which it or UNIT serves as a general partner) in approximately 30 to 70 wells (however, the exact number of wells may vary greatly depending on the actual activity undertaken), it would be impractical to describe in any detail all of the properties in which the Partnership can be expected to acquire some interest.

        The Partnership's drilling and development operations are expected to include both Exploratory Wells and comparatively lower-risk Development Wells. Exploratory Wells include both the high-risk "wildcat" wells which are located in areas substantially removed from existing production and "controlled" Exploratory Wells which are located in areas where production has been established and where objective horizons have produced from similar geological features in the vicinity. Based on UNIT 's historical profile of its drilling operations, it is presently anticipated that the portion of the Aggregate Subscription expended for Partnership drilling operations (see "APPLICATION OF PROCEEDS") will be spent approximately 6% on Exploratory Wells and 94% on Development Wells. However, these percentages may vary significantly.

        Certain of the Partnership's Development Wells may be drilled on prospects on which initial drilling operations were conducted by the General Partner or UNIT prior to the formation of the Partnership. Further, certain of the Partnership Well s will be drilled on prospects on which the General Partner, UNIT or possibly future employee programs may conduct additional drilling operations in years subsequent to 1995. In either instance, the Partnership will have an interest only in those wells begun in 1995 and will have no rights in production from wells commenced in years other than 1995 even though such other wells may be located on prospects or spacing units on which Partnership Wells have been drilled. Furthermore, it is possible that in years subsequent to 1995, UNIT, UPC or possibly future employee programs will acquire additional interests in wells participated in by the Partnership. In such event the Partnership will generally not be entitled to share in the acquisition of such additional interests. With respect to the acquisition of producing properties, UNIT will endeavor to diversify its investments by acquiring properties located in differing geographic locations and by balancing its investments between proper ties having high rates of production in early years and properties with more consistent production over a longer term. See "CONFLICTS OF INTERESTS - Acquisition of Properties and Drilling Operations."

Partnership Objectives

        The Partnership is being formed to provide eligible employees and directors the opportunity to participate in the oil and gas exploration and producing property acquisition activities of UNIT during 1995. UNIT hopes that participation in the Partnership will provide the participants with greater proprietary interests in its operations and the potential for realizing a more direct benefit in the event these operations prove to be profitable. The Partnership has been structured to achieve the objective of providing the Limited Partners with essentially the same economic returns that UNIT realizes from the wells drilled or acquired during 1995.

Areas of Interest

        The Agreement authorizes the Partnership to engage in oil and gas exploration, drilling and development operations and to acquire producing oil and gas properties anywhere in the United States, but the areas presently under consideration are located in the states of Oklahoma, Texas, Kansas, Arkansas, Colorado, Montana, North Dakota and Wyoming. It is possible that the Partnership may drill in inland waterways, riverbeds, bayous or marshes but no drilling in the open seas will be attempt ed. Plans to conduct drilling and development operations or to acquire producing properties in certain of these states may be abandoned if attractive prospects cannot be obtained upon satisfactory terms or if the Partnership is not fully subscribed.

Transfer of Properties

        In the case of wells drilled or producing properties acquired by the Partnership and UPC or UNIT for their own accounts and not through another drilling or income program, the Partnership will acquire from UPC or UNIT a portion of the fractional undivided working interest in the properties or portions thereof comprising the spacing unit on which a proposed Partnership Well is to be drilled or on which a producing Partnership Well is located, and UPC or UNIT will retain for its own account all or a portion of the remainder of such working interest. Such working interests will be sold to the Partnership for an amount equal to the Leasehold Acquisition Costs attributable to the interest being acquired. Neither UNIT nor its affiliates will retain any overrides or other burdens on the working interests conveyed to the Partnership, and the respective working interests of UPC or UNIT and the Partnership in a property will bear their proportionate shares of costs and revenues.

        The Partnership's direct interest in a property will only encompass the area included within the spacing unit on which a Partnership Well is to be drilled or on which a producing Partnership Well is located, and, in the case of a Partnership Well to be drilled, it will acquire that interest only when the drilling of the well is ready to commence. If the size of a spacing unit is ever reduced, or any subsequent well in which the Partnership has no interest is drilled thereon, the Partner ship will have no interest in any additional wells drilled on properties which were part of the original spacing unit unless such additional wells are commenced during 1995. If additional interests in Partnership Wells are acquired in years subsequent to 1995 the

Partnership will generally not be entitled to participate or share in the acquisition of such additional interests. In addition, if the Partnership Well drilled on a spacing unit is dry or abandoned, the Partnership will not have an interest in any subsequent or additional well drilled on the spacing unit unless it is commenced during 1995. The Partnership will never own any significant amounts of undeveloped properties or have an occasion to sell or farm out any undeveloped Partnership Properties.

        Transfers of properties to any drilling or income programs of which the Partnership serves as a general partner will be governed by the provisions of the agreement of limited partnership in effect with respect thereto. If any such program is to be offered publicly, those provisions will have to be consistent with the provisions contained in the Guidelines for the Registration of Oil and Gas Programs adopted by the North American Securities Administrators Association, Inc.

Record Title to Partnership Properties

        Record title to the Partnership Properties will be held by the Partnership or held in the name of a nominee for the Partnership under a form of nominee agreement to be entered into between the nominee and the Partnership. Under the form of nominee agreement, the nominee will disclaim any beneficial interest in the Partnership Properties held as nominee for the Partnership.

Marketing of Reserves

        The General Partner has the authority to market the oil and gas production of the Partnership. In this connection, it may execute on behalf of the Partnership division orders, contracts for the marketing or sale of oil, gas or other hydrocarbons or other marketing agreements. Sales of the oil and gas production of the Partnership will be to independent third parties or to the General Partner or its affiliates (see "CONFLICTS OF INTEREST").

Conduct of Operations

        The General Partner will have full, exclusive and complete discretion and control over the management, business and affairs of the Partnership and will make all decisions affecting the Partnership Properties. To the extent that Partnership funds are reasonably available, the General Partner will cause the Partnership to (1) test and investigate the Partnership Properties by appropriate geological and geophysical means, (2) conduct drilling and development operations on such Partnership Properties as it deems appropriate in view of such testing and investigation, (3) attempt completion of wells so drilled if in its opinion conditions warrant the attempt and (4) properly equip and complete productive Partnership Wells. The General Partner will also cause the Partnership's productive wells to be operated in accordance with sound and economical oil and gas recovery practices.

        The General Partner will operate certain drilling and productive wells on behalf of the Partnership in accordance with the terms of the Agreement (see "COMPENSATION"). In those cases, execution of separate operating agreements will not be necessary unless third party owners are involved, e.g., fractional undivided interest Partnership Properties and Partnership Properties that are pooled or unitized with other properties owned by third parties. In such cases, and in all cases where Partnership Properties are operated by third parties, the General Partner will, where appropriate, make or cause to be made and enter into operating agreements, pooling agreements, unitization agreements, etc., in the form in general use in the area where the affected property is located. The General Partner is also authorized to execute production sales contracts on behalf of the Partnership.


                          APPLICATION OF PROCEEDS

        The Aggregate Subscription will be used to pay costs and expenses incurred in the operations of the Partnership which are chargeable to the Limited Partners. The organizational costs of the Partnership and the offering costs of the Units will be paid by the General Partner.

        If all 500 Units offered hereby are sold, the proceeds to the Partnership would be $500,000. If the minimum 50 Units are sold, the proceeds to the Partnership would be $50,000. The General Partner estimates that the gross proceeds will be expended as follows:

                                         $500,000 Program     $50,000 Program
                                         ----------------    ----------------
                                         Percent   Amount    Percent   Amount

Leasehold Acquisition Costs
  of Properties to Be Drilled..             5%   $ 25,000       5%    $ 2,500
Drilling Costs of Exploratory
  Wells........................             5%     25,000       5%      2,500
Drilling Costs of Develop-
  ment Wells...................            70%    350,000      70%     35,000
Leasehold Acquisition Costs
  of Productive Properties.....            20%    100,000      20%     10,000

        Total.....................        100%   $500,000     100%    $50,000

        The foregoing allocation between Drilling Costs and Leasehold Acquisition Costs is solely an estimate and the actual percentages may vary materially from this estimate. Funds otherwise available for drilling Exploratory Wells will be reduced to the extent that such funds are used in conducting development operations in which the Partnership participates. If only the minimum Aggregate Subscription of $50,000 is received, the percentage interest owned in each property will have to be reduced.

        Until Capital Contributions are invested in the Partnership's operations, they will be temporarily deposited, with or without interest, in one or more bank accounts of the Partnership or invested in short-term United States government securities, money market funds, bank certificates of deposit or commercial paper rated as "A1" or "P1" as the General Partner deems advisable. Partnership funds other than Capital Contributions may be commingled with the funds of the General Partner or UNIT.

                     PARTICIPATION IN COSTS AND REVENUES

        All costs of organizing the Partnership and offering Units therein will be paid by the General Partner. All costs incurred in the offering and syndication of any drilling or income program formed by UPC or UNIT and its affiliates during 1995 in which the Partnership participates as a co-general partner will also be paid by the General Partner. All other Partnership costs and expenses will be charged 99% to the Limited Partners and 1% to the General Partner until such time as the Aggregate Subscription has been fully expended. Thereafter and until the General Partner's Minimum Capital Contribution has been fully expended, all of such costs and expenses will be charged to the General Partner. After the General Partner's Minimum Capital Contribution has been fully expended, such costs and expenses will be charged to the respective accounts of the General Partner and the Limited Partners on the basis of their respective Percentages (see "GLOSSARY").

        All Partnership Revenues will be allocated between the General Partner and the Limited Partners on the basis of their respective Percentages.

        The General Partner's Minimum Capital Contribution will be determined as of December 31, 1995 and will be an amount equal to:

        (a) all costs and expenses previously charged to the General Partner as of that date, plus

        (b) the General Partner's good faith estimate of the additional amounts that it will have to contribute in order to fund the Leasehold Acquisition Costs and Drilling Costs expected to be incurred by the Partnership after that date.

The respective Percentages of the General Partner and the Limited Partners will then be determined as of December 31, 1995 based on the relative contributions of the Partners previously made and expected to be made in the future during the remainder of the Partnership's property acquisition and drilling phases. See "GLOSSARY - General Partner's Minimum Capital Contribution", "General Partner's Percentage" and " Limited Partners' Percentage." If the General Partner's estimate of future Leasehold Acquisition Costs and Drilling Costs proves to be lower than the actual amount of such costs and expenses, the excess amounts will be charged to the Partners on the basis of their respective Percentages and the Limited Partners' share will be paid out of their share of Partnership Revenues, Additional Assessments required of them or the proceeds of Partnership borrowings. See "ADDITIONAL FINANCING." If the General Partner's estimate of such costs and expenses proves to be higher than the actual costs and expenses, the General Partner will continue to bear Partnership costs and expenses that would otherwise have been chargeable to the Limited Partners until the total Partnership costs and expenses charged to it (including, without limitation, offering and organizational costs, Operating Expenses, general and administrative overhead costs and reimbursements and Special Production and Marketing Costs as well as Leasehold Acquisition Costs and Drilling Costs) since the formation of the Partnership equals the General Partner's Minimum Capital Contribution. In addition to actual contributions of cash or properties, any Partner will be deemed to have contributed amounts of Partnership Revenues allocated to it which are used to pay its share of Partnership costs and expenses.

        The following table presents a summary of the allocation of Partnership costs, expenses and revenues between the General Partner and the Limited
Partners:

                                                  General        Limited
COSTS AND EXPENSES                                Partner       Partners
                                                 --------       --------
 .      Organizational and offering costs
        of the Partnership and any drilling
        or income programs in which the
        Partnership participates as a
        co-general partner                          100%             0%

 .      All other Partnership Costs and
        Expenses:

         .      Prior to time Limited Partner
                Capital Contributions are
                entirely expended                     1%            99%

         .      After expenditure of Limited
                Partner Capital Contributions
                and until expenditure of
                General Partner's Minimum
                Capital Contribution                100%             0%

         .      After expenditure of General    General Part    Limited Part
                Partner's Minimum Capital       ner's Per-      ners' Per-
                Contribution                    centage         centage

REVENUES                                        General Part    Limited Part
                                                ner's Per-      ners' Per-
                                                centage         centage


                               COMPENSATION

Supervision of Operations

        It is anticipated that the General Partner will operate most, if not all, Partnership Properties during the drilling of Partnership Wells and most, if not all, productive Partnership Wells. For the General Partner's services performed as operator, the Partnership will compensate the General Partner its pro rata portion of the compensation due to the General Partner under the operating agreements, if any, in effect with respect to such wells or, if none is in effect for such wells, at rates no higher than those normally charged in the same or a comparable geographic area by non-affiliated persons or companies dealing at arm's length.

        That portion of the General Partner's general and administrative overhead expense that is attributable to its conduct of the actual and necessary business, affairs and operations of the Partnership will be reimbursed by the Partnership out of Partnership Revenue. The General Partner's general and administrative overhead expenses are determined in accordance with industry practices. The costs and expenses to be allocated include all customary and routine legal, accounting, geological, engineering, travel, office rent, telephone, secretarial, salaries, data processing, word processing and other incidental reasonable expenses necessary to the conduct of the Partnership's business and generated by the General Partner or allocated to it by UNIT, but will not include filing fees, commissions, professional fees, printing costs and other expenses incurred in forming the Partnership or offering interests therein. The amount of such costs and expenses to be reimbursed with respect to any particular period will be determined by allocating to the Partnership that portion of the General Partner's total general and administrative overhead expense incurred during such period which is equal to the ratio of the Partnership's total expenditures compared to the total expenditures by the General Partner for its own account. The portion of such general and administrative overhead expense reimbursement which is charged to the Limited Partners may not exceed an amount equal to 3% of the Aggregate Subscription during the first 12 months of the Partnership's operations, and in each succeeding twelve-month period, the lesser of (a) 2% of the Aggregate Subscription and (b) 10% of the total Partnership Revenue realized in such twelve-mo nth period. Administrative expenses incurred directly by the Partnership, or incurred by the General Partner on behalf of the Partnership and reimbursable to the General Partner, such as legal, accounting, auditing, reporting, engineering, mailing a nd other such fees, costs and expenses are not considered a part of the general and administrative expense reimbursed to the General Partner and the amounts thereof will not be subject to the limitations described in the preceding sentence.

Purchase of Equipment and Provision of Services

        UNIT, through its subsidiary Unit Drilling Company, will probably perform significant drilling services for the Partnership. In addition, UNIT has a subsidiary which owns and operates natural gas gathering systems, salt water disposal system s and natural gas processing plants and such subsidiary may perform services for the Partnership and may purchase a portion of the Partnership's oil or gas production.

        These persons are in the business of supplying such equipment and services to non-affiliated parties in the industry and any such equipment and such services will be acquired or provided at prices or rates no higher than those normally charge d in the same or comparable geographic area by non-affiliated persons or companies dealing at arms' length. Production purchased by any affiliate of UNIT will be for prices which are not less than the highest posted price (in the case of crude oil) or prevailing price (in the case of natural gas) in the same field or area.

        UNIT or one of its affiliates may provide other goods or services to the Partnership in which event the compensation received therefor will be subject to the same restrictions and conditions described above and under "CONFLICTS OF INTEREST" below.

Prior Programs

        UNIT was formed in 1986 in connection with a major reorganization and recapitalization whereby UNIT acquired all of the assets and liabilities of all of the limited partnerships formed by UNIT's predecessor, Unit Drilling and Exploration Comp any ("UDEC"), during the period of 1980 through 1983 in exchange for shares of UNIT's common stock and UDEC was merged with a wholly owned subsidiary of UNIT whereby UDEC was the surviving corporation and thereby became a wholly owned subsidiary of U NIT. UNIT has conducted one oil and gas program since the date of its formation, the 1986 Energy Program. The 1986 Energy Program was formed on June 12, 1987 with total subscriptions of one million dollars. The Unit 1986 Employee Oil and Gas Limit ed Partnership is a co-general partner with Unit Petroleum Company of the 1986 Energy Program. Direct compensation charged to or paid by the partnerships and earned by the General Partners for their services in connection with these programs through
 September 30, 1994, is set forth below.

                             Compensation for
                             Supervision and    Reimbursement
                               Operation of      of General          Fees
                              Productive and    Administrative   Received as
                 Management      Drilling        and Overhead     a Drilling
Program            Fee(1)       Wells(2)(3)    Expense(2)(3)(4)  Contractor(2)
- -------          ----------- ----------------  ----------------  -------------
1979..........    $  150,000    $1,431,023      $2,101,363        $1,835,726
1980..........       200,000       261,456       1,345,158         1,810,310
1981..........     1,250,000 (5)   329,695       1,892,568         4,047,260
1981-II.......       450,000       158,406       1,607,706         1,629,201
1982-A........       634,200       521,910       1,688,024         4,110,107
1982-B........       316,650       331,594       1,224,023         4,945,437
1983-A........        50,600       151,289         698,597           695,255
1984..........          --         174,547         584,297           829,503
1984 Employee(*)        --           3,924           5,000            13,452
1985 Employee(*)        --          10,316            --              54,892
1986 Employee(*)        --          23,505            --              59,446
1986 Energy
  Income Fund(**)       --         100,868         553,576            64,945
1987 Employee(*)        --          50,688            --              97,079
1988 Employee(*)        --          93,854            --             112,861
1989 Employee(*)        --          54,536            --             165,436
1990 Employee(*)        --          28,884            --             102,977
1991 Employee.          --         121,363            --             144,722
1992 Employee.          --          25,354            --              14,861
1993 Employee.          --          11,213            --              68,504
Consolidated
   Program(*)           --           9,863            --                --
1994 Employee.          --           3,250            --              29,614
_____________

(*) Effective December 31, 1993, pursuant to an Agreement and Plan of Merger, this employee partnership was merged with and into the Unit Consolidated Employee Oil and Gas Limited Partnership (the "Consolidated Program"), with the latter being the surviving limited partnership. See Prior Activities.

(**) Formed primarily for purposes of acquiring producing oil and gas properties.

        (1) Paid to both UDEC and a prior Key Employee Exploration Fund as general partners. No management fee was payable to UDEC or any of its affiliates by any of the 1984 - 1994 Employee Programs and no management fee is payable by the Partnership to UNIT or any of its affiliates.

        (2)     Paid only to UDEC.

        (3) In the case of compensation for supervision and operation of productive wells and reimbursement of UNIT's general and administrative overhead expense, the general partners generally were charged with and paid a percentage of such amounts equal to the percentage of partnership revenues being allocated to them.

        (4) Although the partnership agreement for each of the 1985-1994 Employee Programs provides that the General Partner is entitled to reimbursement for the general administrative and overhead expenses attributable to each of such programs, the General Partner has to date elected not to seek such reimbursement. However, there can be no assurance that the General Partner will continue to forego such reimbursement in the future.

        (5)     Includes a special allocation of gross revenues totalling
                $500,000.

                               MANAGEMENT

The General Partner

        UNIT was formed in 1986 in connection with a major reorganization and recapitalization whereby UNIT acquired all of the assets and liabilities of all of the limited partnerships formed by UNIT's predecessor, UDEC, during the period of 1980 through 1983 in exchange for shares of UNIT's common stock and UDEC was merged with a wholly owned subsidiary of UNIT whereby UDEC was the surviving corporation and thereby became a wholly owned subsidiary of UNIT.
UPC was incorporated in the State of Oklahoma on February 9, 1984 as Sunshine Development Corporation ("SDC"). On October 8, 1985 pursuant to the terms of a "Stock Purchase Agreement," UDEC purchased all of the issued and outstanding stock of SDC whereby SDC became a wholly owned subsidiary of UDEC. On
February 1, 1988, pursuant to the terms of an "Amended and Restated Certificate of Incorporation", SDC was renamed Unit Petroleum Company.

        UPC's as well as UNIT's, principal office is at 1000 Kensington Tower I, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136 and its telephone number is
(918) 493-7700. UNIT through its various subsidiaries is engaged in the onshore contract drilling of oil and gas wells and in the exploration for and production of oil and gas. Unless the context otherwise requires, references in this Memorandum to UNIT include its predecessor as well as all or any of its subsidiaries.

Officers, Directors and Key Employees

        The Partnership will have no directors or officers. The directors of the General Partner are elected annually and serve until their successors are elected and qualified. Directors of UNIT are elected at the Annual Meeting of Shareholders for a staggered term of three years each, or until their successors are duly elected and qualified. The executive officers of the General Partner are elected by and serve at the pleasure of its Board of Directors. The names, ages and respective posit ions of the directors and executive officers of UNIT are as follows:

        Name                  Age                 Position
        ----                  ---                 --------
  King P. Kirchner             67          Chairman of the Board and
                                             Chief Executive Officer

  John G. Nikkel               59          President, Chief
                                             Operating Officer and
                                             Director

  Philip M. Keeley             53          Senior Vice President,
                                             Exploration and Production

  O. Earle Lamborn             59          Senior Vice President,
                                             Drilling and Director

  Larry D. Pinkston            40          Vice President, Treasurer
                                             and Chief Financial
                                             Officer

  Mark E. Schell               37          Secretary and General
                                             Counsel

  William B. Morgan            50          Director

  Don Cook                     69          Director

  John S. Zink                 66          Director

  John H. Williams             76          Director

  Don Bodard                   74          Director

        The names, ages and respective positions of the directors and executive officers of UPC are as follows:

        Name                  Age                 Position
        ----                  ---                 --------
  John G. Nikkel               59          Chairman of the Board
                                             and President

  Philip M. Keeley             53          Vice President and
                                             Director

  Mark E. Schell               37          Secretary, General Counsel
                                             and Director

  Larry D. Pinkston            40          Treasurer

        Mr. Kirchner, a co-founder of UNIT, has been the Chairman of the Board and a Director since 1963 and was President until November, 1983. Mr. Kirchner is a Registered Professional Engineer within the State of Oklahoma, having received degrees in Mechanical Engineering from Oklahoma State University and in Petroleum Engineering from the University of Oklahoma.

        Mr. Nikkel joined UNIT in 1983 as its President and a Director. From 1976 until January 1982 when he co-founded Nike Exploration Company, Mr. Nikkel was an officer and director of Cotton Petroleum Corporation, serving as the President of that Company from 1979 until his departure. Prior to joining Cotton, Mr. Nikkel was employed by Amoco Production Company for 18 years, last serving as Division Geologist for Amoco's Denver Division. Mr. Nikkel presently serves as President and a Director of Nike Exploration Company. Mr. Nikkel received a Bachelor of Science degree in Geology and Mathematics from Texas Christian University.

        Mr. Lamborn has been actively involved in the oil industry for over 35 years, joining UNIT's predecessor in 1952 when it was a privately-held corporation. He was elected Vice President-Drilling in 1973 and to his present position as Senior V ice President and Director in 1979.

        Mr. Keeley joined UNIT in November, 1983 as Senior Vice President-Exploration and Production. Prior to that time, Mr. Keeley co-founded (with Mr. Nikkel) Nike Exploration Company in January, 1982, and serves as Executive Vice President and a Director of that company. From 1977 until 1982, Mr. Keeley was employed by Cotton Petroleum Corporation, serving first as Manager of Land and from 1979 as Vice President and a Director. Before joining Cotton, Mr. Keeley was employed for four years by Apexco, Inc., as Manager of Land and prior thereto he was employed by Texaco, Inc. for nine years. He received a Bachelor of Arts degree in Petroleum Land Management from the University of Oklahoma.

        Mr. Schell joined UNIT in January of 1987 as its Secretary and General Counsel. From 1979 until joining UNIT, Mr. Schell was Counsel, Vice President and a member of the Board of Directors of C&S Exploration, Inc. He received a Bachelor of Science degree in Political Science from Arizona State University and his Juris Doctorate degree from the University of Tulsa Law School.

        Mr. Pinkston joined UNIT in December, 1981. He served as Corporate Budget Director and Assistant Controller prior to being appointed Controller in February, 1985. He has been Treasurer since December, 1986 and was elected to the position of Vice President and Chief Financial Officer in May, 1989. He holds a Bachelor of Science Degree in Accounting from East Central University of Oklahoma and is a Certified Public Accountant.

        Mr. Morgan was elected a Director of UNIT in February, 1988. He is a partner in the law firm of Doerner, Stuart, Saunders, Daniel and Anderson, Tulsa, Oklahoma.

        Mr. Cook has served as a Director of UNIT since UNIT's inception in 1963. He is a Certified Public Accountant and is a retired partner in the accounting firm of Finley & Cook, Shawnee, Oklahoma.

        Mr. Zink was elected a Director of UNIT in May, 1982. He is a principal in several privately held companies engaged in the businesses of designing and manufacturing equipment used in the petroleum industry, construction and heating and air conditioning services and installation. He holds a Bachelor of Science degree in Mechanical Engineering from Oklahoma State University. He is also a director of Banks of Mid America, Tulsa and Oklahoma City, Oklahoma and Matrix Corp.

        Mr. Williams was elected a Director of UNIT in December of 1988. Prior to his retirement in December 1978, he was Chairman of the Board and Chief Executive Officer of The Williams Companies, Inc.

        Mr. Bodard, a co-founder of UNIT, served as a Director from 1963 until February, 1988 when he resigned. From February, 1988 until August 23, 1994, when Mr. Bodard was again elected to be a Director of Unit, he served as a Consultant to the Board of Directors. He is Secretary-Treasurer of Bodard & Hale Drilling Company, an Oklahoma based drilling company, President of Bodard Drilling Company, Inc., an Oklahoma based oil service company, and owner of Bodard Equipment Company, a sole proprietorship, of Shawnee, Oklahoma. He is also chairman of the Board of Ameribank.

Prior Employee Programs

        Since 1984, UNIT has formed limited partnerships for investment by certain of its key employees and directors that participate with UNIT in its exploration and production operations. The name, month of formation and amount of limited partner capital subscriptions of each of these limited partnerships (the "Employee Programs") are set forth below.

                                                      Limited Partners'
            Name                        Formed     Capital Subscriptions
            ----                      ----------   ---------------------
  Unit 1984 Employee Oil and
    Gas Program                       April 1984           $348,000

  Unit 1985 Employee Oil and
    Gas Limited Partnership           January 1985         $378,000

  Unit 1986 Employee Oil and
    Gas Limited Partnership           January 1986         $307,000

  Unit 1987 Employee Oil and
    Gas Limited Partnership           March 1987           $209,000

  Unit 1988 Employee Oil and
    Gas Limited Partnership           April 29, 1988       $177,000

  Unit 1989 Employee Oil and
    Gas Limited Partnership           December 30, 1988    $157,000

  Unit 1990 Employee Oil and
    Gas Limited Partnership           January 19, 1990     $253,000

  Unit 1991 Employee Oil and
    Gas Limited Partnership           January 7, 1991      $263,000

  Unit 1992 Employee Oil and
    Gas Limited Partnership           January 23, 1992     $240,000

  Unit 1993 Employee Oil and
    Gas Limited Partnership           January 21, 1993     $245,000

  Unit 1994 Employee Oil and
    Gas Limited partnership           January 19, 1994     $284,000

        One-half of the capital subscriptions from all limited partners, including those shown below, were required to be paid in the 1984 Employee Program, three-fourths of the capital subscriptions from all limited partners, including those shown below, were required to be paid in the 1985 Employee Program, and three-fourths of the capital subscriptions from all limited partners, including those shown below, were required to be paid in the 1986 Employee Program. All of the capital subscriptions from all limited partners, including those shown below, were required to be paid in the 1987 through 1994 Employee Programs. The capital subscriptions of the following limited partners to the 1992, 1993 and 1994 Employee Programs were as shown be low:

                                                   Amount of Capital
                                                      Subscription
                          Position with      --------------------------------
     Subscriber               UNIT             1992       1993       1994
     ----------           -------------      -------    -------    -------
  King P. Kirchner    Chairman of the Board  $50,000(1) $50,000(1) $50,000(1)
                      and Chief Executive
                      Officer

  John G. Nikkel      President, Chief       $90,840(2) $72,130(2) $98,000(2)
                      Operating Officer
                      and Director

  Philip M. Keeley    Senior Vice President, $29,160(2) $18,870(2) $22,000(2)
                      Exploration and
                      Production

  Don Bodard          Director               $50,000    $50,000    $50,000

__________________

        (1) Mr. Kirchner invested $50,000 indirectly in each of the 1992 Employee Program, the 1993 Employee Program, and the 1994 Employee Program, through the King P. Kirchner Revocable Trust as permitted by the limited partnership agreement o f those Employee Programs.

        (2) Messrs. Nikkel and Keeley have invested in the 1991, 1992 and 1993 Employee Programs both directly and through Nike Exploration Company which is owned 71.4% by Mr. Nikkel and 28.6% by Mr. Keeley. The amounts invested directly and indirectly through Nike Exploration Company in the 1992, 1993 and 1994 Employee Programs by Messrs. Nikkel and Keeley are set forth below:

                                                           Nike
        Employee        Mr. Nikkel      Mr. Keeley      Exploration
        Program          Directly        Directly         Company
        --------        ----------      ----------      -----------
        1992              $48,000         $12,000         $60,000
        1993              $40,000         $ 6,000         $45,000
        1994              $50,000         $10,000         $60,000

Ownership of Common Stock

        UNIT's Common Stock is listed on the New York Stock Exchange as reported on the Composite Tape. On December 21, 1994, there were
20,910,190 shares outstanding.

        As of December 21, 1994, the only shareholders who owned of record or who were known by UNIT to own beneficially more than 5 % of its total outstanding shares of Common Stock were:

          Name and Address                                      % of
        of Beneficial Owner                  Shares(1)      Outstanding(1)
        -------------------               ---------         -----------
        King P. Kirchner
        1000 Kensington Centre            1,379,269(2)         6.59%
        7130 South Lewis Avenue
        Tulsa, Oklahoma 74136

        Don Bodard
        313 Masonic Building              1,680,428            8.03%
        Shawnee, Oklahoma 74801

        Scottish Amicable Life
          Assurance Society
        7 Hanover Square                  1,755,000(3)         8.39%
        New York, New York 10004

        Dimensional Fund Advisors Inc.
        1299 Ocean Avenue, 11th Floor     1,273,600(4)         6.09%
        Santa Monica, California 90401

        The Energy Recovery Fund
          Limited Partnership
        6610 Rockledge Drive              1,584,100(5)         7.57%
        Bethesda, Maryland 20817

__________________

        (1) The number of shares includes the shares presently issued and outstanding plus the number of shares which any owner has the right to acquire within 60 days after December 21, 1994, pursuant to the exercise of currently exercisable war rants or stock options. For purposes of calculating the percent of the shares outstanding held by each owner, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after December 21, 1994, pursuant to the exercise of currently exercisable warrants or stock options.

        (2) The number of shares involves 3,443 shares held under Unit's 401(k) Thrift Plan as of December 31, 1993.

        (3) This information is based on the most recent amendment, dated February 13, 1989, to the Schedule 13D filed with the Securities and Exchange Commission by Scottish Amicable Life Assurance Society ("Life Assurance"), Scottish Amicable Pensions Investments Limited ("Pensions") and Scottish Amicable International Exempt Unit Trust ("Unit Trust"). Life Assurance holds sole voting and sole dispositive power over 395,000 shares of common stock and 55,000 warrants and shared voting power over 1,060,000 shares of common stock and 245,000 warrants. Unit Trust holds shared voting power over 470,000 shares of common stock and 120,000 warrants. Pension holds shared voting power with respect to 590,000 shares of common stock and 125,000 warrants.

        (4) This information is based on Amendment No. 1 to Schedule 13G, dated February 10, 1993, filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 1,273,600 shares of common stock as of December 31, 1992, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

        (5) This information is based on the most recent amendment, dated September 17, 1992, to the Schedule 13D filed with the Securities and Exchange Commission by Energy Recovery Fund Limited Partnership, Mr. Robert E. Torray and Mr. Frank A. Benevento, II. The Energy Recovery Fund Limited Partnership holds shared voting power and shared dispositive power with respect to 1,418,100 shares of common stock and 165,000 warrants. Mr. Torray holds 1,000 shares of common stock with sole voting power and dispositive power, and 1,418,100 shares of common stock and 165,000 warrants with shared voting power and shared dispositive power. Mr. Benevento, II holds 1,418,000 shares of common stock and 165,000 warrants with shared voting power.

        As of December 12 , 1994, the directors and officers of UNIT (except Mr. Kirchner and Mr. Bodard whose holdings are given above) owned of record or beneficially owned shares of UNIT Common Stock as follows:

                                    Amount of
                                   Beneficial                   % of
            Name                   Ownership (1)             Outstanding(1)
- -----------------------------      ----------                -----------
John Williams................          8,500 (2)             *
Don Cook.....................         13,638 (2)             *
Philip M. Keeley.............        218,422 (3)(4)          *
O. Earle Lamborn.............        326,773 (4)             1.55
John G. Nikkel...............        349,075 (4)             1.64
Larry D. Pinkston............         72,234 (4)             *
Mark E. Schell...............         33,530 (4)             *
John S. Zink.................         18,500 (2)             *
William B. Morgan............         17,500 (2)             *

All Officers and Directors
  as a Group (consisting
  of 11 persons including
  Mr. Kirchner)..............       4,117,869 (4)(5)         19.15
_____________________

        *Less than .1%

        (1) The number of shares includes the shares presently issued and outstanding plus the number of shares which any owner has the right to acquire within 60 days after December 12, 1994, pursuant to the exercise of currently exercisable war rants or stock options. For purposes of calculating the percent of the shares outstanding held by each owner, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after December 12 , 1994, pursuant to the exercise of currently exercisable warrants or stock options.

        (2) Includes unexercised stock options under UNIT's non-Employee Directors' Stock Option Plan, to each of the following which may be exercised at the discretion of the holder: Don Cook, 7,500; William B. Morgan, 7,500; John H. Williams, 7,500; John S. Zink, 7,500; and all non-Employee Directors as a group, 30,000.

        (3)     Includes warrants to purchase 2,100 shares of common stock.

        (4) Includes shares of common stock held under UNIT's 401(k) thrift plan as of December 31, 1993 for the account of: Earle Lamborn, 5,813; John G. Nikkel, 23,221; Philip M. Keeley, 27,813; Larry D. Pinkston, 7,769; and Mark E. Schell, 4,5 15.

        (5) Includes options to purchase 581,500 shares of common stock and warrants to purchase 2,100 shares of common stock.

Interest of Management in Certain Transactions

        Reference is made to "COMPENSATION" for a discussion of the compensation for supervision and operation of productive wells and the reimbursement of overhead expenses attributable to the Partnership's operations to which UNIT is entitled under the terms of the Partnership Agreement.

                            CONFLICTS OF INTEREST

        There will be situations in which the individual interests of the General Partner and the Limited Partners will conflict. Although the General Partner is obligated to deal fairly and in good faith with the Limited Partners and conduct Partnership operations using the standards of a prudent operator in the oil and gas industry, such conflicts may not in every instance be resolved to the maximum advantage of the Limited Partners. Certain circumstances which will or may involve potential conflicts of interest are as follows:

   . The General Partner currently manages and in the future will sponsor and manage oil and natural gas drilling programs similar to the Partnership.

   . The General Partner will decide which prospects the Partnership will acquire.

   . The General Partner will act as operator for Partnership Wells and will, through its affiliates, furnish drilling and/or marketing services with respect to Partnership Wells, the terms of which have not been negotiated by non-affiliated persons.

   . The General Partner is a general partner of numerous other partnerships, and owes duties of good faith dealing to such other partnerships.

   . The General Partner and its affiliates engage in drilling, operating and producing activities for other partnerships.

Acquisition of Properties and Drilling Operations

        With certain limited exceptions it is anticipated that the Partnership will participate in each producing property, if any, acquired by the General Partner and in the drilling of each of the wells, if any, commenced by the General Partner for its own account during the period commencing January 1, 1995, or from the formation of the Partnership if subsequent to January 1, 1995, through December 31, 1995 except for wells:

        (i)             drilled outside the 48 contiguous United States;

        (ii) drilled as part of secondary or tertiary recovery operations which were in existence prior to formation of the Partnership;

        (iii) drilled by third parties under farm-out or similar arrangements with UNIT or the General Partner or whereby UNIT or the General Partner may be entitled to an overriding royalty, reversionary or other similar interest in the production from such wells but is not obligated to pa y any of the Drilling Costs thereof;

        (iv) acquired by UNIT or the General Partner through the acquisition by UNIT or the General Partner of, or merger of UNIT or the General Partner with, other companies; or

        (v) with respect to which the General Partner does not believe that the potential economic return therefrom justifies the costs and participation by the Partnership.

As a result, the Partnership may have an interest in wells located on prospects on which producing wells have been drilled by UNIT or the General Partner in prior years. Likewise, it is possible that the Partnership will participate in the drilling of initial wells on prospects on which some or all of the development or offset wells will be drilled in years subsequent to 1995. In the latter case, the Partnership would have no right to participate in the drilling of such development or offset wells.

        Sometimes UNIT will agree to participate in drilling operations on a prospect which it may not believe are fully warranted from an economic standpoint if it believes that such participation is necessary for, or will significantly increase its chances of, obtaining a contract to drill the well with one of its drilling rigs and the revenues from the contract make the economics of the entire arrangement desirable from UNIT's standpoint. In such an instance, the Partnership would not be entitled to any of the drilling contract revenues so the General Partner will not cause the Partnership to participate in such a well. However, an analysis of the economic potential of any proposed well is a very inexact science and wells which have a very high potential commonly prove to be dry or only marginally profitable and occasionally a well with apparently very little promise may prove to be very profitable. Thus, there can be no assurance that the General Partner will always make the most profitable decision from the Partnership's standpoint in determining in which of such potential wells the Partnership should or should not participate.

        Because the Partnership will acquire an interest only in those properties comprising the spacing unit on which each Partnership Well is located, it will not be entitled to participate in other wells drilled by the General Partner, UNIT or any of its affiliates in the same prospect area unless the drilling of those wells commences during the period from January 1, 1995, or from the formation of the Partnership if subsequent to January 1, 1995, through December 31, 1995. If the size of a spacing unit in which the Partnership has an interest is reduced, the Partnership will have no interest in any additional well drilled on the property comprising the original spacing unit unless it is commenced during the period from January 1, 1995, or from the formation of the Partnership if subsequent to January 1, 1995, through December 31, 1995. Likewise the Partnership would have no interest in any increased density wells drilled on the original spacing unit unless such wells were drilled during 1995. In addition, if additional interests are acquired in wells participated in by the Partnership after 1995, the Partnership will generally not be entitled to participate in the acquisition of such additional interests. Management believes that the apparent conflicts of interest arising from these situations are mitigated by the fact that the Partnership is expected to participate in all of UNIT's drilling operations (with the exceptions noted above) conducted during the period. Thus, there is little opportunity for the General Partner to selectively choose Partnership drilling locations for the purpose of proving up other properties of UNIT or its affiliates in which the Partnership has no interest. Further, the Partnership will benefit in many instances by its participation in the drilling of wells located on prospects previously proved up by drilling operations conducted by UNIT prior to formation of the Partnership.

Participation in UNIT's Drilling or Income Programs

        If UNIT forms any drilling or income programs in 1995, it is anticipated that the Partnership will serve as a co-general partner with UNIT in any such drilling or income programs, or both. As the other co-general partner of any such drilling or income program, UNIT would have exclusive management and control over the business, operations and affairs of the drilling or income program. Conflicts of interest may arise between the limited partners and the general partners of such drilling or income program and it is possible that UNIT may elect to resolve those conflicts in favor of the limited partners. Further, if any such drilling or income program is offered publicly, the program agreement will be required to contain a number of provisions concerning the conduct of program operations and handling conflicts of interests required by the Guidelines for the Registration of Oil and Gas Programs adopted by the North American Securities Administrators Association, Inc. Such provisions may significantly reduce the flexibility of UNIT in managing such programs or may affect the profitability of the program operations or the transactions between the general partners and the program.

Transfer of Properties

        The General Partner or its affiliates are authorized to transfer interests in oil and gas properties to the Partnership, in which case the General Partner or its affiliate will receive an amount equal to the Leasehold Acquisition Costs attributable to the interests being acquired by the Partnership in the spacing unit on which the Partnership Well is located or is to be drilled. The amount of the Leasehold Acquisition Costs attributable to the fractional undivided interest in a property transferred to the Partnership by the General Partner or any affiliate shall not be reduced or offset by the amount of any gain or profit the General Partner or its affiliate might have realized by any prior sale or transfer of a fractional undivided interest in the property to an unaffiliated third party for a price in excess of the portion of the Leasehold Acquisition Costs of the property that is attributable to the transferred interest. The Partnership will not be reimbursed for or refunded any Leasehold Acquisition Costs if the size of a spacing unit on which a Partnership Well is located or drilled is reduced even though the Partnership will have no interest in any subsequent wells drilled on the area encompassed by the original spacing unit unless they are commenced during 1995.

        A sale, transfer or conveyance to the Partnership of less than all of the ownership of the General Partner or its affiliates in any interest or property is prohibited unless:

        (1) the interest retained by the General Partner or its affiliates is a proportionate working interest;

        (2) the obligations of the Partnership with respect to the properties will be substantially the same proportionately as those of the General Partner or its affiliates at the time it acquired the properties; and

        (3) the Partnership's interest in revenues will not be less than the proportionate interest therein of the General Partner or its affiliates when it acquired the properties.

With respect to the General Partner or its affiliates' remaining interest, it may retain such interest for its own account or it may sell, transfer, farm-out or otherwise convey all or a portion of such remaining interest to non-affiliated industry m embers, which may occur either before or after the transfer of the interests in the same properties to the Partnership. The General Partner or its affiliates may realize a profit on the interests or may be carried to some extent with respect to its cost obligations in connection with any drilling on such properties and any such profit or interests will be strictly for the account of the General Partner or its affiliates and the Partnership will have no claim with respect thereto. The General Partner or its affiliates may not retain any overrides or other burdens on the property conveyed to the Partnership (other than overriding royalty interests granted to geologists and other persons employed or retained by the General Partner or its affiliates) and may not enter into any farm-out arrangements with respect to its retained interest except to non-affiliated third parties or other programs managed by the General Partner or its affiliates.

Partnership Assets

        The General Partner will not take any action with respect to assets or property of the Partnership which does not benefit primarily the Partnership as a whole. The General Partner will not utilize the funds of the Partnership as compensating balances for the benefit of the General Partner or its affiliates. All benefits from marketing arrangements or other relationships affecting property of the Partnership will be fairly and equitably apportioned according to the respective interests of the Partnership and the General Partner.

        The Partnership Agreement provides that when the Partnership is terminated, there will be an accounting with respect to its assets, liabilities and accounts. The Partnership's physical property and its oil and gas properties may be sold for cash. Except in the case of an election by the General Partner to terminate the Partnership before the tenth anniversary of the Effective Date, Partnership Properties may be sold to the General Partner or any of its affiliates for their fair market value as determined in good faith by the General Partner.

Transactions with the General Partner or Affiliates

        UNIT provides through its subsidiary Unit Drilling Company contract drilling services in the ordinary course of its business. UNIT through its subsidiary Mountain Front Pipeline Company, Inc. engages in the business of owning and operating natural gas gathering systems, salt water disposal systems and natural gas processing plants and may engage in the business of purchasing crude oil and natural gas. It is anticipated that the Partnership will obtain services, equipment and supplies from some or all of such persons. In addition, UNIT may supply other goods or services to the Partnership. The terms of any contracts or agreements between the Partnership and UNIT or any affiliate will be no less favorable to the Partnership than t hose of comparable contracts or agreements entered into, and will be at prices not in excess of (or in the case of purchases of production, less than) those charged in the same geographical area, by non-affiliated persons or companies dealing at arm's length.

        For its services as a drilling contractor, UNIT will charge the Partnership on either a daywork (a specified per day rate for each day a drilling rig is on the drill site), a footage (a specified rate per foot drilled) or a turnkey (specified amount for drilling the well) basis. The rate charged by UNIT or any affiliate for such services will be the same as those offered to unaffiliated third parties in the same or similar geographic areas.

Right of Presentment Price Determination

        Under the terms of the Partnership Agreement, a Limited Partner can, subject to certain conditions, require the General Partner to purchase his or her Units at a price determined by the application of a stated formula to the estimated future net revenues attributable to the Partnership's estimated proved reserves. See "TERMS OF THE OFFERING - Right of Presentment." It is anticipated that if an independent engineering firm makes an evaluation of the proved reserves of the Partnership, t he result of that evaluation will be used in determining the price to be paid to a Limited Partner exercising his or her right of presentment. However, if no such independent evaluation is made, the right of presentment purchase price will be determined by using the proved reserves and future net revenue estimates of the technical staff of the General Partner.

Receipt of Compensation Regardless of Profitability

        The General Partner is entitled to receive its fees and other compensation and reimbursements from the Partnership regardless of whether the Partnership operates at a profit or loss. See "PARTICIPATION IN COSTS AND REVENUES" and "COMPENSATION." Such fees, compensation and reimbursements will decrease the Limited Partners' share of any profits generated by operations of the Partnership or increase losses if such operations should prove unprofitable.

Legal Counsel

        Conner & Winters, A Professional Corporation, serves as special legal counsel for the General Partner. Such firm has performed legal services for the General Partner and is expected to render legal services to the Partnership. Although such firm has indicated its intention to withdraw from representation of the Partnership if conflicts of interest do in fact arise, there can be no assurance that representation of both the General Partner and the Partnership by such firm will not be disadvantageous to the Partnership.


                            FIDUCIARY RESPONSIBILITY

General

        Under Oklahoma law, the General Partner will have a fiduciary duty to the Limited Partners and consequently must exercise good faith, fairness and loyalty in the handling of the Partnership's affairs. The General Partner must provide Limited Partners (or their representatives) with timely and full information concerning matters affecting the business of the Partnership. Each Limited Partner may inspect the Partnership's books and records upon reasonable prior notice. The nature of the fiduciary duties of general partners is an evolving area of law and prospective investors who have questions concerning the duties of the General Partner should consult with their counsel.

        Regardless of the fiduciary obligations of the General Partner, the General Partner, UNIT or its affiliates, subject to any restrictions or requirements set forth in the Agreement, may:

        . engage independently of the Partnership in all aspects of the oil and gas business, either for their own accounts or for the accounts of others;

        . sell interests in oil and gas properties held by them to, purchase oil and gas production from, and engage in other transactions with, the Partnership;

        . serve as general partner of other oil and gas drilling or income partnerships, including those which may be in competition with the Partnership; and

        . engage in other activities that may involve conflicts of interest.

See "CONFLICTS OF INTEREST." Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Agreement permits the General Partner to consider, among other things, the interests of other partnerships sponsored by the General Partner, UNIT or its affiliates in resolving investment and other conflicts of interest. The foregoing provisions permit the General Partner to conduct its own operations and to act as the general partner of more than one similar partnership or investment program and for the Partnership to benefit from its experience resulting therefrom, but relieves the General Partner of the strict fiduciary duty of a general partner acting as such for only one investment program at a time. These provisions are primarily intended to reconcile the applicable duties under Oklahoma law with the fact that the General Partner will manage and administer its own oil and gas operations and a number of other oil and gas investment programs with which possible conflicts of interests may arise and resolve such conflicts in a manner consistent with the expectation of the investors in all such programs, the General Partner's fiduciary duties and customary business practices and statutes applicable thereto.

Liability and Indemnification

        The Agreement provides that the General Partner will perform its duties in an efficient and businesslike manner with due caution and in accordance with established practices of the oil and gas industry. The Agreement further provides that the General Partner and its affiliates will not be liable to the Partnership or the Partners, and will be indemnified by the Partnership, for any expense (including attorney fees), loss or damage incurred by reason of any act or omission performed or omitted in good faith in a manner reasonably believed by the General Partner or its affiliates to be within the scope of authority and in the best interest of the Partnership or the Partners unless the General Partner or its affiliates is guilty of gross negligence or willful misconduct. While not totally certain under Oklahoma law, absent specific provisions in the partnership agreement to the contrary, a general partner of a limited partnership may be liable to its limited partners if it fails to conduct the partnership affairs with the same amount of care which ordinarily prudent persons would use in similar circumstances. Consequently, the Agreement may be viewed as requiring a lesser standard of duty and care than what Oklahoma law might otherwise require of the General Partner.

        Any claim against the Partnership for indemnification must be satisfied only out of Partnership assets including insurance proceeds, if any, and none of the Limited Partners will have personal liability therefor.

        The Limited Partners may have more limited rights of action than they would have absent the liability and indemnification provisions above.
Moreover, indemnification enforced by the General Partner under such provisions will reduce the asset s of the Partnership. It should be noted, however, that it is the position of the Securities and Exchange Commission ("Commission") that any attempt to limit the liability of a general partner or to indemnify a general partner under the federal securities laws is contrary to public policy and, therefore, unenforceable. The General Partner has been advised of the position of the Commission.

        Generally, the Limited Partners' remedy for the General Partner's breach of a fiduciary duty will be to bring a legal action against the General Partner to recover any damages, generally measured by the benefits earned by the General Partner as a result of the fiduciary breach. Additionally, Limited Partners may also be able to obtain other forms of relief, including injunctive relief. The Act provides that a limited partner may bring an action in the name of a limited partnership (a partnership derivative action) to recover a judgment in its favor if general partners with authority to do so have refused to bring the action or if an effort to cause such general partners to bring the action is not likely to succeed.

                                PRIOR ACTIVITIES

        UNIT has been engaged in oil and gas exploration and development operations since late 1974 and has conducted oil and gas drilling programs using the limited partnership format since 1979. The following table depicts the drilling results achieved as of December 31, 1994 by UNIT during each year since 1975. Because of the unpredictability of oil and gas exploration in general, such results should not be considered indicative of the results that may be achieved by the Partnership.

                             Gross Wells(2)             Net Wells(3)
Year Ended                 --------------------    ------------------------
July 31(1)                 Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
                           -----  ---  ---  ---    -----  -----  ----   ---
1975 Exploratory........       2    0    2    0      .01      0   .01     0
     Development........       4    0    2    2      .07      0   .03   .04
                           -----  ---  ---  ---    -----  -----  ----   ---
                               6    0    4    2      .08      0   .04   .04
                           -----  ---  ---  ---    ----   -----  ----   ---

                              Gross Wells(2)            Net Wells(3)
                           --------------------    ------------------------
                           Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
                           -----  ---  ---  ---    -----  -----  ----  ----
1976 Exploratory........       1    0    0    1      .01      0     0   .01
     Development........       8    0    6    2      .29      0   .28   .01
                           -----  ---  ---  ---    -----  -----  ----  ----
                               9    0    6    3      .30      0   .28   .02
                           -----  ---  ---  ---    -----  -----  ----  ----

1977 Exploratory........       9    0    3    6     1.50      0   .45  1.05
     Development........      16    0    9    7     2.00      0   .70  1.30
                           -----  ---  ---  ---    -----  -----  ----  ----
                              25    0   12   13     3.50      0  1.15  2.35
                           -----  ---  ---  ---    -----  -----  ----  ----

1978 Exploratory........       8    1    1    6     1.17    .34   .15   .68
     Development........      26    0   13   13     2.64      0   .76  1.88
                           -----  ---  ---  ---    -----  -----  ----  ----
                              34    1   14   19     3.81    .34   .91  2.56
                           -----  ---  ---  ---    -----  -----  ----  ----

1979 Exploratory........      10    0    5    5     1.40      0   .76   .64
     Development........      16    1    8    7     1.99    .06   .95   .98
                           -----  ---  ---  ---    -----  -----  ----  ----
                              26    1   13   12     3.39    .06  1.71  1.62
                           -----  ---  ---  ---    -----  -----  ----  ----

1980 Exploratory........       1    0    1    0     1.28      0   .23  1.05
     Development........      10    0    8    2     3.13      0   .85  2.28
                           -----  ---  ---  ---    -----  -----  ----  ----
                              11    0    9    2     4.41      0  1.08  3.33
                           -----  ---  ---  ---    -----  -----  ----  ----
  Year Ended
December 31(1)

1981 Exploratory........      14    1    4    9     1.12    .02   .16   .94
     Development........      66   18   29   19     7.38   2.96  1.77  2.65
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            80   19   33   28     8.50   2.98  1.93  3.59
                           -----  ---  ---  ---    -----  -----  ----  ----
1982 Exploratory........      40    5    9   26     3.39    .60   .32  2.47
     Development........     100   22   51   27    11.70   4.70  2.71  4.29
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total           140   27   60   53    15.09   5.30  3.03  6.76
                           -----  ---  ---  ---    -----  -----  ----  ----

1983 Exploratory........       6    2    0    4     1.31    .72     0   .59
     Development........      72   18   26   28     8.01   3.45  1.17  3.39
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            78   20   26   32     9.32   4.17  1.17  3.98
                           -----  ---  ---  ---    -----  -----  ----  ----

1984 Exploratory........       2    1    1    0      .52    .49   .03     0
     Development........      50   15   22   13     6.81   3.42  2.74   .65
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            52   16   23   13     7.33   3.91  2.77   .65
                           -----  ---  ---  ---    -----  -----  ----  ----

                              Gross Wells(2)            Net Wells(3)
                           --------------------    ------------------------
                           Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
                           -----  ---  ---  ---    -----  -----  ----  ----
1985 Exploratory........       0    0    0    0        0      0     0     0
     Development........      38   11   16   11     8.32   2.89  2.39  3.04
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            38   11   16   11     8.32   2.89  2.39  3.04
                           -----  ---  ---  ---    -----  -----  ----  ----

1986 Exploratory........       0    0    0    0        0      0     0     0
     Development........      21    4    6   11     3.85    .81  1.01  2.03
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            21    4    6   11     3.85    .81  1.01  2.03
                           -----  ---  ---  ---    -----  -----  ----  ----

1987 Exploratory........       0    0    0    0        0      0     0     0
     Development........      46   23   10   13    11.91   7.95  1.76  2.34
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            46   23   10   13    11.91   7.95  1.76  2.34
                           -----  ---  ---  ---    -----  -----  ----  ----

1988 Exploratory........       0    0    0    0        0      0     0     0
     Development........      39   20   10    9    22.56  14.77  4.05  3.74
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            39   20   10    9    22.56  14.77  4.05  3.74
                           -----  ---  ---  ---    -----  -----  ----  ----

1989 Exploratory........       3    0    1    2     1.97      0   .47  1.50
     Development........      40   12   15   13    18.83   8.81  4.13  5.89
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            43   12   16   15    20.80   8.81  4.60  7.39
                           -----  ---  ---  ---    -----  -----  ----  ----

1990 Exploratory........       5    0    2    3     1.22      0   .12  1.10
     Development........      35   11   14   10    16.53   8.38  3.52  4.63
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            40   11   16   13    17.75   8.38  3.64  5.73
                           -----  ---  ---  ---    -----  -----  ----  ----

1991 Exploratory........       4    0    0    4      .82      0     0   .82
     Development........      28   10    9    9    15.88   8.61  3.91  3.36
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            32   10    9   13    16.70   8.61  3.91  4.18
                           -----  ---  ---  ---    -----  -----  ----  ----

1992 Exploratory........       0    0    0    0        0      0     0     0
      Development........     18    1   11    6     5.81   1.00  3.33  1.48
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            18    1   11    6     5.81   1.00  3.33  1.48
                           -----  ---  ---  ---    -----  -----  ----  ----

1993 Exploratory........       1    0    0    1      .10      0     0   .10
     Development........      16    9    6    1    12.48   8.98  3.32   .18
                           -----  ---  ---  ---    -----  -----  ----  ----
             Total            17    9    6    2    12.58   8.98  3.32   .28
                           -----  ---  ---  ---    -----  -----  ----  ----

                              Gross Wells(2)            Net Wells(3)
                           --------------------    ------------------------
                           Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
                           -----  ---  ---  ---    -----  -----  ----  ----
1994 Exploratory.......        3    0    1    2     1.71      0   .95   .76
     Development........      57    5   40   12    24.42   4.75 12.77  6.90
            Total             60    5   41   14    26.13   4.75 13.72  7.66
________________

        (1) Except as indicated, the figures used in this table relate to wells drilled and completed during each of the 12 month periods ended July 31 or December 31, as the case may be. Oil wells and gas wells shown include both producing well s and wells capable of production.

        (2) "Gross Wells" refers to the total number of wells in which there was participation by UNIT.

        (3) "Net Wells" refers to the aggregate leasehold working interest of UNIT in such wells. For example, a 50% leasehold interest in a well drilled represents 1.0 Gross Well, but a .50 Net Well.

Prior Employee Programs

        During the period of 1979 to 1983, persons who were designated key employees of UNIT by its board of directors participated in the Unit Key Employee Exploration Funds (the "Funds"). These Funds were formed as general partnerships for the purpose of participating in 10% of all of the exploration and development operations conducted by UNIT during a specified period. Except for the Fund formed in 1983, each of the prior Funds served as one of the general partners in at least one of the prior drilling programs sponsored by UNIT and was allocated 10% of the expenses and revenues allocable to the general partners as a group. In each of these Funds the costs charged to it in connection with its operations were financed with the proceed s of bank borrowings and out of the Funds' share of revenues.

        The 1983 Fund served as the sole capital limited partner in the Unit 1983-A Oil and Gas Program and as such made no contribution to the capital of that program and shared in 10% of the costs and revenues otherwise allocable to the General Partner after the distributions to the General Partner from the program equalled the amount of its contributions thereto plus UNIT's interest costs with respect to the unrecovered amount of its contributions.

        Because of the differences in structure, format and plan of operations between the prior Funds and the Partnership and because of the uncertainties which are inherent in oil and gas operations generally, the results achieved by the prior Fund s should not be considered indicative of the results the Partnership may achieve.

        For each year from 1984 through 1994, a separate Employee Program was formed as an Oklahoma limited partnership with UNIT or UPC as its sole general partner (UPC now serves as the sole general partner of each of these Employee Programs) and with eligible employees and directors of UNIT and its subsidiaries who subscribed for units therein as the limited partners. Each Employee Program participated on a proportionate basis (to the extent of 10% of the General Partner's interest in each case except for the 1986 and 1987

Employee Programs, in which case the percentage participation was 15% and the 1992, 1993 and 1994 Employee Programs, in which case the percentage was 5%) in all of UNIT's oil and gas exploration and development operations conducted during the calendar year for which the program was formed beginning with its date of formation if it was formed after January 1. Although the terms and provisions of these Employee Programs are virtually identical to those of the Partnership, because of the unpredictability of oil and gas exploration and development in general, the results for the Employee Programs shown below should not be considered indicative of the results that may be achieved by the Partnership.

        The Funds and the Employee Programs have participated in either 10% or 5% (15% in the case of the 1986 and 1987 Employee Programs) of virtually all of UNIT's or the General Partner's exploration and development operations conducted since the latter half of 1979. Thus, the drilling results of these partnerships would be proportionate to those drilling results of UNIT for the periods beginning after the fiscal year ended July 31, 1979 shown above.

Results of the Prior Oil and Gas Programs

        In each of the General Partner's prior oil and gas programs other than the Unit 1983-A Oil and Gas Program and the Unit 1984 Oil and Gas Limited Partnership, one of the prior Funds also served as a general partner. The 1983 Fund served as the sole capital limited partner of the Unit 1983-A Oil and Gas Program and the 1984 Employee Program serves as a general partner of the Unit 1984 Oil and Gas Limited Partnership. The Unit 1979 Oil and Gas Program was the first limited partnership drilling program of which UNIT was a sponsor.
The revenue sharing terms of the 1979 Program are generally 70% to the limited partners and 30% to the general partners until 150% program payout at which time the revenues are to be shared 55% to the limit ed partners and 45% to the general partners. The revenue sharing terms of the Unit 1980 Oil and Gas Program were generally 60% to the limited partners and 40% to the general partners. The revenue sharing terms of the Unit 1981 Oil and Gas Program w ere generally 70% to the limited partners and 30% to the general partners until program payout and 50% to the limited partners and 50% to the general partners thereafter. The revenue sharing terms of the Unit 1981-II Oil and Gas Program, the Unit 19 82-A Oil and Gas Program and the Unit 1982-B Oil and Gas Program (60% to the limited partners and 40% to the general partners) were substantially the same as those of the Unit 1983-A Oil and Gas Program and the Unit 1984 Oil and Gas Limited Partnership (65% to the limited partners and 35% to the general partner) except that the general partners' cost percentage and the general partners' revenue share in each of those prior programs could not be less than 25%. The following tables depict the drilling results at December 31, 1994, and the economic results at September 30, 1994 of prior oil and gas programs and the 1984, 1985, 1986, 1987, 1988, 1989, 1990, 1991, 1992,
1993 and 1994 Employee Programs. On September 12, 1986, in connection with a major restructuring and recapitalization, UNIT acquired all of the assets and liabilities of the programs formed during 1980 through 1983 and these programs have now been dissolved. Effective December 31, 1993, pursuant to an Agreement and Plan o f Merger, dated as of December 28, 1993, all of the assets and all of the liabilities of the 1984, 1985, 1986, 1987, 1988, 1989 and 1990 Employee
Programs were merged with and consolidated into a new Employee Program called the Unit Consolidated Employee Oil and Gas Limited Partnership, an Oklahoma Limited Partnership which was formed November 30, 1993 (the "Consolidated Program"). The Consolidated Program holds no assets other than those acquired in the merger with the 1984 through 1990 Employee Programs. The Unit 1979 Oil and Gas Program continues in existence as do the 1991, 1992, 1993 and 1994 Employee Programs. Certain of these programs have not completed all of their drilling and development operations. Moreover, because of the unpredictability of oil and gas exploration and development in general, the results shown below should not be considered indicative of the results that may be achieved by the Partnership.

                                 DRILLING RESULTS
                                 ----------------
                              As of December 31, 1994

                                   Gross Wells               Net Wells
                              --------------------    ------------------------
Program                       Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
- -------                       -----  ---  ---  ---    -----  -----  ----  ----
1979       Exploratory Wells      6    0    2    4     2.43   0.00  0.65  1.78
           Development Wells     21   16    1    4    17.28  14.14  0.03  3.11
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     27   16    3    8    19.71  14.14  0.68  4.89
                              -----  ---  ---  ---    -----  -----  ----  ----

1980(1)    Exploratory Wells     15    2    5    8     5.65   0.50  2.14  3.01
           Development Wells     32    5   15   12    12.77   1.17  5.75  5.85
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     47    7   20   20    18.42   1.67  7.89  8.86
                              -----  ---  ---  ---    -----  -----  ----  ----

1981(1)    Exploratory Wells     11    1    4    6     4.61   0.33  0.88  3.40
           Development Wells     67   14   34   19    21.77   5.03  6.61 10.13
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     78   15   38   25    26.38   5.36  7.49 13.53
                              -----  ---  ---  ---    -----  -----  ----  ----

1981-II(1) Exploratory Wells     13    1    5    7     5.21   0.25  1.12  3.84
           Development Wells     45    3   29   13     9.07   0.69  4.78  3.60
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     58    4   34   20    14.28   0.94  5.90  7.44
                              -----  ---  ---  ---    -----  -----  ----  ----

1982-A(1)  Exploratory Wells     11    3    1    7     3.55   0.78  0.00  2.77
           Development Wells     69   23   22   24    25.22  13.09  3.59  8.54
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     80   26   23   31    28.77  13.87  3.59 11.31
                              -----  ---  ---  ---    -----  -----  ----  ----

1982-B(1)  Exploratory Wells      4    1    1    2     2.28   0.80  0.08  1.40
           Development Wells     41   16    9   16    18.60   9.47  1.01  8.12
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     45   17   10   18    20.88  10.27  1.09  9.52
                              -----  ---  ---  ---    -----  -----  ----  ----

1983-A(1)  Exploratory Wells      1    1    0    0     1.00   1.00  0.00  0.00
           Development Wells     26   14   10    2     6.60   4.39  1.27  0.94
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     27   15   10    2     7.60   5.39  1.27  0.94
                              -----  ---  ---  ---    -----  -----  ----  ----

                                   Gross Wells               Net Wells
                              --------------------    ------------------------
Program                       Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
- -------                       -----  ---  ---  ---    -----  -----  ----  ----
1984    Exploratory Wells         0    0    0    0     0.00   0.00  0.00  0.00
        Development Wells        21    1   10   10     5.89    .38  3.08  2.43
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     21    1   10   10     5.89    .38  3.08  2.43
                              -----  ---  ---  ---    -----  -----  ----  ----

(1) On September 12, 1986, Unit acquired all of the assets and liabilities of this Program and the Program has been dissolved.


                                 EMPLOYEE PROGRAMS
                                 -----------------
                              As of December 31, 1994

                                   Gross Wells               Net Wells
                              --------------------    ------------------------
Program                       Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
- -------                       -----  ---  ---  ---    -----  -----  ----  ----
1984(1)  Exploratory Wells        0    0    0    0     0.00   0.00  0.00  0.00
Empl.    Development Wells       25    4   12    9      .14    .02   .06   .06
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     25    4   12    9      .14    .02   .06   .06
                              -----  ---  ---  ---    -----  -----  ----  ----

1985(1)  Exploratory Wells        0    0    0    0     0.00   0.00  0.00  0.00
Empl.    Development Wells       30    8   10   12      .38    .12   .08   .18
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     30    8   10   12      .38    .12   .08   .18
                              -----  ---  ---  ---    -----  -----  ----  ----

1986(1)  Exploratory Wells        0    0    0    0     0.00   0.00  0.00  0.00
Empl.    Development Wells       18    6    8    4      .48    .12   .30   .06
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     18    6    8    4      .48    .12   .30   .06
                              -----  ---  ---  ---    -----  -----  ----  ----

1987(1)  Exploratory Wells        0    0    0    0     0.00   0.00  0.00  0.00
Empl.    Development Wells       21   12    5    4     1.17    .74   .25   .18
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     21   12    5    4     1.17    .74   .25   .18
                              -----  ---  ---  ---    -----  -----  ----  ----

1988(1)  Exploratory Wells        0    0    0    0        0      0     0     0
Empl.    Development Wells       29   15    9    5     1.55   1.03   .28   .24
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     29   15    9    5     1.55   1.03   .28   .24
                              -----  ---  ---  ---    -----  -----  ----  ----

1989(1)  Exploratory Wells        0    0    0    0        0      0     0     0
Empl.    Development Wells       32    7   14   11     1.48    .59   .36   .53
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     32    7   14   11     1.48    .59   .36   .53
                              -----  ---  ---  ---    -----  -----  ----  ----

                                   Gross Wells               Net Wells
                              --------------------    ------------------------
Program                       Total  Oil  Gas  Dry    Total    Oil   Gas   Dry
- -------                       -----  ---  ---  ---    -----  -----  ----  ----
1990(1)  Exploratory Wells        5    0    2    3     .122      0   .01   .11
Empl.    Development Wells       34   11   14    9     1.65    .83   .35   .46
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     39   11   16   12     1.78    .83   .36   .57
                              -----  ---  ---  ---    -----  -----  ----  ----

1991     Exploratory Wells        4    0    0    4      .08      0     0   .08
Empl.    Development Wells       28   10    9    9     1.59    .86   .39   .34
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     32   10    9   13     1.67    .86   .39   .42
                              -----  ---  ---  ---    -----  -----  ----  ----

1992     Exploratory Wells        0    0    0    0        0      0     0     0
Empl.    Development Wells       18    1   11    6      .29    .05   .17   .07
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     18    1   11    6      .29    .05   .17   .07
                              -----  ---  ---  ---    -----  -----  ----  ----

1993     Exploratory Wells        0    0    0    0        0      0     0     0
Empl.    Development Wells       16    9    6    1      .63    .45   .17   .01
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     16    9    6    1      .63    .45   .17   .01
                              -----  ---  ---  ---    -----  -----  ----  ----

1994     Exploratory Wells        3    0    1    2      .09      0   .05   .04
Empl.    Development Wells       57    5   40   12     1.28    .25   .67   .36
                              -----  ---  ---  ---    -----  -----  ----  ----
             Total..........     60    5   41   14     1.37    .25   .72   .40
                              -----  ---  ---  ---    -----  -----  ----  ----
________________

(1) Effective December 31, 1993 this Program was merged with and into the Consolidated Program.

                         GENERAL PARTNERS' PAYOUT TABLE(1)
                             As of September 30, 1994

                                                Total
                                 Total         Revenues     Total Revenues
                              Expenditures       Before     Before Deducting
                               Including       Deducting    Operating Costs
                               Operating       Operating   for 3 Months Ended
        Program                Costs(2)          Costs     September 30, 1994
- ---------------------------  ------------     -----------  ------------------
1979.......................    $7,291,905      $8,997,700      $55,129
1980.......................     4,043,599       4,044,424          -
1981.......................     8,325,594       6,338,173          -
1981-II....................     6,642,875       3,995,616          -
1982-A.....................     9,190,842       6,782,893          -
1982-B.....................     4,213,710       3,126,326          -
1983-A.....................     2,277,514       1,312,531          -
1984.......................     2,003,894       1,359,002       19,768
1984 Employee(*)...........         1,542           1,745          -
1985 Employee(*)...........         2,820           1,808          -
1986 Energy Income Fund(**)       984,420       1,055,954       33,161
1986 Employee(*)...........         4,403           6,813          -
1987 Employee(*)...........       624,354         815,358          -
1988 Employee(*)...........     1,196,564       1,588,132          -
1989 Employee(*)...........     1,424,525       1,171,961          -
1990 Employee(*)...........       653,563         525,572          -
1991 Employee..............     1,440,711       1,043,100       67,658
1992 Employee..............       136,042         111,453       11,120
1993 Employee..............       317,565         147,141       42,230
Consolidated Program.......           598           1,684          488
1994 Employee..............       195,307          15,486        9,622

__________
(*) Effective December 31, 1993, this program was merged with and into the Consolidated Program.

(**) Formed primarily for purposes of acquiring producing oil and gas properties.

                          LIMITED PARTNERS' PAYOUT TABLE(1)
                               As of September 30, 1994

                                                Total
                                 Total         Revenues     Total Revenues
                              Expenditures       Before     Before Deducting
                               Including       Deducting    Operating Costs
                               Operating       Operating   for 3 Months Ended
        Program                Costs(2)          Costs     September 30, 1994
- ---------------------------   ------------     ---------   ------------------
1979.......................    $12,848,864   $16,576,713       $ 67,522
1980.......................     17,688,367     6,949,008            -
1981.......................     37,073,946    15,768,826            -
1981-II....................     18,638,600     7,028,946            -
1982-A.....................     24,866,078    12,708,949            -
1982-B.....................     12,069,566     5,367,312            -
1983-A.....................      3,770,856     1,922,177            -
1984.......................      2,645,537     1,420,377         19,832
1984 Employee(*)...........        120,942       171,540            -
1985 Employee(*)...........        277,901       178,984            -
1986 Energy Income Fund(**)      2,142,912     2,702,134         49,822
1986 Employee(*)...........        435,858       676,972            -
1987 Employee(*)...........        341,846       469,830            -
1988 Employee(*)...........        333,898       446,044            -
1989 Employee(*)...........        179,593       175,331            -
1990 Employee(*)...........        300,852       188,848            -
1991 Employee..............        377,442       278,660         18,050
1992 Employee..............        350,594       289,101         28,691
1993 Employee..............        293,585       136,447         39,030
Consolidated Program.......         59,423       166,872         48,435
1994 Employee..............         91,909         7,958          4,822

__________
(*) Effective December 31, 1993, this program was merged with and into the Consolidated Program.

(**) Formed primarily for purposes of acquiring producing oil and gas properties.

                         GENERAL PARTNERS' NET CASH TABLE(1)
                               As of September 30, 1994






                                      Total
                                    Revenues
                                      Less                            Total
                                    Operating                        Revenues
                        Total         Total    Costs for            Distributed
                     Expenditures   Revenues   3 Months           for 3 Months
                         Less         Less       Ended     Total      Ended
                      Operating     Operating   Sept.30,  Revenues   Sept.  30,
  Program             Costs(2)        Costs      1994    Distributed    1994
                      ----------   ----------   -------   ---------   ------
1979................. $2,835,079   $4,540,874   ($6,549)  3,591,294   21,000
1980.................  2,628,978    2,629,803       -     2,635,751      -
1981.................  6,546,160    4,558,739       -     5,368,272      -
1981-II..............  4,817,145    2,169,886       -     2,609,000      -
1982-A...............  6,297,972    3,890,023       -     3,755,000      -
1982-B...............  2,565,504    1,478,120       -     1,158,000      -
1983-A...............  1,380,331      415,348       -       819,000      -
1984.................    903,786      258,894   ( 1,075)    534,741    8,400
1984 Employee(*).....        874        1,077       -         1,000      -
1985 Employee(*).....      2,300        1,288       -         1,035      -
1986 Energy Income
  Fund(**)...........    210,035      281,569       -       287,203      -
1986 Employee(*).....      2,698        5,108    17,845       4,486      -
1987 Employee(*).....    357,368      548,372       -       465,800      -
1988 Employee(*).....    770,272    1,161,840       -       942,800      -
1989 Employee(*).....  1,010,133      752,569       -       607,900      -
1990 Employee(*).....    466,272      338,281       -       266,600      -
1991 Employee........  1,051,738      654,127    38,793     505,000   49,000
1992 Employee........     97,325       72,786     7,294      43,500    8,500
1993 Employee........    285,003      114,579    34,539      29,500   23,000
Consolidated Program.         (7)       1,079       294         -        -
1994 Employee........    191,583       11,762     6,780         -        -

(*) Effective December 31, 1993, this program was merged with and into the Consolidated Program.

(**) Formed primarily for purposes of acquiring producing oil and gas properties.

                       LIMITED PARTNERS' NET CASH TABLE(1)
                             As of September 30, 1994
                                                               Total
                                                              Revenues                   Total
                                                               Less                     Revenues
                                                             Operating                Distributed
                                    Total         Total      Costs for                   for 3
                                Expenditures    Revenues     3 Months                   Months
                                    Less          Less         Ended      Total         Ended
                     Capital      Operating     Operating     Sept.30,   Revenues      Sept.  30,
       Program     Contributed   Costs(2)         Costs         1994    Distributed       1994
- ---------------  -------------   ----------   -----------   ---------   ----------    ----------
1979...........   $ 3,000,000    $6,193,798   $ 9,921,647   ($ 7,861)   $5,867,601    $19,200(5)
1980...........    12,000,000(3) 14,469,265     3,729,906        -         760,000        -
1981...........    29,255,000(4) 32,700,741    11,395,621        -       5,335,065        -
1981-II........    15,000,000    16,603,760     4,994,106        -       1,710,001        -
1982-A.........    21,140,000    21,591,442     9,434,313        -       6,342,000        -
1982-B.........    10,555,000     9,935,850     3,233,596        -       2,828,740        -
1983-A.........     2,530,000     2,993,705     1,145,026        -         227,700        -
1984...........     1,575,000     2,034,248       809,048     14,024       452,066     17,010(6)
1984 Employee(*)      174,000        86,664       137,262        -         125,280        -
1985 Employee(*)      283,500       227,670       128,753        -         182,644        -
1986 Energy
  Income Fund(**)   1,000,000     1,056,473     1,615,695     17,832     1,426,600     11,100(7)
1986 Employee(*)      229,750       267,008       508,122        -         460,007        -
1987 Employee(*)      209,000       207,060       335,044        -         324,845        -
1988 Employee(*)      177,000       214,712       326,858        -         281,630        -
1989 Employee(*)      157,000       157,306       153,044        -         147,737        -
1990 Employee(*)      253,000       254,483       142,479        -         180,895        -
1991 Employee..       253,000       274,227       175,445     10,372       141,494     16,832(8)
1992 Employee..       240,000       251,167       189,674     18,856       139,440     22,800(9)
1993 Employee..       245,000       263,667       106,529     31,933        41,895     10,780(10)
Consolidated
  Program......           -            (713)      106,736     29,162        93,279     43,421(11)
1994 Employee..       213,000        90,156         6,205      3,484           _          _

- --------------------
(*) Effective December 31, 1993, this program was merged with and into the Consolidated Program.

(**) Formed primarily for purposes of acquiring producing oil and gas properties.

        (1)     Amounts reflect the accrual method of accounting.

        (2) Does not include expenditures of $237,600, $920,453, $2,252,900, $1,480,248, $2,079,268, $985,371 and $241,076 which were obtained from bank borrowings and used to pay the limited partners' share of sales commissions of $237,600, $722 ,453, $1,940,400, $1,183,248, $1,656,468, $827,046 and $190,476 and
                organization costs of $--0--, $198,000, $312,500, $297,000,
                $422,800, $158,325 and $50,600 for the 1979, 1980, 1981,
                1981-II, 1982-A, 1982-B and 1983-A Programs, respectively.

        (3) Includes original subscriptions of limited partners totaling $10,000,000 and additional assessments totaling $2,000,000.

        (4) Includes original subscriptions of limited partners totaling $25,000,000 and additional assessments totaling $4,255,000.

        (5) In November 1994, the 1979 Program made a distribution of $9,600 to that program's limited partners.

        (6) In November 1994, the 1984 Program made a distribution of $25,200 to that program's limited partners.

        (7) In November 1994, the 1986 Energy Income Fund made a distribution of $8,500 to that program's limited partners.

        (8) In November 1994, the 1991 Employee Program made a distribution of $8,942 to that program's limited partners.

        (9) In November 1994, the 1992 Employee Program made a distribution of $17,760 to that program's limited partners.

        (10) In November 1994, the 1993 Employee Program made a distribution of $34,790 to that program's limited partners.

        (11) In November 1994, the Consolidated Program made a distribution of $32,160 to that program's limited partners.


                           FEDERAL INCOME TAX ASPECTS

General

        The following discussion of federal income tax considerations is based on existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing Treasury Regulations, proposed Treasury Regulations to the extent noted, existing administrative interpretations, and existing court decisions. No assurance can be given that legislation, Treasury Regulations, administrative interpretations, or court decisions will not significantly change existing law, or that any of such changes will not be applied retroactively.

        Conner & Winters, A Professional Corporation, tax counsel to the Partnership ("Counsel"), is of the opinion that to the extent the summary of federal income tax consequences to the Limited Partners set forth in this "FEDERAL INCOME TAX ASPECT S" section and under the heading "RISK FACTORS--Tax Related Risks" involves matters of law, these statements are accurate in all material respects under the Code, Treasury Regulations, and existing interpretations thereof and address the material federal income tax considerations relating to an investment in the Partnership. An opinion of counsel is not binding on the Service or the courts. Accordingly, it is possible that the Service will successfully challenge the tax treatment of certain matters discussed herein.

        BECAUSE EACH INDIVIDUAL'S TAX SITUATION WILL BE DIFFERENT, EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING FEDERAL, STATE, AND LOCAL INCOME AND OTHER TAX LAWS THAT MAY APPLY TO HIS OR HER PARTICIPATION. THE TAX ASPECTS DESCRIBED BELOW DO NOT CONSTITUTE, AND SHOULD NOT BE CONSIDERED AS, LEGAL OR TAX ADVICE.

Summary of Certain Matters

        Assuming the accuracy of certain factual matters identified below, the Partnership will be classified, for federal income tax purposes, as a partnership and not as a corporation and the income of the Partnership will not be subject to federal income tax. Instead each Limited Partner will include in computing his or her income tax his or her distributive share of the items of income, gain, loss, deduction (including an allowance for depletion with respect to income from the Partnership's oil and gas properties), and credit of the Partnership. Except as noted below, the distributive share for federal income tax purposes of each Limited Partner will be determined as provided in the Agreement. Moreover, distributions from the Partner ship will not, in general, be subject to income tax. It is expected the income of the Partnership will be passive income which may be used to offset a Limited Partner's losses from other passive activities.

Partnership Classification

        The federal income tax consequences summarized herein depend on the classification of the Partnership as a partnership and not as an association taxable as a corporation for federal income tax purposes. In Counsel's opinion, the Partnership will be treated as a partnership for federal income tax purposes assuming the satisfaction at all times of the following conditions:

                (i) A duly executed Certificate of Limited Partnership for the Partnership will be filed with the Oklahoma Secretary of State in compliance with the Act and the organization and operation of the Partnership will be in accordance with the Agreement and the Act;

                (ii) The General Partner will continue to serve as such and is neither controlled by nor is it acting as agent for the Limited Partners or any Persons affiliated with the Limited Partners;

                (iii) The General Partner has and will maintain substantial assets which can be reached by a creditor of the Partnership, exclusive of its interests in the Partnership and notes and accounts receivable from and payable to the Partnership. At the time of admission of Limited Partners to the Partnership, the General Partner will have a net worth equal to at least 10% of the total Capital Contributions made to the Partnership, excluding any net worth attributable to any interest of the General Partner in the Partnership. For purposes of satisfying this net worth requirement, assets will be valued based upon their current fair market value.
          The General Partner will use its best efforts to ensure that the net worth of the General Partner continues to meet these requirements throughout the term of the Partnership;

                (iv) The General Partner will, in the aggregate, at all times during the existence of the Partnership, receive at least 1% of each material item of the Partnership's income, gain, loss, deduction, or credit;

                (v) In excess of 90% of the gross income of the Partnership will be interest income, dividends, (excluding interest identified in Section 7704(d)(2) of the Code) and gains derived from the exploration, development, mining, or production, processing, refining, transportation, or the marketing of minerals or natural resources, or gain from the sale or disposition of interests in oil and gas properties or other items described in Section 7704(d) of the Code; and

                (vi) There are no other documents or agreements which alter, modify, or change in any way the validity and accuracy of the above assumptions and information.

          If the Partnership were classified as a corporation for federal income tax purposes, then (a) the taxable income of the Partnership would be subject to the corporate federal income tax, (b) the income, gains, losses, deductions and credits of the Partnership (including deductions for depletion with respect to income from oil and gas properties would not be taken into account by the Limited Partners in computing federal income tax, and (c) distributions by the Partnership would be treated as ordinary income (not subject to depletion) to the extent of the current and accumulated earnings and profits of the Partnership. As a result, the after-tax investment return of a Limited Partner by reason of an investment in the Partnership would likely be significantly reduced. The following discussion assumes that the Partnership will be classified as a partnership and not as a corporation for federal income tax purposes.

Taxation of Limited Partners

        A Limited Partner must include in his or her tax return for a taxable year his or her share of the Partnership's items of income, gain, loss, deduction, and credit for the Partnership's taxable year that ends during or with the Limited Partner's taxable year, whether or not any cash is actually distributed to the Limited Partner. Revenues from the Partnership's sale of oil and gas production are taxable to Limited Partners as ordinary income subject to depletion and other deductions discussed below.

        Partnership Allocations. The allocations of items of income, gain, loss, deduction, and credit of the Partnership are discussed under "PARTICIPATION IN COSTS AND REVENUES" in this Memorandum. Counsel is of the opinion that, except as discussed in the following paragraph, the allocations provided in the Agreement will be respected for federal income tax purposes because they have "substantial economic effect," as that term is defined in Treasury Regulations Section 1.704-1(b)(the "704(b ) Regulations") to the extent the allocations do not result in any Limited Partner having a deficit in his or her capital account (after taking into account the adjustments required by Section 1.704-1(b)(2)(ii)(d) of the 704(b) Regulations). It is possible the Service could adopt an interpretation of the 704(b) Regulations different than that relied upon by Counsel.

        Code Section 613A(c)(7)(D) requires the depletable basis of oil and gas properties owned by a partnership be allocated to the partners in accordance with their interest in the capital or income of the partnership. The Partnership will allocate the basis in each Partnership Property to the Partners in accordance with their interest in the capital of the Partnership on December 31, 1995. Due to a lack of authority relating to the allocation of basis in oil or gas properties consistent with the policy underlying the applicable Code Section, Counsel is unable to opine that the manner in which the Partnership will allocate the basis of each Partnership Property (and therefore any associated cost depletion deductions) to the Limited Partners will comply with the relevant Code and Treasury Regulation requirements. Notwithstanding this uncertainty, Counsel does not believe that any reallocation of the basis of Partnership Properties in response to a Service challenge of the proposed method of allocation would differ significantly from the proposed method which is set out in the Agreement.

        Partnership Losses. Subject to the "passive loss" limitation rules described under "Limitations on Losses and Credits from Passive Activities" below and the limitations on miscellaneous itemized deductions, each Limited Partner may deduct his or her share of the Partnership's taxable loss, if any, on his or her own federal income tax return only to the extent of the lesser of the Limited Partner's tax basis in his or her Units at the end of the Partnership's fiscal year in which the loss occurs or the amount that the Limited Partner is "at risk" with respect to an activity of the Partnership. Partnership losses which exceed the Limited Partner's tax basis or "at risk" amount may be deducted in any subsequent year to the extent the Limited Partner's tax basis and "at risk" amounts are increased above zero. A Limited Partner's adjusted tax basis in the Partnership will initially be equal to his or her Capital Contribution. This basis will be increased by (i) the Limited Partner's additional cash contributions, if any, (ii) the Limited Partner's distributive share of income and gain, (iii) the Limited Partner's share of any nonrecourse borrowing of the Partnership, and (iv) the excess of the Limited Partner's deductions f or depletion over the basis of the Limited Partner's share of Partnership Properties subject to depletion. The basis will be decreased (but not below zero) by (i) distributions to the Limited Partner from the Partnership, (ii) the Limited Partner's distributive share of the Partnership deductions and losses, (iii) the Limited Partner's depletion deduction on the Limited Partner's share of Partnership Revenues, (iv) and decreases in the Limited Partner's share of nonrecourse borrowings of the Partnership, and (v) the Limited Partner's share of nondeductible expenses of the Partnership which are not properly chargeable to the Partnership capital accounts for federal income tax purposes. A Limited Partner's aggregate "at risk" amount for all Partnership activities will generally be equal to the amount he or she pays for his or her Units plus, in certain cases, his or her share of Partnership Revenues less prior deductions, losses, and cash distributions.

        Limitations on Losses and Credits from Passive Activities.  Code
Section 469 imposes limits on the ability of individuals and certain closely held corporations to use losses and credits from so-called "passive activities" to offset taxable in come and tax liability arising from nonpassive sources. With the exception of that portion of Partnership Revenues that is portfolio income, as defined below, and any gain or loss from the disposition of a Partnership property that the Temporary Treasury Regulations described below classify as not arising from a passive activity, based on the anticipated activities of the Partnership (and assuming the business of the Partnership is conducted as described in this Memorandum), Counsel is of the o pinion that the Limited Partners' distributive shares of items of income, gain, loss, deduction, and credit of the Partnership derived from the Partnership's oil and gas operations (other than oil and gas production payments owned by the Partnership) and the sale of oil and gas properties will be treated as derived from a passive activity.

        Generally, a taxpayer's deductions and credits from passive activities may be used to reduce his or her tax liability in a given taxable year only to the extent his or her liability arises from passive activities. In determining the amount o f income from passive activities in any taxable year, a taxpayer must exclude "portfolio income." Portfolio income includes interest, dividends, annuities or royalties, unless such income is derived in the ordinary course of certain types of trades or businesses, less (a) expenses (other than interest) directly and clearly allocable to such income and (b) interest expenses properly allocable to such income. For this purpose, portfolio income also includes any gain or loss from the disposition of property that produces portfolio income or that is held for investment, as well as income derived from oil and gas production payments. Any income, gain, or loss attributable to an investment of working capital (such as unexpended Capital Contributions) will also be treated as portfolio income. Prospective investors should note that the portfolio income of the Partnership must be reported as taxable income of the Partnership, without reduction for any of the expenses of the Partnership (other than those described in clauses (a) and (b) of the second sentence of this paragraph), and that each Limited Partner will be required to pay federal income tax on his or her share of such portfolio income, even if no corresponding distribution is made by the Partnership to the Limited Partners. Based on representations of the General Partner, Counsel believes that the activities of the Partnership which involve the exploration, development and production of oil and gas will constitute the conduct of a trade or business. Consequently, the portfolio income of the Partnership will primarily consist of interest, if any, earned on its invested cash reserves pending their investment in oil and gas properties and/or drilling activities. Prospective investors should be aware, however, that the Department of Treasury has reserved the right to recharacterize other types of income from passive activities as portfolio income.

        To the extent a taxpayer's aggregate losses from all passive activities exceed his or her aggregate income from all passive activities in a given taxable year, the taxpayer has a "passive activity loss" for the year. Similarly, a "passive activity credit" arises in any year to the extent taxpayer's tax credits (with certain limited exceptions) arising from all passive activities exceed his or her tax liabilities allocable to all passive activities. A passive loss or credit may be carried forward to successive taxable years until fully utilized against income from passive activities in such years; however, passive losses and credits may not be carried back to prior years.

        In addition, where a taxpayer disposes of his or her entire interest in a passive activity in a transaction in which all of the gain or loss realized on the disposition is recognized, any loss from that activity that was suspended by these passive loss rules will cease to be treated as a passive loss and any loss on the disposition will not be treated as arising from a passive activity. These losses will be allowed as deductions against income in the following order: (i) gain recognize d on the disposition; (ii) net income or gain for the taxable year from all passive activities; and (iii) any other income or gain.

        Under Section 469(k) of the Code, the limitations on losses and credits from passive activities will be applied separately to a partnership which is considered "publicly traded" under Code Section 7704. For this purpose, a publicly traded partnership is one the interests in which are (a) traded on an established securities market or (b) readily tradeable on a secondary market

(or the substantial equivalent thereof). Under the Agreement, the Limited Partners are prohibited from transfer ring their Units except under very limited circumstances. Based on the representation of the General Partner that it and the Partnership will adhere to the transferability restrictions in the Agreement, Counsel is of the opinion that the Partnership will not be considered publicly traded under Code Section 7704.

        Intangible Drilling and Development Costs. The Partnership will participate in the drilling of wells on the oil and gas properties in which it acquires an interest. Currently, federal tax laws permit immediate write-offs of certain intangible drilling and development costs against a taxpayer's income. Assuming an appropriate election by the Partnership under Section 263(c) of the Code, intangible drilling and development costs may be deducted as an expense for income tax purposes (subject to the limitations described above under "Partnership Losses"). These costs include expenditures for services and materials having no salvage value which are provided or utilized in preparing a drill site and drilling, testing and completing a well.

        Generally, a taxpayer may not deduct a greater portion of the intangible drilling and development costs incurred with respect to a particular well than the portion of the well owned by it when the costs are incurred. In the event the Partner ship acquires interests in certain oil and gas properties with respect to which drilling activities have already commenced prior to the Partnership's investment, that portion of the Partnership's acquisition cost for such properties which represents its share of the drilling costs previously incurred will not be deductible by the Limited Partners as intangible drilling and development costs. Instead such amounts will be capitalized as part of the depletable basis of such properties. Also, it i s possible that because the General Partner's and the Limited Partners' ultimate revenue interests in the Partnership will not be finally determined until after December 31, 1995 (see "PARTICIPATION IN COSTS AND REVENUES"), the Service may attempt to disallow deductions claimed by the Limited Partners for all or a portion of the intangible drilling and development costs specially allocated to them pursuant to the Agreement. The law provides for a recapture of intangible drilling and development costs, requiring the taxpayer to treat as ordinary income any gain on the disposition of oil and gas properties (or any interest in any oil and gas partnership) to the extent of intangible drilling and development costs deducted with respect to such properties.

        In some cases, the agreements under which the Partnership acquires an interest in a property may require the Partnership to pay a share of the costs attributable thereto which is disproportionately greater than the working interest acquired. In such cases, generally, the excess portion of intangible drilling and development costs must be capitalized as additional leasehold costs. However, full deductibility is obtainable under certain arrangements and in certain circumstances. The General Partner will seek to structure the agreements for the acquisition of properties in a manner which will permit the deduction of the full amount of the intangible drilling and development costs paid but there can be no assurance that it will be able to do so or that the arrangements will be recognized for federal income tax purposes. Since all of the facts and terms of such arrangements are not currently known, it is not practicable to predict the outcome of a challenge to the full deductibility of such costs.

        Depletion. The Partnership will be the owner of economic interests in its oil and gas properties (except for certain production payments). The

Limited Partners are entitled to a deduction for depletion with respect to a Partnership's production and sale of oil and gas from these properties. With respect to each oil and gas property, a Limited Partner's deduction for each year is the greater of cost depletion or percentage depletion. Percentage depletion with respect to a property is equal to 15% of the gross income attributable to the production from such property, subject to certain limitations. Percentage depletion is allowable even if the taxpayer has no basis in the property and continues to be allowable after the taxpayer has fully depleted his or her basis in the property. Cost depletion allows the leasehold cost of each producing Partnership Property to be recovered over its productive life based on units of production. To determine the per unit (i.e., barrels of oil or cubic feet of gas) allowance, the adjusted tax basis for the property is divided by the estimated total units recoverable therefrom. The cost depletion deduction is the per unit allowance multiplied by the number of units sold during the year . Depletion computed under this method cannot exceed the cost or other basis of the producing property. In the case of the Partnership, the cost or percentage depletion allowance is computed separately by the Partners, and not by the Partnership.

        Nominee Ownership of Partnership Properties. In the event the Partnership Properties are not held in the name of the Partnership, it is anticipated that all of the Partnership Properties will be held in the record name of Unit Texas Company ("UNIT Nominee"), an affiliate of the General Partner and a wholly-owned subsidiary of Unit Petroleum Company. In Counsel's opinion the Partnership will be treated, for federal income tax purposes, as the owner of the Partnership Properties held by UNIT Nominee for its benefit assuming the accuracy at the time of formation of the Partnership, and the continuing accuracy thereafter, of the following representations of the General
Partner:

                (i) A nominee/agent agreement ("Nominee Agreement") in substantially the form of the Nominee Agreement attached as
          Exhibit I to Counsel's opinion included as Exhibit B to this Memorandum will be executed by and between UNIT Nominee, as agent, and the Partnership before any interests in oil and gas properties are acquired by UNIT Nominee as agent for the Partnership;

                (ii) The terms and provisions of the Nominee Agreement entered into as provided above will be adhered to by each party thereto and, in particular, UNIT Nominee will be held out as the agent and not the principal in all dealings with third parties relating to the oil and gas properties which UNIT Nominee holds as agent for the Partnership; and

                (iii) The beneficial ownership of any oil and gas property interests to be assigned to the Partnership will be assigned to the Partnership by delivery to UNIT Nominee, as agent for the Partnership, of an enforceable written assignment, in substantially the form of Exhibit II to Counsel's opinion included as Exhibit B to this Memorandum, properly executed by the assignor.

 If the Service were to argue successfully that UNIT Nominee should be treated as the tax owner of the Partnership's oil and gas properties, there would be significant adverse federal income tax consequences to the Limited Partners, such as the unavailability of depletion deductions in respect of income from oil and gas properties.

        Reimbursement of Expenses. The Agreement provides that the General Partner shall be reimbursed by the Partnership, subject to limitations based on a percentage of the Aggregate Subscription, for that portion of its general and administrative overhead expenses attributable to its conduct of the Partnership's business and affairs. Such reimbursement will be charged to the accounts of the Partners in the same proportions that Partnership Revenue is being shared at the time such expenses a re incurred and will be paid from Partnership Revenue. Generally, the reimbursements paid to the General Partner will be currently deductible to the extent they represent ordinary and necessary business expenses incurred by the Partnership in the course of its business for services rendered by the General Partner. As all of the facts regarding the nature of the services to be rendered are not known and may vary according to the circumstances presented, it is not practical to predict whether all or a substantial portion of such reimbursement will be deductible, if challenged, and there can be no assurance that any such challenge would not ultimately be upheld.

        Sales and Distributions. The Partnership's gain on a sale of an interest in an oil and gas property will be measured by the difference between the sale proceeds (including the amount of any indebtedness to which the property is subject) and the adjusted basis of the property. Consequently, the amount of tax payable by a Limited Partner on his or her share of the Partnership's allocable share of such gain may in some cases exceed his or her share of cash proceeds therefrom. Gain realized by the Partnership (and, thus, the Limited Partners) on a sale of an oil and gas property will be ordinary income to the extent of the recapture of depreciation, depletion and intangible drilling and development costs. In that regard, the Partner ship's cost of acquiring and improving equipment such as pipe, casing, tubing, storage tanks and pumps will be capitalized and depreciated.

        Cash distributions to a Limited Partner will not be taxable except that amounts distributed in excess of the Limited Partner's tax basis will be taxable. Generally, any amounts distributed to a Limited Partner in excess of his or her tax bas is will be capital gain except to the extent of ordinary income attributable to the Limited Partner's share of recapture items (discussed in the preceding paragraph). When a Limited Partner's share of Partnership nonrecourse debt is reduced for any reason, the amount of the reduction is deemed to be a cash distribution. Like an actual cash distribution, the deemed distribution reduces a Limited Partner's adjusted tax basis of his or her Units.

        Generally, a Limited Partner will realize a gain or loss on the disposition of his or her Units measured by the difference between the amount realized on the disposition and the Limited Partner's adjusted basis for such Units. Since a Limited Partner's share of Partnership nonrecourse indebtedness must be included in the amount realized upon the disposition of the Units, any gain realized on the disposition may result in a tax liability greater than the cash proceeds, if any, from the disposition.

        The Code requires each person who transfers an interest in a limited partnership possessing "unrealized receivables" or "substantially appreciated inventory items" to report the transfer to the limited partnership. It is expected that the Partnership will be deemed to possess these items. A transferring Limited Partner will be required to report to the General Partner the name, address, and taxpayer identification number of the person acquiring Units and the date on which the Units are transferred. This report to the

General Partner must be submitted at the time of sale, or no later than seven days after receipt by the transferor of the purchaser's taxpayer identification number. When the General Partner is notified of any transfers of Units, the identity of the transferor and transferee will be provided to the Service together with any other information required by Treasury Regulations. Failure by a Limited Partner to report a transfer covered by this provision may result in a penalty of $50 per occurrence.

        The Code permits a partnership to elect, pursuant to Sections 734, 743, and 754, to adjust a partner's share of tax basis of partnership property following redemption of an interest, death of a partner, or a purchase of a partnership interest by such partner. Because of the tax accounting complexities inherent in, and the substantial expense incident to, making such an election to adjust the tax basis, the General Partner does not presently intend to make such elections on behalf of the Partnership, although it is empowered to do so by the Agreement. The absence of any such election may, in some circumstances, result in a reduction in the value of Units to any potential purchaser. Once a Section 754 election is made on behalf of the Partnership, the tax basis of its property must be adjusted upon all future transfers of interests in the Partnership to any transferee.

IRS Tax Shelter Registration

        Section 6111 of the Code requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury and to obtain an identification number which must be included on the tax returns of investors in that tax shelter . Under Temporary Treasury Regulations interpreting Section 6111, the Partnership would constitute a "tax shelter" required to register. While not necessarily agreeing with the expansive interpretation of the registration requirements in the Temporary Treasury Regulations, the General Partner will take all necessary steps to comply with the registration requirements because there are onerous penalties for failing to register as a "tax shelter."

        After the General Partner has caused the Partnership to be registered in compliance with the requirements, the Service will assign a registration number to the Partnership. The General Partner will furnish this registration number to the Limited Partners. ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS THEREFROM HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE. Each Partner must (i) report the Partnership's registration number on Treasury Form 8271 and attach this form to his or her federal income tax return for each taxable year in which he or she is a Partner, and (ii) furnish the Partnership's registration number to each person to who m he or she transfers Units.

Partnership Tax Returns and Tax Information

        Information returns filed by the Partnership are subject to audit by the Service. Prospective investors should note that a federal income tax audit of the Partnership's tax information returns may result in an audit of the returns of the Limited Partners, and that an examination could result in adjustments both to items related to the Partnership and to unrelated items.

        Interest paid by individuals in respect of an underpayment of tax is nondeductible. The interest rate for an underpayment of tax is set quarterly at the federal short-term rate plus 3 percentage points. The underpayment rate which commenced January 1, 1995 is 9%, compounded daily.

        The tax treatment of Partnership items will be determined at the Partnership level, rather than in separate proceedings with the Partners.
Thus, the availability and amount of the tax deductions taken by the Limited Partners will depend not only on the general legal principles discussed herein, but also upon various determinations of the General Partner. These determinations are subject to challenge by the Service on factual or other grounds. Generally, each Partner is required to treat Partnership items on his or her return consistently with the treatment on the Partnership return. Where this treatment is inconsistent, a statement must be filed by the Partner identifying the inconsistency. If the consistency requirement is not satisfied and the identifying statement is not filed, the Service may assess a deficiency against the Partner before audit proceedings are completed at the Partnership level. Additionally, if a taxpayer fails to show properly on a return any amount that is shown on an information return, the taxpayer's failure may be treated as negligence and subject to a penalty equal to 20% of the underpayment of tax attributable to the negligence.

        The General Partner is to be designated pursuant to Treasury Regulations as the tax matters partner ("TMP"). The TMP is responsible for protecting the interests of the Partners in the audit process. In the Agreement, the General Partner is designated as the TMP and, as such, is given the right, on behalf of the Partnership, to determine whether to challenge a final Partnership administrative adjustment proposed by the Service. If the TMP determines not to challenge an administrative adjustment, any Partner with at least a 1% interest in the Partnership and any requesting group of Partners that together have at least a 5% interest in the Partnership may challenge it.

        Generally, the period for assessment with respect to Partnership items for any Partnership taxable year will not expire before three years from (a) the date of filing the Partnership return or, if later, (b) the last date prescribed for filing such return determined without extensions. The period may be extended for all Partners by agreement with the TMP (or other person authorized in writing by the Partnership).

        The procedures regarding the audit of partnerships and the authority of the TMP are complex and cannot be described completely herein. Each prospective investor is urged to seek the advise of his or her individual tax advisor with respect t o those audit provisions.

Laws Subject to Change

        The tax aspects described above are based upon interpretations of the Code as it has been amended to the date of this Memorandum and as Counsel understand it. Federal income tax laws and regulations and interpretations thereof are subject to change by Congress, and the courts and administrative agencies. Regulations have not been issued or proposed under most of the provisions of recent legislation. For these reasons, no assurance can be given that the foregoing interpretations will not be challenged or if challenged, will be sustained or that the favorable tax aspects described above will be available in future years.

State and Local Taxes

        In addition to the federal income tax aspects described above, prospective investors should consider with their advisors the state tax consequences of an investment in Units.


        COMPETITION, MARKETS AND REGULATION

        The oil and gas industry is highly competitive in all its phases. The Partnership will encounter strong competition from both major independent oil companies and individuals, many of which possess substantial financial resources, in acquiring economically desirable prospects and equipment and labor to operate and maintain Partnership Properties. There are likewise numerous companies and individuals engaged in the organization and conduct of oil and gas drilling programs and there is a high degree of competition among such companies and individuals in the offering of their programs.

 Marketing of Production

        The availability of a ready market for any oil and gas produced from Partnership Wells will depend upon numerous factors beyond the control of the Partnership, including the extent of domestic production and importation of oil and gas, the proximity of Partnership Wells to gas pipelines and the capacity of such gas pipelines, the marketing of other competitive fuels, fluctuation in demand, governmental regulation of production, refining and transportation, general national and worldwide economic conditions, and the pricing, use and allocation of oil and gas and their substitute fuels.

        The demand for gas decreased significantly in the 1980s due to economic conditions, conservation and other factors. As a result of such reduced demand and other factors, including the Power Plant and Industrial Fuel Use Act (the "Fuel Use Act") which related to the use of oil and gas in the United States in certain fuel burning installations, many pipeline companies began purchasing gas on terms which were not as favorable to sellers as terms governing purchases of gas prior thereto. S pot market gas prices declined generally during that period. While the Fuel Use Act has been repealed and the General Partner expects that the markets for gas will improve, there can be no assurance that such improvement will occur. As a result, it is possible that there may be significant delays in selling any gas from Partnership Properties. In addition, production of gas, if any, from Partnership Wells may be dedicated to long-term gas purchase contracts with gas purchasers. In such event , the price received upon the sale of such gas might be higher or lower than if such gas had not been so dedicated.

        In the event the Partnership acquires an interest in a gas well or completes a productive gas well, or a well that produces both oil and gas, the well may be shut in for a substantial period of time for lack of a market if the well is in an a readistant from existing gas pipelines. The well may remain shut in until such time as a gas pipeline, with available capacity, is extended to such an area or until such time as sufficient wells are drilled to establish adequate reserves which would justify the construction of a gas pipeline, processing facilities, if necessary, and a transmission system.

        The worldwide supply of oil has been largely dependent upon rates of production of foreign reserves. Although in recent years the demand for oil has slightly increased in this country, imports of foreign oil continue to increase. Consequently, the prices for domestic oil production have remained low. Future domestic oil prices will depend largely upon the actions of foreign producers with respect to rates of production and it is virtually impossible to predict what actions those producers will take in the future. Prices may also be affected by political and other factors relating to the Middle East. As a result, it is possible that prices for oil, if any, produced from a Partnership Well will be lower than those currently avail able or projected at the time the interest therein is acquired. In view of the many uncertainties affecting the supply and demand for crude oil and natural gas, and the change in administration in the United States and the potential for a different focus for the United States energy policy, the General Partner is unable to predict what future gas and oil prices will be.

Regulation of Partnership Operations

        Production of any oil and gas found by the Partnership will be affected by state and federal regulations. All states in which the Partnership intends to conduct activities have statutory provisions regulating the production and sale of oil a nd gas. Such statutes, and the regulations promulgated in connection therewith, generally are intended to prevent waste of oil and gas and to protect correlative rights and the opportunities to produce oil and gas as between owners of a common reservoir. Certain state regulatory authorities also regulate the amount of oil and gas produced by assigning allowable rates of production to each well or proration unit. Pertinent state and federal statutes and regulations also extend to the prevention and clean-up of pollution. These laws and regulations are subject to change and no predictions can be made as to what changes may be made or the effect of such changes on the Partnership's operations.

        Under the laws and administrative regulations of the State of Oklahoma regarding forced pooling, owners of oil and gas leases or unleased mineral interests may be required to elect to participate in the drilling of a well with other fractional undivided interest owners within an established spacing unit or to sell or farm out their interest therein. The terms of any such sale or farm-out are generally those determined by the Oklahoma Corporation Commission to be equal to the most favorable terms then available in the area in arm's length transactions although there can be no assurance that this will be the case. In addition, if properties become the subject of a forced pooling order, drilling operations may have to be undertaken a t a time or with other parties which the General Partner feels may not be in the best interest of the Partnership. In such event, the Partnership may have to farm out or assign its interest in such properties. In addition, if a property which might otherwise be acquired by the Partnership becomes subject to such an order, it may become unavailable to the Partnership. Finally, as a result of forced pooling proceedings involving a Partnership Property, the Partnership may acquire a larger than anticipated interest in such property, thereby increasing its share of the costs of operations to be conducted.

Natural Gas Price Regulation

        Partnership Revenues are likely to be dependent on the sale of natural gas that may be subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 ("NGA") and/or the Natural Gas Policy Act of 1 978 ("NGPA"). Under the NGPA, natural gas is divided into numerous, complex categories based on, among other things, when, where and how deep the gas well was drilled and whether the gas was committed to interstate or intrastate commerce on the day before the date of enactment of the statute. These categories determine whether the natural gas remains subject to non-price regulation under the NGA and/or to maximum price restrictions under the NGPA. In addition to setting ceiling prices for natural gas, FERC approval is required for both the commencement and abandonment of sales of certain categories of gas in interstate commerce for resale and for the transportation of natural gas in interstate commerce. FERC has general investigatory an d other powers, including limited authority to set aside or modify terms of gas purchase contracts subject to its jurisdiction. Price and non-price regulation of natural gas produced from most wells drilled after 1978 has terminated. That gas may b e sold without prior regulatory approval and at whatever price the market will bear.

        On July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 (the "Wellhead Decontrol Act") became effective. Consequently, due to this statutory deregulation and FERC's issuance of Order No. 547 discussed below, as of January 7, 1993 the price of virtually all gas produced by producers not affiliated with interstate pipelines has been deregulated by FERC.

        Market determined prices for deregulated categories of natural gas fluctuate in response to market pressures which currently favor purchasers and disfavor producers. As a result of the deregulation of a greater proportion of the domestic United States gas market and an increased availability of natural gas transportation, a competitive trading market for gas has developed. For several reasons the supply of gas has exceeded demand. The General Partner cannot reliably predict at this time whether such supply/demand imbalance will improve or worsen from a producer's viewpoint.

        During the past several years, FERC has adopted several regulations designed to create a more competitive, less regulated market for natural gas. These regulations have materially affected the market for natural gas.

        FERC's initial major initiative was adoption of its "open-access transportation program," through Order No.s 436 and 500. Regulation of Natural Gas Pipelines After Partial Wellhead Decontrol, Order No. 436, 50 Fed. Reg. 42,408 (October 18, 1 985), vacated and remanded, Associated Gas Distributors
v.  FERC, 824 F.2d 981 (D.C. Cir. 1987), cert. denied, 485 U.S. 1006 (1988), readopted on an interim basis, Order No. 500, 52 Fed. Reg. 30,344 (Aug. 14,
1987), remanded, American Gas Association v. FERC, 888 F.2d 136 (D.C. Cir.
1989), readopted, Order No. 500-H, 54 Fed. Reg. 52,344 (Dec. 21, 1989), reh'g
granted in part and denied in part, Order No. 500-I, 55 Red. Reg. 6605 (Feb. 26, 1990), aff'd in part and remanded in part, American Gas Association v. FERC, 912 F.2d 1496 (D.C. Cir. 1990), cert. denied, 111 S. Ct. 957 (1991).
Order 436 implemented three key requirements: (1) jurisdictional pipelines were required to permit their firm sales customers to convert their firm sales entitlements to a volumetrically equivalent amount of firm transportation service over a five-year period; (2) jurisdictional pipelines were required to offer their open-access transportation services without discrimination or preference; and (3) jurisdictional pipelines were required to design maximum rates to ration capacity during peak periods and to maximize throughput for firm service during off-peak periods and for interruptible service during all periods. The availability of transportation under Order 500 greatly expanded the free trading market for natural gas, including the establishment of an active and viable spot market.

        Subsequently, the FERC focused on whether the resulting regulatory structure provided all gas sellers with the same regulatory opportunity to compete for gas purchasers. It decided that the form of bundled pipeline services (gas sales and transportation) was unduly discriminatory and anticompetitive. The FERC concluded that "the pipelines' bundled, city-gate firm sales service gives pipelines an undue advantage over other gas sellers because of the superior quality of the 'no-notice' aspect of the transportation embedded within the bundled, city-gate, firm sales service compared to the firm and interruptible transportation available for the gas of nonpipeline gas sellers." Pipeline Service Obligations and Revisions to Regulations Governing Self-Implementing Transportation; and Regulation of Natural Gas Pipelines After Wellhead Decontrol, Order No. 636, 57 Fed. Reg. 13,267 (Apr. 16, 1992), III FERC Stats. & Regs. Preambles Paragraph 30,939, at 30,406.

        In brief, the primary requirements of Order 636 are as follows: pipelines must separate their sales and transportation services; pipelines must provide open access transportation services that are equal in quality for all gas suppliers and must provide access to storage on an open access contract basis; pipelines that provided firm sales service on May 18, 1992 must offer a "no-notice" firm transportation service under which firm shippers may receive delivery of gas on demand up to their firm entitlements without incurring daily balancing and scheduling penalties; pipelines must provide all shippers with equal and timely access to information relevant to the availability of their open access transportation services; open access pipe lines must allow firm transportation customers to downstream pipelines to acquire capacity on upstream pipelines held by downstream pipelines; pipelines must implement a capacity releasing program so that firm shippers can release unwanted capacity t o those desiring capacity (which program replaces previous "capacity brokering" and "buy-sell" programs); existing bundled firm sales entitlements are converted to unbundled firm sales entitlements and to unbundled firm transportation rights on the effective date of a particular pipeline's blanket sales certificate; and pipeline transportation rights must be developed under the Straight Fixed Variable (SFV) method of cost classification, allocation and rate design unless the FERC permits the pipeline to use some other method.
The FERC will not permit a pipeline to charge the new resulting rates until the FERC accepts the pipeline's formal restructuring plans. All restructuring plans had to be filed by December 31, 1992, and are to receive final approval by FERC by November 1, 1993 (i.e., before the beginning of the 1993-94 winter heating season).

        In addition, in Order 636 the FERC (1) in response to the remand of the United States Court of Appeals for the District of Columbia in American Gas Association v. FERC, 912 F.2d 1456 (D.C. Cir. 1990), cert. denied, 111 S. Ct. 957 (1991), amended 18 C.F.R. Section 284.221(d) to protect firm transportation contracts for one year from abandonment, provided the shipper matches the highest competing bid up to the maximum lawful rate, (2) concluded that pipelines should be able to recover 100% of their prudently incurred costs attributable to Order 636, and (3) adopted measures governing the implementation of Order 636.

        The FERC has clarified several aspects of Order 636. Pipelines Service Obligations and Revisions to Regulations Governing Self-Implementing Transportation Under Part 284 of the Commission's Regulations, Regulations of Natural Gas Pipelines After Partial Wellhead Decontrol, and Order Denying

Rehearing in Part, Granting Rehearing in Part, and Clarifying Order No. 636, Order No. 636-A, 57 Fed. Reg. 36,128 (Aug. 12, 1992) III FERC Stats. & Regs. Preambles Paragraph 30,950. In Order 636-A t he FERC upheld the primary requirements of Order 636. In addition, the FERC (1) is requiring pipelines to maintain their one-part volumetric rates computed at an imputed load factor to determine transportation rates for "small customers" and is requiring pipelines for a one year period (from the effective date of the blanket sales certificate issued pursuant to Order 636) to sell gas to their smallest customers that elect to continue buying gas from the pipeline at a cost-based rate (based upon their actual price paid for gas), (2) is allowing pipelines to act as agents for their customers in arranging the transportation of gas purchased from any supplier, including the pipeline itself and to charge a negotiated fee for such agency service s, (3) is allowing capacity releases on a pipeline for any period of less than one month without prior posting on the electronic bulletin board or bidding for the released capacity, and (4) is requiring pipelines to recover 10% of their gas supply re alignment costs from their Part 284 interruptible transportation service.

        On November 8, 1992, FERC published Order 636-B. Regulation of Natural Gas Pipelines After Partial Wellhead Decontrol; Order Denying Rehearing and Clarifying Order Nos. 636 and 636-A, Order No. 636-B, 57 Fed. Reg. 57,911 (Dec. 8, 1992). Order 636-B essentially upholds without significant change Order Nos. 636 and 636-A. FERC also stated that it will accept no further petitions for rehearing. Thus, Order 636 constitutes final agency action.

        In essence, the goal of Order 636 is to make a pipeline's position as gas merchant indistinguishable from that of a non-pipeline supplier. It, therefore, pushes the point of sale of gas by pipelines upstream, perhaps all the way to the wellhead. Order 636 also requires pipelines to give firm transportation customers flexibility with respect to receipt and delivery points (except that a firm shipper's choice of delivery point cannot be downstream of the existing primary delivery point) and to allow "no-notice" service (which means that gas is available not only simultaneously but also without prior nomination, with the only limitation being the customer's daily contract demand) if the pipeline offered no-notice city-gate sales service on May 18, 1992. Thus, this separation of pipelines' sales and transportation allows non-pipeline sellers to acquire firm downstream transportation rights and thus to offer buyers what is effectively a bundled city-gate sales service and it perm its each customer to assemble a package of services that serves its individual requirements. But it also makes more difficult the coordination of gas supply and transportation.

        The results of these changes could increase the marketability of natural gas and place the burden of obtaining supplies of natural gas for local distribution systems directly on distributors who would no longer be able to rely on the aggregation of supplies by the interstate pipelines. Such distributors may return to longer term contracts with suppliers who can assure a secure supply of natural gas. A return to longer term contracts and the attendant decrease in gas available for the s pot market could improve gas prices. The primary beneficiaries of these changes should be gas marketers and the producers who are able to demonstrate the availability of an assured long-term supply of natural gas to local distribution purchasers and to large end users. However, due to the still evolutionary nature of Order 636 and its implementation, it is not possible at this time to project the impact Order 636 will have on the Partnership's ability to sell gas directly into gas markets previously served by the gas pipelines.

        As a corollary to Order 636, FERC issued Order 547, which is a blanket certificate of public convenience and necessity pursuant to Section 7 of the NGA that authorizes any person who is not an interstate pipeline or an affiliate thereof to make sales for resale at negotiated rates in interstate commerce of any category of gas that is subject to the Commission's NGA jurisdiction. (There are certain requirements which must be met before an affiliated marketer of an interstate pipeline can avail itself of this certification.) Regulations Governing Blanket Marketer Sales Certificates, Order No. 547, 57 Fed. Reg. 57,952 (Dec. 8, 1992) (to be codified at 18 C.F.R. Sections 284.401 - .402). The blanket certificates are effective January 7, 1993, and do not require any further application by a person. The goal of Order 457, in conjunction with Orders 636, 636-A and 636-B, is to provide all merchants of natural gas a "level playing field" so that gas merchants who are not interstate pipelines are on an equal footing with interstate pipeline merchants who are afforded blanket sales certificates pursuant to Order 636.

        The FERC is also modifying its traditional use of cost-of-service rate regulation in order to prevent pipelines from exercising market power. However, the FERC has begun to allow individual companies to depart from cost-of-service regulation and set market-based rates if they can show they lack significant market power or have mitigated market power. See, e.g., Richmond Gas Storage Systems, 59 FERC Paragraph 61,316 (1992); El Paso Natural Gas Company, 54 FERC Paragraph 61,316, reh'g g ranted and denied in part, 56 FERC Paragraph 61,290 (1990); Transcontinental Gas Pipe Line Corp., 53 FERC Paragraph 61,446, reh'g granted and denied in part, 57 FERC Paragraph 61,345
(1991). Since the FERC has stated that "[w]here companies have market power, market-based rates are not appropriate," in order to "enhance productive efficiency in non-competitive markets," the FERC recently issued a rule allowing pipelines (and electric utilities) "to propose incentive rate mechanisms as alternatives to traditional cost-of-service regulations." Incentive Ratemaking for Interstate Natural Gas Pipelines, Oil Pipelines, and Electric Utilities; Policy Statement on Incentive Regulation, 57 Fed. Reg. 55,231 (Nov. 24, 1992). The FERC has establish ed five specific regulatory standards for implementing specific incentive mechanisms: they should (1) be prospective, (2) be voluntary, (3) be understandable, (4) result in quantifiable benefits to consumers including an upper limit on the risk to consumers that the incentive rates would be higher than rates they would have paid under traditional regulation, and (5) demonstrate how they maintain or enhance incentives to improve the quality of service.

        Other regulatory actions have included elimination of minimum take and minimum bill provisions of pipeline sales tariffs (Order 380) and authorization of automatic abandonment authority upon expiration or termination of the underlying contracts (Order 490). The latter order is currently before the United States Court of Appeals for the Sixth Circuit. FERC has also provided several forms of "blanket" certificates authorizing sales of gas with pregranted abandonment.

        In addition, in Order 451, FERC established an alternative maximum lawful price for certain NGPA Section 104 and 106 gas produced from wells drilled prior to 1975 (so-called "old gas") which otherwise would be subject to lower ceiling prices. FERC provided, however, that the higher price could be collected only where the parties amended the contract or pursuant to complicated "good faith negotiation" rules which permit purchasers facing requests for increased prices to seek reduction of certain higher prices and authorize abandonment of both the higher cost and lower cost supplies if agreement cannot be reached. After the Fifth Circuit vacated Order 451 as an invalid exercise of FERC's authority, the United States Supreme Court re versed that decision and upheld the entirety of Order 451.

        The issuance of Order 636 and its future interpretation, as well as the future interpretation and application by FERC of all of the above rules and its broad authority, or of the state and local regulations by the relevant agencies, could affect the terms and availability of transportation services for transportation of natural gas to customers and the prices at which gas can be sold on behalf of the Partnership. For instance, as a result of Order 636, more interstate pipeline companies have begun divesting their gathering systems, either to unregulated affiliates or to third persons, a practice which could result in separate, and higher, rates for gathering a producer's natural gas. In proceedings during mid and late 1994 allowing various interstate natural gas companies' spindowns or spinoffs of gathering facilities, the FERC held that, except in limited circumstances of abuse, it generally lacks jurisdiction over a pipeline's gathering affiliates, which neither transport natural gas in interstate commerce nor sell gas in interstate commerce for resale. However, pipelines spinning down gathering systems have to include two Order No. 497 standards of conduct in their tariffs: nondiscriminatory access to transportation for all sources of supply and no tying of pipeline transportation service to any service by the pipeline's gathering affiliate.
In addition, if unable to reach a mutually acceptable gathering contract with a present user of the gathering facilities, the pipeline must offer a two-year "default contract" to existing users of the gathering facilities.
Consequently, the General Partner cannot reliably predict at this time how regulation will ultimately impact Partnership Revenue.

State Regulation of Oil and Gas Production

        Most states in which the Partnership may conduct oil and gas activities regulate the production and sale of oil and natural gas. Those states generally impose requirements or restrictions for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. In addition, most states regulate the rate of production and may establish maximum daily production allowable from both oil and gas wells on a market demand or conservation basis. Until recently there has been no limit on allowable daily production on the basis of market demand, although at some locations production continues to be regulated for conservation or market purposes. In 1987 the Oklahoma Corporation Commission (the "OCC") promulgated production allowable reductions with respect to relatively high capability gas wells (i.e., those capable of open flowing more than 2,000,000 cubic feet per day) and the law enacted by the Oklahoma legislature during March 1992 gives the OCC power to set statewide (versus only field-by-field) production limits for all natural gas wells producing in the State to prevent waste and to protect the interests of the public against production of natural gas reserves in amounts in excess of the reasonable market demand therefor. The General Partner cannot predict whether the OCC, or any other state regulatory agency, may issue additional allowable reductions which may adversely affect the Partnership's ability to produce its gas reserves.

Legislative and Regulatory Production and Pricing Proposals

        A number of legislative and regulatory proposals continually are advanced which, if put into effect, could have an impact on the petroleum industry. The various proposals involve, among other things, an oil import fee, restructuring how oil pipeline rates are determined and implemented, providing purchasers with "market-out" options in existing and future gas purchase contracts, eliminating or limiting the operation of take-or-pay clauses and eliminating or limiting the operation of "in definite price escalator clauses" (e.g., pricing provisions which allow prices to escalate by means of reference to prices being paid by other purchasers of natural gas or prices for competing fuels). Proposals concerning these and other matters have been and will be made by members of the President's office, Congress, regulatory agencies and special interest groups. The General Partner cannot predict what legislation or regulatory changes, if any, may result from such proposals or any effect therefrom on the Partnership.

        Several states have either proposed or enacted regulations that could significantly revise current systems of regulating gas production. On April 27, 1992, the Texas Railroad Commission ("TRC") unanimously approved a new proration system that limits gas production so that it more closely tracks market demand. These rules eliminate monthly purchaser nominations as the starting point for determining reservoir market demand and instead the TRC makes an initial determination of reservoir market demand for prorated fields each month using production in the same month from the previous year and the operator's forecast for demand for that month. This initial determination is subject to four adjustments: (1) capability adjustment (downward revisions to the extent necessary to reflect the capability of wells); (2) reservoir forecast correction adjustment (a correction factor that tracts discrepancies between reservoir production and the adjusted reservoir forecast during the most recently reported production month); (3) supplemental change adjustment (adjustment to account for new wells and changes in well capability or well test status including upward revisions of allowables to cover overproduction from a non-prorated well); and (4) commission adjustment by reservoir (any other adjustments that the TRC determines are necessary to fix the reservoir allowable equal to the lawful market demand, including the correction of any inaccuracies in the initial market demand determination). Individual well allowable determinations are determined by an enhanced capability determination routine. A well capacity is determined as the lesser of the latest TRC well deliverability test on file or the highest monthly production during the last six months. Alternatively, an operator may submit a substitute capability determination that has been determined by a registered professional engineer.

        During March 1992, the Oklahoma legislature enacted a law which places statewide limits on gas production, as well as a new mechanism for capping gas output, during times of slow demand. This law limits Oklahoma's largest gas wells during summertime production (March through October) to no more than the greater of 750,000 cubic feet per day or 25% of their total capacity and, during the high-demand winter heating season (November through February), those wells will be restricted to no m ore than the greater of 1,000,000 cubic feet per day or 40% of their total capacity, unless and until the OCC promulgates other production limitations. Other states, including Louisiana, New Mexico and Wyoming, are also reported to be contemplating whether to institute new rules governing gas production in those States.

        The effect of these regulations could be to decrease allowable production on Partnership Properties and thereby to decrease Partnership Revenues. However, by decreasing the amount of natural gas available in the market, such regulations could also have the effect of increasing prices of natural gas, although there can be no assurance that any such increase will occur. There can also be no assurance that the proposed regulations described above will be adopted or that they will be adopt ed upon the terms set forth above. Additionally, such proposals, if adopted, are likely to be challenged in the courts and there can be no assurance as to the outcome of any such challenge.

Production and Environmental Regulation

        Certain states in which the Partnership may drill and own productive properties control production from wells through regulations establishing the spacing of wells, limiting the number of days in a given month during which a well can produce and otherwise limiting the rate of allowable production.

        In addition, the federal government and various state governments have adopted laws and regulations regarding protection of the environment. These laws and regulations may require the acquisition of a permit before or after drilling commence s, impose requirements that increase the cost of operations, prohibit drilling activities on certain lands lying within wilderness areas or other environmentally sensitive areas and impose substantial liabilities for pollution resulting from drilling operations, particularly operations in offshore waters or on submerged lands.

        A past, present, or future release or threatened release of a hazardous substance into the air, water, or ground by the Partnership or as a result of disposal practices may subject the Partnership to liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation Recovery Act ("RCRA"), the Clean Water Act, and/or similar state laws, and any regulations promulgated pursuant thereto. Under CERCLA and similar laws, the Partnership may be fully liable for the cleanup costs of a release of hazardous substances even though it contributed to only part of the release. While liability under CERCLA and similar laws may be limited under certain circumstances, typically the limits are so high that the maximum liability would likely have a significant adverse effect on the Partnership. In certain circumstances, the Partnership may have liability for releases of hazardous substances by previous owners of Partnership Properties. Additionally, the discharge or substantial threat of a discharge of oil by the Partnership into United States waters or onto an adjoining shoreline may subject the Partnership to liability under the Oil Pollution Act of 1990 and similar state laws. While liability under the Oil Pollution Act of 1990 is limited under certain circumstances, the maximum liability under those limits would still likely have a significant adverse effect on the Partnership. The Partnership's operations generally will be covered by the insurance carried by the General Partner or UNIT, if any. However, there can be no assurance that such insurance coverage will always be in force or that, if in force, it will adequately cover any losses or liability the Partnership may incur.

        Violation of environmental legislation and regulations may result in the imposition of fines or civil or criminal penalties and, in certain circumstances, the entry of an order for the removal, remediation and abatement of the conditions, or suspension of the activities, giving rise to the violation. The General Partner believes that the Partnership will comply with all orders and regulations applicable to its operations. However, in view of the many uncertainties with respect to the current controls, including their duration and possible modification, the General Partner cannot predict the overall effect of such controls on such operations. Similarly, the General Partner cannot predict what future environmental laws may be enact ed or regulations may be promulgated and what, if any, impact they would have on operations or Partnership Revenue.

                  SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT

        The business and affairs of the Partnership and the respective rights and obligations of the Partners will be governed by the Agreement. The following is a summary of certain pertinent provisions of the Agreement which have not been as fully discussed elsewhere in this Memorandum but does not purport to be a complete description of all relevant terms and provisions of the Agreement and is qualified in its entirety by express reference to the Agreement. Each prospective subscriber should carefully review the entire Agreement.

Partnership Distributions

        The General Partner will make quarterly determinations of the Partnership's cash position. If it determines that excess cash is available for distribution, it will be distributed to the Partners in the same proportions that Partnership Revenue has been allocated to them after giving effect to previous distributions and to portions of such revenues theretofore used or expected to be thereafter used to pay costs incurred in conducting Partnership operations or to repay Partnership borrowings. It is expected that no cash distributions will be made earlier than the first quarter of 1996. Distributions of cash determined by the General Partner to be available therefor will be made to the Limited Partners quarterly and to the General Partner at any time. All Partnership funds distributed to the Limited Partners shall be distributed to the persons who were record holders of Units on the day on which the distribution is made. Thus, regardless of when an assignment of Units is made , any distribution with respect to the Units which are assigned will be made entirely to the assignee without regard to the period of time prior to the date of such assignment that the assignee holds the Units.

        The Partnership will terminate automatically on December 31, 2025 unless prior thereto the General Partner or Limited Partners holding a majority of the outstanding Units elect to terminate the Partnership as of an earlier date. Upon termination of the Partnership, the debts, liabilities and obligations of the Partnership will be paid and the Partnership's oil and gas properties and any tangible equipment, materials or other personal property may be sold for cash. The cash received will be used to make certain adjusting payments to the Partners (see "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT - Termination"). Any remaining cash and properties will then be distributed to the Partners in proportion to and to the extent of any remaining balances in the Partners' capital accounts and then in undivided percentage interests to the Partners in the same proportions that Partnership Revenues are being shared at the time of such termination (see "SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT -Termination").

 Deposit and Use of Funds

        Until required in the conduct of the Partnership's business, Partnership funds, including, but not limited to, the Capital Contributions, Partnership Revenue and proceeds of borrowings by the Partnership, will be deposited, with or without interest, in one or more bank accounts of the Partnership in a bank or banks to be selected by the General Partner or invested in short-term United States government securities, money market funds, bank certificates of deposit or commercial paper rated as "A1" or "P1" as the General Partner, in its sole discretion, deems advisable. Any interest or other income generated by such deposits or investments will be for the Partnership's account. Except for Capital Contributions, Partnership funds from any of the various sources mentioned above may be commingled with funds of the General Partner and may be used, expended and distributed as authorized by the terms and provisions of the Agreement. The General Partner will be entitled to prompt reimbursement of expenses it incurs on behalf of the Partnership.

Power and Authority

        In managing the business and affairs of the Partnership, the General Partner is authorized to take such action as it considers appropriate and in the best interests of the Partnership (see Section 10.1 of the Agreement). The General Partner is authorized to engage legal counsel and otherwise to act with respect to Service audits, assessments and administrative and judicial proceedings as it deems in the best interests of the Partnership and pursuant to the provisions of the Code.

        The General Partner is granted a broad power of attorney authorizing it to execute certain documents required in connection with the organization, qualification, continuance, modification and termination of the Partnership on behalf of the Limited Partners (see Sections 1.5 and 1.6 of the Agreement). Certain actions, such as an assignment for the benefit of its creditors or a sale of substantially all of the Partnership Properties, except in connection with the termination, roll-up or consolidation of the Partnership, cannot be taken by the General Partner without the consent of a majority in interest of the Limited Partners and the receipt of an opinion of counsel as described under "Assignments by the General Partner" below (see Sections 10.15 and 12.1 of the Agreement).

        The Agreement provides that the General Partner will either conduct the Partnership's drilling and production operations and operate each Partnership Well or arrange for a third party operator to conduct such operations. The General Partner will, on behalf of the Partnership, enter into an appropriate operating agreement with the other owners of properties to be developed by the Partnership authorizing either the General Partner or a third party operator to conduct such operations. The Partnership Agreement further provides that the Partnership will take such action in connection with operations pursuant to such operating agreements as the General Partner, in its sole discretion, deems appropriate and in the best interests of the Partnership, and the decision of the General Partner with respect thereto will be binding upon the Partnership.

Rollup or Consolidation of the Partnership

        Two years or more after the Partnership has completed substantially all of its property acquisition, drilling and development operations, the General Partner may, without the vote, consent or approval of the Limited Partners, cause all or substantially all of the oil and gas properties and other assets of the Partnership to be sold, assigned or transferred to, or the Partnership merged or consolidated with, another partnership or a corporation, trust or other entity for the purpose of combining the assets of two or more of the oil and gas partnerships formed for investment or participation by employees, directors and/or consultants of UNIT or any of its subsidiaries; provided, however, that the valuation of the oil and gas properties and other assets of all such participating partnerships for purposes of such transfer or combination shall be made on a consistent basis and in a manner which the General Partner and UNIT believe is fair and equitable to the Limited Partners. As a consequence of any such transfer or combination, the Partnership will be dissolved and terminated and the Limited Partners shall receive partnership interests, stock or other equity interests in the transferee or resulting entity. See "RISK FACTORS - Investment Risks - Roll-Up or Consolidation of the Partnership."

Limited Liability

        Under the Act, a limited partner is not generally liable for partnership obligations unless he takes part in the control of the business. The Agreement provides that the Limited Partners cannot bind or commit the Partnership or take part in the control of its business or management of its affairs, and that the Limited Partners will not be personally liable for any debts or losses of the Partnership. However, the amounts contributed to the Partnership by the Limited Partners and the Limited Partners' interests in Partnership assets, including amounts of undistributed Partnership Revenue allocable to the Limited Partners, will be subject to the claims of creditors of the Partnership. A Limited Partner (or his or her estate) will be obligated to contribute cash to the Partnership, even if the Limited Partner is unable to do so because of death, disability or any other reason, for:

                (1) any unpaid contribution which the Limited Partner agreed to make to the Partnership; and

                (2) any return, in whole or in part, of the Limited Partner's contribution to the extent necessary to discharge Partnership liabilities to all creditors who extended credit or whose claims arose before such return.

        Liability of a Limited Partner is limited by the Act to one year for any return of his or her contribution not in violation of the Partnership Agreement or such Act and six years on any return of his or her contribution in violation of the Partnership Agreement or such Act. A partner is deemed to have received a return of his or her contribution to the extent that a distribution to him or her reduces his or her share of the fair value of the net assets of the Partnership below the value of his or her contribution which has not been distributed to him or her. How this provision applies to a partnership whose primary assets are producing oil and gas properties or other depleting assets is not entirely clear. The Agreement provides that for the purposes of this provision, the value of a Limited Partner's contribution which has not been distributed to him or her at any point in time will be the Limited Partner's Percentage of the stated capital of the Partnership allocated to the Limited Partners as reflected in its financial statements as of such point in time.

        Maintenance of limited liability of the Limited Partners in other jurisdictions in which the Partnership may operate may require compliance with certain legal requirements of those jurisdictions. In such jurisdictions, the General Partner shall cause the Partnership to operate in such a manner as it, on the advice of responsible counsel, deems appropriate to avoid unlimited liability for the Limited Partners (see Sections 1.5, 12.1 and 12.2 of the Agreement). After the termination of t he Partnership, any distribution of Partnership Properties to the Limited Partners would result in their having unlimited liability with respect to such properties.

        Although the Partnership will, with certain limited exceptions, serve as a co-general partner of any drilling or income programs formed by UNIT in 1995 (see "PROPOSED ACTIVITIES"), the general liability of the Partnership will not flow through to the Limited Partners.

Records, Reports and Returns

        The General Partner will maintain adequate books, records, accounts and files for the Partnership and keep the Limited Partners informed by means of written interim reports rendered within 60 days after each quarter of the Partnership's fiscal year. The reports will set forth the source and disposition of Partnership Revenues during the quarter.

        Engineering reports on the Partnership Properties will be prepared by the General Partner for each year for which the General Partner prepares such a report in connection with its own activities. Such report will include an estimate of the total oil and gas proven reserves of the Partnership, the dollar value thereof and the value of the Limited Partners' interest in such reserve value. The report shall also contain an estimate of the life of the Partnership Properties and the present worth of the reserves. Each Limited Partner will receive a summary statement of such report which will reflect the value of the Limited Partners' interest in such reserves.

        The General Partner will timely file the Partnership's income tax returns and by March 15 of each year or as soon thereafter as practicable, furnish each person who was a Limited Partner during the prior year all available information necessary for inclusion in his or her federal income tax return. (See Section 8.1 of the Agreement).

Transferability of Interests

        Restrictions. A Limited Partner may not transfer or assign Units except for certain transfers:

        .       to the General Partner;

        . to or for the benefit of himself or herself, his or her spouse, or other members of the transferor Limited Partner's immediate family sharing the same residence;

        . to any corporation or other entity whose beneficial owners are all Limited Partners or permitted assignees;

        . by the General Partner to any person who at the time of such transfer is an employee of the General Partner, UNIT or its subsidiaries; and

        .       by reason of death or operation of law.

        Further, no sale or exchange of any Units may be made if the sale of such interest would, in the opinion of counsel for the Partnership, result in a termination of the Partnership for purposes of Section 708 of the Code, violate any applicable securities laws or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes; provided, however, that this condition may be waived by the General Partner, in its sole discretion. Moreover, in no event shall all or any portion of a Limited Partner's Units be assigned to a minor or an incompetent, except by will, intestate succession, in trust, or pursuant to the Uniform Gifts to Minors Act.

        As the offer and sale of the Units are not being registered under the Securities Act of 1933, as amended, they may be sold, transferred, assigned or otherwise disposed of by a Limited Partner only if, in the opinion of counsel for the Partner ship, such transfer or assignment would not violate, or cause the offering of the Units to be violative of, such act or applicable state securities laws, including investor suitability standards thereunder. Because of the structure and anticipated operation of the Partnership, Rule 144 under the Securities Act of 1933 will not be available to Limited Partners in connection with any such sales.

        Assignees. An assignee of a Limited Partner does not automatically become a Substituted Limited Partner, but has the right to receive the same share of Partnership Revenue and distributions thereof to which the assignor Limited Partner would have been entitled. A Limited Partner who assigns his or her Partnership interest ceases to be a Limited Partner, except that until a Substituted Limited Partner is admitted in his or her place, the assignor retains the statutory rights of an assignor of a Limited Partner's interest under the partnership laws of the State of Oklahoma. The assignee of a Partnership interest who does not become a Substituted Limited Partner and desires to make a further assignment of such interest is subject to all of the restrictions on transferability of Partnership interests described herein and in the Partnership Agreement.

        In the event of the death, incapacity or bankruptcy of a Limited Partner, his or her legal representatives will have all the rights of a Limited Partner only for the purpose of settling or liquidating his or her estate and such power as the decedent, incompetent or bankrupt Limited Partner possessed to assign all or any part of his or her interest in the Partnership and to join with such assignee in satisfying conditions precedent to such assignee's becoming a Substituted Limited Partner .

        A purported sale, assignment or transfer of a Limited Partner's interest will be recognized by the Partnership when it has received written notice of such sale or assignment in form satisfactory to the General Partner, signed by both parties, containing the purchaser's or assignee's acceptance of the terms of the Agreement and a representation by the parties that the sale or assignment was lawful. Such sale or assignment will be recognized as of the date of such notice, except that if such date is more than 30 days prior to the time of filing, such sale or assignment will be recognized as of the time the notice was filed with the Partnership. Distributions of Partnership Revenue will be made only to those persons who were record owners of Units on the day any such distribution is made (see "RISK FACTORS - Tax Related Risks - Disproportionate Tax Liability upon Transfer").

        Substituted Limited Partners. No Limited Partner has the right to substitute an assignee as a Limited Partner in his or her place. The General Partner, however, has the right in its sole discretion to permit such assignee to become a Substituted Limited Partner and any such permission by the General Partner is binding and conclusive without the consent or approval of any Limited Partner. Any Substituted Limited Partner must, as a condition to receiving any interest of the Limited Partner, agree in writing to be bound by the terms and conditions of the Partnership Agreement, pay or agree to pay the costs and expenses incurred by the Partnership in taking the actions necessary in connection with his or her substitution as a Limited Partner and satisfy the other conditions specified in Article XIII of the Partnership Agreement.

        Assignments by the General Partner. The General Partner may not sell, assign, transfer or otherwise dispose of its interest in the Partnership except with the prior consent of a majority in interest of the Limited Partners, provided that no such consent is required if the sale, assignment or transfer is pursuant to a bona fide merger, other corporate reorganization or complete liquidation, sale of substantially all of the General Partner's assets (provided the purchasers agree to assume the duties and obligations of the General Partner) or any sale or transfer to UNIT or any affiliate of UNIT. Any consent of the Limited Partners will not be effective without an opinion of counsel to the Partnership or an order or judgment of a court of competent jurisdiction to the effect that the exercise of such right will not be deemed to evidence that the Limited Partners are taking part in the management of the Partnership's business and affairs and will not result in a loss of any Limit ed Partner's limited liability or cause the Partnership to be classified as an association taxable as a corporation for federal income tax purposes (see
Section 12.1 of the Agreement). Any transferee of the General Partner's interest may become a substitute General Partner by assuming and agreeing to perform all of the duties and obligations of a General Partner under the Agreement. In such event, the transferring General Partner, upon making a proper accounting to the substitute General Partner, will be relieved of any further duties or obligations with respect to any future Partnership operations.

Amendments

        The Agreement may be amended upon the approval by a majority in interest of the Limited Partners, except that amendments changing the Partners' participation in costs and revenues, increasing or decreasing the General Partner's compensation o r otherwise materially and adversely affecting the interests of either the Limited Partners or the General Partner must be approved by all Limited Partners if their interests would be adversely affected thereby or by the General Partner if its interest would be adversely affected thereby. The Limited Partners have no right to propose amendments to the Agreement.

Voting Rights

        Under the Agreement, the Limited Partners will have very limited rights to vote on any Partnership matters. Except for certain special amendments referred to under "Amendments" above, matters submitted to the Limited Partners for determination will be determined by the affirmative vote of Limited Partners holding a majority of the outstanding Units. Units held by the General Partner may be voted by it.

        Generally, Limited Partners owning more than 50% of the outstanding Units of the Partnership may, without the necessity of concurrence by the General Partner, vote to:

        . Approve the execution or delivery of any assignment for the benefit of the Partnership's creditors;

        . Approve the sale or disposal of all or substantially all of the Partnership's assets, except pursuant to (i) a rollup or consolidation of the Partnership (see "Rollup or Consolidation of the Partnership" above) or (ii) termination (see "Termination" below);

        . Approve the General Partner's sale, assignment, transfer or disposal of its interest in the Partnership, unless such sale, assignment or transfer is pursuant to (i) a merger or other corporate reorganization, or liquidation or sale of substantially all of its assets, and the purchaser agrees to assume the duties and obligations of the General Partner, or
                (ii) any sale to UNIT or its affiliates;

        .       Terminate and dissolve the Partnership; or

        . Approve any amendments to the Agreement which may be proposed by the General Partner;

provided, however, any approvals, consents or elections of the Limited Partners will not become effective unless prior to the exercise thereof the General

Partner is furnished with an opinion of counsel for the Partnership, or an order or judgment of any court of competent jurisdiction, that the exercise of such rights:

        . Will not be deemed to evidence that the Limited Partners are taking part in the control or management of the Partnership's business affairs;

        . Will not result in the loss of any Limited Partner's limited liability under the Act; and

        . Will not result in the Partnership being classified as an association taxable as a corporation for federal income tax purposes.

Exculpation and Indemnification of the General Partner

        Pursuant to the Agreement, neither the General Partner or any affiliate thereof will have any liability to the Partnership or to any Partners therein for any loss suffered by the Partnership or such Partner that arises out of any action or in action of the General Partner or any affiliate thereof if the General Partner or affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership, the General Partner or affiliate was acting on behalf of or performing services for the Partnership, such liability or loss was not the result of gross negligence or wilful misconduct by the General Partner or affiliates thereof, and payments arising from such indemnification or agreement to hold harmless are receivable only out of the tangible net assets of the Partnership.

Termination

        The Partnership will terminate automatically on December 31, 2025. In addition, upon the dissolution (other than pursuant to a merger, or other corporate reorganization or sale), bankruptcy, legal disability or withdrawal of the General Partner, the Partnership shall immediately be dissolved and terminated. The Act provides, however, that the Limited Partners may elect to reform and reconstitute themselves as a limited partnership within 90 days after such dissolution under the provisions in the Partnership Agreement or under any other terms. The Partnership may terminate sooner if a majority in interest of the Limited Partners or the General Partner elects to dissolve and terminate the Partnership as of an earlier date. Such right to accelerate termination of the Partnership by the Limited Partners will not be available unless prior to any exercise thereof the Limited Partners proposing such termination obtain and furnish to the General Partner an opinion, order or judgment in the form referred to above under "Transferability of Interests - Assignments by the General Partner." The withdrawal, expulsion, dissolution, death, legal disability, bankruptcy or insolvency of any Limited Partner will not effect a dissolution or termination of the Partnership. In the event of an election to terminate the Partnership prior to expiration of its stated terms, 90 days' prior written notice must be given to all Partners specifying the termination date which must be the last day of a calendar month following such 90 day period unless an earlier date is approved by Limited Partners holding a majority of the outstanding Units.

        When the Partnership is terminated, there will be an accounting with respect to its assets, liabilities and accounts. The Partnership's physical property and its oil and gas properties may be sold for cash. Except in the case of an election by the General Partner to terminate the Partnership before the tenth anniversary of the Effective Date, Partnership Properties may be sold to the General Partner or any of its affiliates for their fair market value as determined in good faith by the General Partner.

        Upon termination, all of the Partnership's debts, liabilities and obligations, including expenses incurred in connection with the termination and the sale or distribution of Partnership assets, will be paid. All Partnership borrowings will b e paid in full. When the specified payments have all been made, the remaining cash and properties of the Partnership, if any, will be distributed to the Partners as set forth under "Partnership Distributions" above (see Section 16.4 of the Agreement ). Such distribution will result in the Limited Partners' having unlimited liability with respect to any Partnership Properties distributed to them.

Insurance

        The General Partner will use its best efforts to obtain such insurance as it deems prudent to serve as protection against liability for loss and damage. Such insurance may include, but is not limited to, public liability, automotive liability, workers' compensation and employer's liability insurance and blowout and control of well insurance.

                                    COUNSEL

        Conner & Winters, A Professional Corporation, 2400 First National Tower, Tulsa, Oklahoma, has acted as special counsel ("Counsel") to the General Partner in connection with certain aspects of this offering. Counsel has assisted in the preparation of the Agreement and this Memorandum. In connection with the preparation of this Memorandum, Counsel has relied entirely upon information submitted to it by the General Partner. Certain of this information has been verified by Counsel in the course of its representation, but no systematic effort has been made to verify all of the material information contained herein, and much of such information is not subject to independent verification. In addition, Counsel has made no independent investigation of the financial information concerning the General Partner. Further, while passing on certain legal matters, Counsel has not passed on the investment merits nor is it qualified to do so. Because substantial portions of the information contained in this Memorandum have not been independently verified, each investor must make whatever independent inquiries the investor or his or her advisors deem necessary or desirable to verify or confirm the statements made herein.

                                    GLOSSARY

        As used herein and in the Agreement, the following terms and phrases will have the meanings indicated.

            (a) "Additional Assessments" are amounts required to be contributed by the Limited Partners to the Partnership upon a call therefor by the General Partner in the manner described under "ADDITIONAL FINANCING -Additional Assessment s."

            (b) An "affiliate" of another person is (1) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such other person; (2) any person 10% or more of w hose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (3) any person directly or indirectly controlling, controlled by, or under common control with such other person; (4) any officer, director, trustee or partner of such other person; and (5) if such other person is an officer, director, trustee or partner, any company for which such person acts in any such capacity.

            (c) The "Aggregate Subscription" is the sum of the Capital Subscriptions of all Limited Partners.

            (d) "Agreement" and "Partnership Agreement" refers to the Agreement of Limited Partnership attached as Exhibit A to this Private Offering Memorandum.

            (e) The "Capital Contribution" of a Limited Partner is the amount of the Capital Subscription actually paid in by him or her, or by any predecessor in interest, to the capital of the Partnership including any payments made by deductions from salary. The "Capital Contribution" of the General Partner includes the amounts contributed to the Partnership or paid by the General Partner or by any Limited Partner whose Units are purchased by the General Partner pursuant to
        Section 4 .2 of the Agreement because of a default by such Limited Partner in the payment of an Installment or pursuant to Article XV of the Agreement, including payments made by deductions from the salary of such Limited Partner.

            (f) The "Capital Subscription" of a Limited Partner or his or her assignee (including the General Partner where Units are transferred pursuant to Section 4.2 of the Agreement) is the amount specified in the Subscription Agreement executed by such Limited Partner for payment by him or her to the capital of the Partnership in accordance with the provisions of the Agreement, reduced by the amounts thereof from which the Limited Partners have been released by the General Partner of their obligation to pay.









                                      (95)

            (g) A "Development Well" means a well intended to be drilled within the proved areas of a known oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

            (h) "Director" refers to the duly elected directors of UNIT as well as all honorary directors and consultants to the Board of Directors of UNIT.

            (i) "Drilling Costs" are those costs incurred in drilling, testing, completing and equipping a well to the point that it proves to be dry and is abandoned or is ready to commence commercial production of oil or gas therefrom.

            (j) "Effective Date" refers to the date on which the certificate evidencing formation of the Partnership is filed with the Secretary of State of the State of Oklahoma as required by the Act (54 Okla. Stat. 1991, Section 309).

            (k) An "Exploratory Well" means a well drilled to find production in an unproven area, to find a new reservoir in a field previously found to be productive or to extend greatly the limits of a known reservoir.

            (l) A "farm-out" is an agreement whereby the owner of an oil and gas property agrees to assign such property, usually retaining some interest therein such as an overriding royalty, a production payment, a net profits interest or a carried working interest, subject in most cases, however, to the drilling of one or more wells or other performance by the prospective assignee as a condition of the assignment.

            (m) The "General Partner's Minimum Capital Contribution" is that amount equal to the total of (i) all Partnership costs and expenses charged to its account from the time of the formation of the Partnership through December 31, 199 5, plus (ii) the General Partner's estimate of the total Leasehold Acquisition Costs and Drilling Costs expected to be incurred by the Partnership subsequent to December 31, 1995, if any, minus (iii) the amount, if any, of the unexpended Aggregate Subscription at December 31, 1995.

            (n) The "General Partner's Percentage" is that percentage determined by dividing the amount of the General Partner's Minimum Capital Contribution by the total of (i) the General Partner's Minimum Capital Contribution plus (ii) the Aggregate Subscription.

            (o) "Installments" refer to the periodic payments of the Capital Subscription, which are payable either (i) in four equal installments due on March 15, 1995, June 15, 1995, September 15, 1995 and December 15, 1995, respectively, o r (ii) if an employee so elects, through equal deductions from 1995 salary commencing immediately after formation of the Partnership.

            (p) "Leasehold Acquisition Costs" with respect to properties, if any, acquired by the Partnership from non-affiliated parties mean the actual costs to the Partnership of and in acquiring the properties, and, with respect to proper ties acquired by the Partnership from the General Partner, UNIT or its affiliates are, without duplication, the sum of:

                (1) the prices paid by the General Partner, UNIT or its affiliates in acquiring an oil and gas property, including purchase option fees and charges, bonuses and penalties, if any;

                (2) title insurance or examination costs, broker's commissions, filing fees, recording costs, transfer taxes, if any, and like charges incurred in connection with the acquisition of such property;

                (3) a pro rata portion of the actual, necessary and reasonable expenses of the General Partner, UNIT or its affiliates for seismic and geophysical services;

                (4) rentals, shut-in royalties and ad valorem taxes paid by the General Partner, UNIT or its affiliates with respect to such property to the date of its transfer to the Partnership;

                (5) interest and points actually incurred on funds used by the General Partner, UNIT or its affiliates to acquire or maintain such property; and

                (6) such portion of the General Partner's, UNIT or its affiliates' reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the acquisition, operations and maintenance of the property in accordance with generally accepted industry practices, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the costs and expenses enumerated in (4),
                        (5) and (6) above with respect to any particular property shall have been incurred not more than thirty-six (36) months prior to the acquisition of such property by the Partnership.

        In the event a fractional undivided interest in a property is sold or transferred by the General Partner, UNIT or any affiliate to an unaffiliated third party for an amount in excess of that portion of the original cost of the property attributable to the transferred interest, the amount of such excess shall not reduce or be offset against the amount of the Leasehold Acquisition Costs attributable to any interest in the same property which is transferred to the Partnership.

            (q) "Limited Partners" are those persons who acquire Units in the Partnership upon its formation and those transferees of Units who are accepted as Substituted Limited Partners. The General Partner may also be a Limited Partner i f it subscribes for Units or if it subsequently acquires Units by (i) the exercise by a Limited Partner of his or her right of presentment; (ii) a purchase by the General Partner of the Units of a Limited Partner who defaults in the payment of an Installment; or (iii) any other assignment or transfer.

            (r) The "Limited Partners' Percentage" is that percentage determined by dividing the amount of the Aggregate Subscription by the total of (i) the General Partner's Minimum Capital Contribution plus
        (ii) the Aggregate Subscription.

            (s) "Normal Retirement" means retirement under the terms of a pension or similar retirement plan adopted by the General Partner, UNIT or any subsidiary with whom a Limited Partner is employed as in effect at the time of retirement .

            (t) "Oil and gas properties" are oil and gas leasehold working interests, fee interests, mineral interests, royalty interests, overriding royalty interests, production payments, options or rights to lease or acquire such interests , geophysical exploration permits and any tangible or intangible properties or other rights incident thereto, whether real, personal or mixed.

            (u) "Operating Expenses" are expenditures made and costs incurred in producing and marketing oil or gas from completed wells, including, in addition to labor, fuel, repairs, hauling, material, supplies, utility charges and other costs incident to or necessary for the maintenance or operation of such wells or the marketing of production therefrom, ad valorem, severance and other such taxes (other than windfall profit taxes), insurance and casualty loss expense and compensation to well operators or others for services rendered in conducting such operations.

            (v) The General Partner and the Limited Partners are sometimes collectively referred to as the "Partners."

            (w) "Partnership Agreement" and "Agreement" refer to the Agreement of Limited Partnership attached as Exhibit A to this Private Offering Memorandum.

            (x) The "Partnership Properties" are oil and gas properties or interests therein acquired by the Partnership or properties acquired by any partnership or joint venture in which the Partnership is a partner or joint venturer, whether acquired by purchase, option exercise or otherwise.

            (y) "Partnership Revenue" refers to the Partnership's gross revenues from all sources, including interest income, proceeds from sales of production, the Partnership's share of revenues from partnerships or joint ventures of which it is a member, sales or other dispositions of Partnership Properties or other Partnership assets, provided that contributions to Partnership capital by the Partners and the proceeds of any Partnership borrowings are specifically excluded and dry-hole and bottom-hole contributions shall be treated as reductions of the costs giving rise to the right to receive such contributions.

            (z) "Partnership Wells" are any and all of the oil and gas wells in which the Partnership has an interest, either directly or indirectly through any other partnership or joint venture.

            (aa) "Productive properties" are oil and gas properties that have been tested by drilling and determined to be capable of producing oil or gas in commercial quantities.

            (bb) A "spacing unit" is a drilling and spacing, production or similar unit established by any regulatory body with jurisdiction, or in the absence of such a regulatory body or action thereby, the acreage attributable to wells drilled under the normal spacing pattern in such area or if no such spacing unit is designated, in keeping with generally accepted industry practices, or the largest of such units in the event of multiple objective formations.

            (cc) "Special Production and Marketing Costs" are costs and expenses that are not normally and customarily incurred in connection with drilling, producing and marketing operations, including without limitation, costs incurred in constructing compressor plants, gasoline plants, gas gathering systems, natural gas processing plants, pipeline systems and salt water disposal systems and costs incurred in installing pressure maintenance and secondary or tertiary production projects.

            (dd) "Subscription Agreement" refers to the form of Limited Partner Subscription Agreement and Suitability Statement attached as Attachment I to the Partnership Agreement.

            (ee) A "Substituted Limited Partner" is a transferee, donee, heir, legatee or other recipient of all or any portion of a Limited Partner's interest in the Partnership with respect to whom all conditions and consents required to become a Substituted Limited Partner under Article XIII of the Partnership Agreement have been satisfied and given.

            (ff) A "Unit" is a preformation unit of limited partnership interest of a Limited Partner in the Partnership representing a Capital Subscription of One Thousand Dollars ($1,000).


                              FINANCIAL STATEMENTS

        On January 1, 1988 all of the oil and natural gas properties previously owned by Unit Drilling and Exploration Company ("UDEC") and UNIT were transferred into Sunshine Development Company through a contribution of capital. Included in the transfer were all interests previously owned by UDEC in numerous General and Limited Partnerships sponsored by UDEC. Effective February 1, 1988, Sunshine Development Company, a wholly owned subsidiary of UDEC, pursuant to an "Amended and Restated Certificate of Incorporation" was renamed Unit Petroleum Company and became a wholly owned subsidiary of UNIT.

        Unit Petroleum Company functions as the operating entity for all oil and natural gas exploration and production activities including operating any partnerships for UNIT.

        The consolidated balance sheet of Unit Petroleum Company at November 30, 1994 is unaudited and includes all adjustments which UNIT considers necessary for a fair presentation of the financial position of Unit Petroleum Company at November 30, 1994.

                      Unit Petroleum Company and Subsidiary
                           Consolidated Balance Sheet
                                  (In Thousands)

                                                           November 30
                                                               1994
                                                           ------------
                                                            (Unaudited)
                        Assets
                        ------
Current Assets:
        Cash and cash equivalents                           $      107
        Accounts receivable                                      3,915
        Materials and supplies, at lower of
          cost or market                                         1,594
        Amount receivable from Parent                            9,345
        Other                                                      134
                                                            ----------
                                                                15,095
                                                            ----------
Property and Equipment:
        Oil and natural gas properties, on the
          full cost method                                     143,666
        Other                                                      322
                                                            ----------
                                                               143,988
        Less accumulated depreciation, depletion,
          amortization and impairment                          (80,255)
                                                            ----------
               Net property and equipment                       63,733
                                                            ----------
Other Assets                                                       289
                                                            ----------
Total Assets                                                $   79,117
                                                            ==========

        Liabilities and Shareholder Equity
        ----------------------------------
Current Liabilities:
        Accounts payable                                    $    4,666
        Current portion of natural gas purchaser prepayment        960
        Contract advances                                           15
        Accrued liabilities                                         70
                                                            ----------
               Total current liabilities                         5,711
                                                            ----------
Long-Term Portion of Natural Gas Purchaser Prepayment            2,857
                                                            ----------
Shareholder Equity:
        Common stock, $1.00 per value,
          500 shares authorized and outstanding                      1
        Capital in excess of par value                          31,486
        Retained earnings                                       39,062
                                                            ----------
               Total Shareholder Equity                         70,549
                                                            ----------
Total Liabilities and Shareholder Equity                    $   79,117
                                                            ==========

                               EXHIBIT A




              UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP
                       AGREEMENT OF LIMITED PARTNERSHIP

                                  INDEX
                                                               Page
                                                               ----
ARTICLE I           Formation of Limited Partnership........   A-4

ARTICLE II          Definitions.............................   A-6

ARTICLE III         Purposes and Powers of the Partnership..   A-10

ARTICLE IV          Partner Capital Contributions...........   A-12

ARTICLE V           Deposit and Use of Capital Contributions
                       and Other Partnership Funds..........   A-14

ARTICLE VI          Sharing of Costs, Capital Accounts and
                       Allocation of Charges and Income.....   A-16

ARTICLE VII         Fiscal Year, Accountings and
                       Reports..............................   A-21

ARTICLE VIII        Tax Returns and Elections...............   A-22

ARTICLE IX          Distributions...........................   A-22

ARTICLE X           Rights, Duties and Obligations of the
                       General Partner......................   A-23

ARTICLE XI          Compensation and Reimbursements.........   A-29

ARTICLE XII         Rights and Obligations of Limited
                       Partners.............................   A-30

ARTICLE XIII        Transferability of Limited Partner's
                       Interest.............................   A-31

ARTICLE XIV         Assignments by the General Partner......   A-34

ARTICLE XV          Limited Partners' Right of Presentment..   A-34

ARTICLE XVI         Termination and Dissolution of
                       Partnership..........................   A-36

                                                               Page
                                                               ----
ARTICLE XVII        Notices................................    A-39

ARTICLE XVIII       Amendments.............................    A-39

ARTICLE XIX         General Provisions.....................    A-40

ATTACHMENT I        Limited Partner Subscription
                    Agreement and Suitability Statement....    I-1

           UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP
                   AGREEMENT OF LIMITED PARTNERSHIP


     THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is made and entered into by and among Unit Petroleum Company, an Oklahoma corporation, hereinafter referred to as the "General Partner" or "UPC" (which term shall include any successors or assigns of UPC), and each of those persons who have executed a counterpart of the Limited Partner Subscription Agreement and Suitability Statement attached as Attachment
I to this Agreement that have been accepted by the General Partner, said persons being hereinafter collectively referred to as the "Limited Partners".

     WITNESSETH THAT:


                               ARTICLE I

                   Formation of Limited Partnership

     1.1 The parties to this Agreement hereby form a Limited Partnership (the "Partnership") pursuant to the Revised Uniform Limited Partnership Act of the State of Oklahoma (the "Act"). The terms and provisions hereof will be construed and interpreted in accordance with the terms and provisions of the Act and if any of the terms and provisions of this Agreement should be deemed inconsistent with those terms and provisions of the Act which under the Act may not be altered by agreement of the parties, the Act will be controlling, but otherwise this Agreement will be controlling.

     1.2 The Partnership will be conducted under the name of "Unit 1995 Employee Oil and Gas Limited Partnership" in Oklahoma, and under such name or variations of such name as the General Partner deems appropriate to comply with the laws of the other jurisdictions in which the Partnership does business.

     1.3 The principal office of the Partnership will be 1000 Kensington Tower I, 7130 South Lewis Avenue, P.O. Box 702500, Tulsa, Oklahoma 74136, or at such other location as may from time to time be designated by the General Partner, and the Partnership's agent for service of process shall be Unit Corporation ("UNIT", which term shall include all or any of its subsidiaries or affiliates unless the context otherwise requires) at the same address.

     1.4 The Partnership will be effective on the date on which the certificate evidencing formation of the Partnership is filed with the Secretary of State of the State of Oklahoma. Its business and operations will not be commenced prior to such date. The Partnership will continue in existence until December 31, 2025, unless sooner terminated pursuant to any provisions of this Agreement.

     1.5 The parties hereto will execute such certificates and other documents, and the General Partner will file, record and publish such certificates and documents, as may be necessary or appropriate to comply with the requirements for the formation and operation of a limited partnership under the Act and as the General Partner, upon advice of counsel, deems necessary or appropriate to comply with requirements of applicable laws governing the formation and operations of a limited partnership (or a partnership in which special partners have a limited liability) in all other jurisdictions where the Partnership desires to conduct business, including, but not limited to, filings under the Fictitious Name Act, Assumed Name Act or similar law in effect in the counties, parishes and other governmental jurisdictions in which the Partnership conducts business. The General Partner shall not be required to deliver or mail a copy of the certificate of limited partnership or any amendments thereto filed pursuant to the Act to the Limited Partners.


     1.6 Each Limited Partner by his or her execution of a counterpart of the Subscription Agreement irrevocably constitutes and appoints the General Partner such Limited Partner's true and lawful attorney and agent, with full power and authority in such Limited Partner's name, place and stead, to execute, sign, acknowledge, swear to, deliver, file and record in the appropriate public offices (i) all certificates or other instruments (including, without limitation, counterparts of this Agreement) and amendments thereto which the General Partner deems appropriate to qualify or continue the Partnership as a limited part-nership (or a partnership in which special partners have limited liability) in the jurisdictions in which the Partnership conducts business; (ii) all instruments and amendments thereto which the General Partner deems appropriate to reflect any change or modification of this Agreement, the admission of additional or substitute Partners in accordance with the terms of this Agreement, the release or waiver of the Limited Partners from the obligation to pay in one or more of the installments of their Capital Subscriptions pursuant to Section 4.2 below and the termination of the Partnership and the cancellation of the certificate of limited partnership; (iii) all conveyances and other instruments which the General Partner deems appropriate to evidence and reflect any sales or transfers, including sales or transfers upon or in connection with the dissolution and termination of the Partnership; and
(iv) all consents to transfers of Partnership interests, to the admission of substitute or additional Partners or to the withdrawal or reduction of any Partner's invested capital, to the extent that such actions are authorized by the terms of this Agreement. The Power of Attorney granted herein is irrevocable and is a power coupled with an interest and will survive the death, disability, dissolution, bankruptcy, insolvency or incapacity of a Limited Partner.

                               ARTICLE II

                              Definitions

     2.1 Whenever used in this Agreement the following terms will have the meanings described below:

          (a) The "Additional Assessments" of the Limited Partners are those amounts, if any, which they are required to pay into the capital of the Partnership pursuant to Section 5.3 of this Agreement.

          (b) An "affiliate" of another person is (1) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such other person; (2) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (3) any person directly or indirectly controlling, controlled by, or under common control with such other person; (4) any officer, director, trustee or partner of such other person; and (5) if such other person is an officer, director, trustee or partner, any company for which such person acts in any such capacity.

          (c) The "Aggregate Subscription" is the sum of the Capital Subscriptions of all Limited Partners.

          (d) The "Capital Contribution" of a Limited Partner is the amount of the Capital Subscription actually paid in by him or her, or by any predecessor in interest, to the capital of the Partnership, including any payments made by deductions from salary. The "Capital Contribution" of the General Partner includes the amounts contributed to the Partnership or paid by the General Partner or by any Limited Partner whose Units are purchased by the General Partner including purchases pursuant to Section 4.2 of this Agreement because of a default by such Limited Partner in the payment of a subscription installment or pursuant to Article XV of this Agreement, including payments made by deductions from the salary of such Limited Partner.

          (e) The "Capital Subscription" of a Limited Partner or his or her assignee (including the General Partner where Units are trans-ferred pursuant to Section 4.2 of this Agreement) is the amount specified in the Subscription Agreement executed by such Limited Partner for payment by him or her to the capital of the Partnership in accordance with the provisions of this Agreement, reduced by the amount thereof from which the Limited Partner has been released by the General Partner of his or her obligation to pay pursuant to
     Section 4.2 hereof.

          (f) "Drilling Costs" are those costs incurred in drilling, testing, completing and equipping a Partnership Well to the point that it proves to be dry and is abandoned or is ready to commence commercial production of oil or gas therefrom.

          (g) "Effective Date" refers to the date on which the certif-icate evidencing formation of the Partnership is filed with the Secretary of State of the State of Oklahoma as required by the Act (54 Okla. Stat. 1991, Section 309).

          (h) A "farm-out" is an agreement whereby the owner of an oil and gas property agrees to assign such property, usually retaining some interest therein such as an overriding royalty, a production payment, a net profits interest or a carried working interest, subject in most cases, however, to the drilling of one or more wells or other performance by the prospective assignee as a condition of the assignment.

          (i) The "General Partner's Minimum Capital Contribution" is that amount equal to the total of (i) all Partnership costs and expenses charged to its account from the time of the formation of the Partnership through December 31, 1995, plus (ii) the General Partner's estimate of the total Leasehold Acquisition Costs and Drilling Costs expected to be incurred by the Partnership subsequent to December 31, 1995, minus (iii) the amount, if any, of the unexpended Aggregate Subscription at December 31, 1995.

          (j) The "General Partner's Percentage" is that percentage determined by dividing the amount of the General Partner's Minimum Capital Contribution by the total of (i) the General Partner's Minimum Capital Contribution plus (ii) the Aggregate Subscription.

          (k) "Leasehold Acquisition Costs" with respect to properties, if any, acquired by the Partnership from non-affiliated parties mean the actual costs to the Partnership of and in acquiring the properties, and, with respect to properties acquired by the Partnership from the General Partner, UNIT or its affiliates, are, without duplication, the sum of: (1) the prices paid by the General Partner, UNIT or its affiliates in acquiring an oil and gas property, including purchase option fees and charges, bonuses and penalties, if any; (2) title insurance or examination costs, broker's commissions, filing fees, recording costs, transfer taxes, if any, and like charges incurred in connection with the acquisition of such property; (3) a pro rata portion of the actual, necessary and reasonable expenses of the General Partner, UNIT or its affiliates for seismic and geophysical services; (4) rentals, shut-in royalties and ad valorem taxes paid by the General Partner, UNIT or its affiliates with respect to such property to the date of its transfer to the Partnership; (5) interest and points actually incurred on funds used by the General Partner, UNIT or its affiliates to acquire or maintain such property; and (6) such portion of the General Partner's, UNIT's or its affiliates' reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the acquisition, operations and maintenance of the property in accordance with generally accepted industry practices, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the costs and expenses enumerated in (4), (5) and (6) above with respect to any particular property shall have been incurred not more than thirty-six (36) months prior to the acquisition of such property by the Partnership. In the event a fractional undivided interest in a property is sold or transferred by the General Partner, UNIT or any affiliate to an unaffiliated third party for an amount in excess of that portion of the original cost of the property attributable to the transferred interest, the amount of such excess shall not reduce or be offset against the amount of the Leasehold Acquisition Costs attributable to any interest in the same property which is transferred to the Partnership.

          (l) "Limited Partners" are those persons who acquire Units in the Partnership upon its formation and those transferees of Units who are accepted as Substituted Limited Partners. The General Partner may also be a Limited Partner if it subscribes for Units or if it subsequently acquires Units by (i) the exercise by a Limited Partner of his or her right of presentment; (ii) a purchase by the General Partner of the Units of a Limited Partner who defaults in the payment of any subscription installment; or (iii) any other assignment or transfer.

          (m) The "Limited Partners' Percentage" is that percentage determined by dividing the amount of the Aggregate Subscription by the total of (i) the General Partner's Minimum Capital Contribution plus (ii) the Aggregate Subscription.

          (n) "Normal Retirement" means retirement under the provision of a pension or similar retirement plan adopted by the General Partner, UNIT or any subsidiary with whom a Limited Partner is employed as in effect at the time of the employee's retirement.

          (o) "Oil and gas properties" are oil and gas leasehold working interests, fee interests, mineral interests, royalty interests, overriding royalty interests, production payments, options or rights to lease or acquire such interests, geophysical exploration permits and any tangible or intangible properties or other rights incident thereto, whether real, personal or mixed.

          (p) "Operating Expenses" are expenditures made and costs incurred in producing and marketing oil or gas from completed wells, including, in addition to labor, fuel, repairs, hauling, material, supplies, utility charges and other costs incident to or necessary for the maintenance or operation of such wells or the marketing of production therefrom, ad valorem, severance and other such taxes (other than windfall profit taxes), insurance and casualty loss expense and compensation to well operators or others for services rendered in conducting such operations.

          (q) The General Partner and the Limited Partners are sometimes collectively referred to as the "Partners".

          (r) The "Partnership Properties" are oil and gas properties or interests therein acquired by the Partnership or properties acquired by any partnership or joint venture in which the Partnership is a partner or joint venturer, whether acquired by purchase, option exercise or otherwise.

          (s) "Partnership Revenue" refers to the Partnership's gross revenues from all sources, including interest income, proceeds from sales of production, the Partnership's share of revenues from partnerships or joint ventures of which it is a member, sales or other dispositions of Partnership Properties or other Partnership assets, provided that contributions to Partnership capital by the Partners and the proceeds of any Partnership borrowings are specifically excluded and dry-hole and bottom-hole contributions shall be treated as reductions of the costs giving rise to the right to receive such contributions.

          (t) "Partnership Wells" are any and all of the oil and gas wells in which the Partnership has an interest, either directly or indirectly through any other partnership or joint venture.

          (u) "Productive properties" are oil and gas properties that have been tested by drilling and determined to be capable of producing oil or gas in commercial quantities.

          (v) "Special Production and Marketing Costs" are costs and expenses that are not normally and customarily incurred in connec-tion with drilling, producing and marketing operations, including without limitation, costs incurred in constructing compressor plants, gasoline plants, gas gathering systems, natural gas processing plants, pipeline systems and salt water disposal systems and costs incurred in installing pressure maintenance and secondary or tertiary production projects.

          (w) "Subscription Agreement" refers to the form of Limited Partner Subscription Agreement and Suitability Statement attached as Attachment I to this Agreement.

          (x) A "Substituted Limited Partner" is a transferee, donee, heir, legatee or other recipient of all or any portion of a Limited Partner's interest in the Partnership with respect to whom all conditions and consents required to become a Substituted Limited Partner under Article XIII have been satisfied and given.

          (y) A "Unit" is a preformation unit of limited partnership interest of a Limited Partner in the Partnership representing a Capital Subscription of One Thousand Dollars ($1,000).

                              ARTICLE III

                Purposes and Powers of the Partnership

     3.1 The purposes of the Partnership will be to acquire productive oil and gas properties and to explore for, produce, treat, transport and market oil, gas or both, or products derived therefrom, anywhere in the United States. It is contemplated that all or most of the Partnership's operations will be conducted as part of the operations of the General Partner and its affiliates, but the Partnership may engage in operations on its own or in conjunction with unaffiliated third parties. In accomplishing such purposes the Partnership may:

          (a) acquire oil and gas properties, either alone or in conjunction with other parties;

          (b) conduct geological and geophysical investigations, including, without limitation, seismic exploration, core drilling and other means and methods of exploration;

          (c) drill, equip, complete, rework, reequip, recomplete, plug back, deepen, plug and abandon Partnership Wells as the General Partner deems advisable;

          (d) acquire and dispose of tangible lease and well equipment for use or used in connection with Partnership Wells;

          (e) employ or retain such personnel and obtain such legal, accounting, geological, geophysical, engineering and other profes-sional services and advice as the General Partner may deem advisable in the course of the Partnership's operations under this Agreement;

          (f) either pay or elect not to pay delay rentals or shut-in royalties on Partnership Properties as appropriate in the judgment of the General Partner, it being understood that the General Partner will not be liable for failure to make correct or timely payments of delay rentals or shut-in royalties if such failure was due to any reason other than gross negligence or lack of good faith;

          (g) make or give dry-hole or bottom-hole or other contribu-tions of oil and gas properties, money or both, to encourage drilling by others in the vicinity of or on Partnership Properties;

          (h) negotiate for and accept dry-hole, bottom-hole or other contributions of oil and gas properties, cash or both, as consid-eration for the drilling of a Partnership Well, with oil and gas properties so acquired, if any, to become Partnership Properties;

          (i) pay all ad valorem taxes levied or assessed against the Partnership Properties, all taxes upon or measured by the production of oil or gas or other hydrocarbons therefrom, and all other taxes (other than income taxes) directly relating to operations conducted under this Agreement;

          (j) enter into and operate pursuant to operating agreements with respect to Partnership Properties naming either the General Partner, any of its affiliates or a third party as operator, or enter into partnership agreements with third parties whereby the Partnership may be either a general or a limited partner (including any partnerships formed or sponsored by the General Partner or in which the General Partner may also be a partner), which operating or partnership agreements shall contain such terms, provisions and conditions as the General Partner deems appropriate;

          (k) execute all documents or instruments of any kind which the General Partner deems appropriate for carrying out the purposes of the Partnership, including, without limitation, unitization agreements, gasoline plant contracts, recycling agreements and agreements relating to pressure maintenance and secondary or tertiary production projects;

          (l) purchase and establish inventories of equipment and material required or expected to be required in connection with its operations;

          (m) contract or enter into agreements with unaffiliated third parties, the General Partner or its affiliates for the performance of services and the purchase and sale of material, equipment, supplies and property, both real and personal, provided, however, that any such contracts or agreements with the General Partner or any of its affiliates shall, except as otherwise provided herein, provide for prices, fees, rates, charges or other compensation which are not greater than those available from, being paid to or charged by unaffiliated third parties dealing at arm's length in the same or a similar geographic area for the same or comparable services, material, equipment, supplies or property;

          (n) conduct operations either alone or as a joint venturer, co-tenant, partner or in any other manner of participation with third persons and to enter into agreements and contracts setting forth the terms and provisions of such participation;

          (o) borrow money from banks and other lending institutions for Partnership purposes and pledge Partnership Properties (including production therefrom) for the repayment of such loans, it being understood that no bank or other lending institution to which the General Partner makes application for a loan will be required to inquire as to the purposes for which such loan is sought, and as between the Partnership and such bank or lending institution it will be conclusively presumed that the proceeds of such loan are to be and will be used for purposes authorized under the terms of this Agreement;

          (p) hold Partnership Properties in its own name or in the name of the General Partner, UNIT or any affiliate or any other party as nominee for the Partnership;

          (q) sell, relinquish, release, farm-out, abandon or otherwise dispose of Partnership Properties, including undeveloped, productive and condemned properties;

          (r) produce, treat, transport and market oil and gas and execute division orders, contracts for the marketing or sale of oil, gas or other hydrocarbons and other marketing agreements;

          (s) purchase, sell or pledge payments out of production from Partnership Properties; and

          (t) perform any and all other acts or activities customary or incident to exploration for or development, production and marketing of oil and gas.


                              ARTICLE IV

                     Partner Capital Contributions

     4.1 The General Partner will have the unrestricted right to admit such parties as Limited Partners as it deems advisable. By their execution of the Subscription Agreement, the Limited Partners severally agree, subject to the acceptance of their subscription by the General Partner, to be bound by the terms hereof as Limited Partners.

     4.2 The Capital Subscriptions of the Limited Partners will be payable either (i) in four equal installments on March 15, 1995, June 15, 1995, September 15, 1995, and December 15, 1995, respectively, or (ii) by employees so electing, through equal deductions from 1995 salary paid to the employee by the General Partner, UNIT or its subsidiaries commencing immediately after the Effective Date. Notwithstanding the foregoing, if in the judgment of the General Partner, the entire amount of the Aggregate Subscription is not required for purposes of conducting the business, operations and affairs of the Partnership, the General Partner may, at its sole option, elect to release the Limited Partners from the obligation to pay in one or more of the installments of their Capital Subscriptions. If Units are acquired by a corporation or other entity, the beneficial owners of the interests therein shall be jointly and severally liable for the payment of the Capital Subscription. If an employee or director who has subscribed for Units (either directly or through a corporation or other entity) ceases to be employed by or a director of the General Partner, UNIT or any of its subsidiaries for any reason other than death, disability or Normal Retirement prior to the time the full amount of his or her Capital Subscription is paid, then the due date for any unpaid amount shall be accelerated so that the full amount of his or her unpaid Capital Subscription shall be due and payable on the effective date of such termination. The Capital Subscriptions shall be legally binding obligations of the Limited Partners and any past due amounts shall bear interest at the annual rate equal to two (2) percentage points in excess of the prime rate of interest of Bank of Oklahoma, N.A., Tulsa, Oklahoma, or successor bank, as announced and in effect from time to time, until paid. Further, in the event a Limited Partner fails to pay any installment when due, the General Partner, at its sole option and discretion, may elect to purchase the Units of such defaulting Limited Partner at a price equal to the total amount of the Capital Contributions actually paid into the Partnership by such defaulting Limited Partner, less the amount of any Partnership distributions that may have been received by him or her. Such option may be exercised by the General Partner by written notice to the Limited Partner at any time after the date that the unpaid installment was due and shall be deemed exercised when the amount of the purchase price is first tendered to the defaulting Limited Partner. The General Partner may, in its discretion, accept payments of delinquent installments but shall not be required to do so. In the event that the General Partner elects to purchase the Units of a defaulting Limited Partner, it shall pay into the Partnership the amount of the delinquent installment (excluding any interest that may have accrued thereon) and shall pay each additional installment, if any, payable with respect to such Units as it becomes due. By virtue of such purchase, the General Partner shall be allocated all Partnership Revenues and be charged with all Partnership costs and expenses attributable to such Units otherwise allocable or chargeable to the defaulting Limited Partner to the extent provided in
Section 13.9.

     4.3 If the Partnership requires funds to conduct Partnership operations during the period between any of the installments due as set forth in Section 4.2 above, then, notwithstanding the provisions of
Section 5.4 below, the General Partner shall advance funds to the Partnership in an amount equal to the funds then required to conduct such operations but in no event more than the total amount of the Aggregate Subscription remaining unpaid. With respect to any such advances, the General Partner shall receive no interest thereon and no financing charges will be levied by the General Partner in connection therewith. The General Partner shall be repaid out of the Capital Subscription installments thereafter paid into the capital of the Partnership when due.

      4.4 Additional Assessments required by the General Partner pursuant to Section 5.3 of this Agreement will be payable in cash on such date as the General Partner may set in its written notice, but in no event will such assessments be due earlier than thirty (30) days after the date of mailing of the notice. Notice of the General Partner's call for Additional Assessments shall specify the amount required, the manner in which the additional funds will be expended, the date on which such amounts are payable, and the consequences of non-payment. The General Partner will not be required to accept late payments of such amounts, but it may in its discretion do so.

     4.5 The General Partner will contribute to the capital of the Partnership amounts equal to the total of all costs paid by the Part-nership that are charged to the General Partner's account as such costs are incurred.

                               ARTICLE V

             Deposit and Use of Capital Contributions and
                        Other Partnership Funds

     5.1 Until required in the conduct of the Partnership's business, Partnership funds, including, but not limited to, Capital Contributions, Partnership Revenue and proceeds of borrowings by the Partnership, will be deposited, with or without interest, in one or more bank accounts of the Partnership in a bank or banks selected by the General Partner or invested in short-term United States government securities, money market funds, bank certificates of deposit or commercial paper rated as "A1" or "P1" as the General Partner, in its sole discretion, deems advisable.
Any interest or other income generated by such deposits or investments will be for the Partnership's account. Except for Capital Contributions, Partnership funds from any of the various sources mentioned above may be commingled with other Partnership funds and with the funds of the General Partner and may be withdrawn, expended and distributed as authorized by the terms and provisions of this Agreement.

     5.2 The Capital Contributions of the Limited Partners will be expended for costs incurred by the Partnership that, in accordance with the terms of this Agreement, are properly chargeable to the Limited Partners' accounts.


     5.3 After the General Partner's Minimum Capital Contribution has been fully expended, if the Aggregate Subscription has all been fully expended or committed and additional funds are required in order to pay Drilling Costs, Special Production and Marketing Costs or Leasehold Acquisition Costs of productive properties which are chargeable to the Limited Partners, the General Partner may, but shall not be required to, make one or more calls for Additional Assessments from Limited Partners pursuant to Section 4.4; provided, however, that the aggregate amount of Additional Assessments called of the Limited Partners may not exceed $100 per Unit. The Limited Partners who do not respond will participate in production, if any, obtained from the aggregate Additional Assessments paid into the Partnership. However, the amount of the unpaid Additional Assessment shall bear interest at the annual rate equal to two (2) percentage points in excess of the prime rate of interest of Bank of Oklahoma, N.A., Tulsa, Oklahoma, or successor bank, as announced and in effect from time to time, until paid. The Partnership will have a lien on the defaulting Limited Partner's interest in the Partnership and the General Partner may apply Partnership Revenue otherwise available for distribution to the defaulting Limited Partner until an amount equal to the unpaid Additional Assessment and interest is received. Furthermore, the General Partner may satisfy such lien by proceeding with legal action to enforce the lien and the defaulting Limited Partner shall pay all expenses of collection, including interest, court costs and a reasonable attorney's fee.

     5.4 After the General Partner's Minimum Capital Contribution has been fully expended, the General Partner may cause the Partnership to borrow funds for the purpose of paying Drilling Costs, Special Production and Marketing Costs or Leasehold Acquisition Costs of productive properties, which borrowings may be secured by interests in the Part-nership Properties and will be repaid, including interest accruing thereon, out of Partnership Revenue allocable to the accounts of the Partners on whose behalf the proceeds of such borrowings are expended. The General Partner may, but is not required to, advance funds to the Partnership for the same purposes for which Partnership borrowings are authorized by this Section 5.4. With respect to any such advances, the General Partner shall receive interest in an amount equal to the lesser of the interest which would be charged to the Partnership by unrelated banks on comparable loans for the same purpose or the General Partner's interest cost with respect to such loan, where it borrows the same. No financing charges will be levied by the General Partner in connection with any such loan. If Partnership borrowings secured by interests in the Partnership Properties and repayable out of Partnership Revenue cannot be arranged on a basis which, in the opinion of the General Partner, is fair and reasonable, and the entire sum required to pay costs of the type referred to above is not available from Partnership Revenue, the Partnership may elect not to drill or participate in the drilling of a well or the General Partner may dispose of the Partnership Properties upon which such operations were to be conducted by sale (subject to any other applicable provisions of this Agreement), farm-out or abandonment.

     5.5 The General Partner may utilize Partnership Revenue allocable to the respective accounts of the Partners to pay any Partnership costs and expenses properly chargeable to the accounts of such Partners.

     5.6 With respect to any Partnership activity and subject to the restrictions set forth in Sections 5.3 and 5.4 above, it shall be in the sole discretion of the General Partner whether to call for Additional Assessments, arrange for borrowings on behalf of the Partners, utilize Partnership Revenue or sell (subject to any other applicable provisions of this Agreement), farm-out or abandon Partnership Properties.

     5.7 The Partnership Properties and production therefrom may be pledged, mortgaged or otherwise encumbered as security for borrowings by the Partnership authorized by Section 5.4 above, provided that the holder of indebtedness arising by virtue of such borrowings may not have or acquire, at any time as a result of making any such loans, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

                              ARTICLE VI

                Sharing of Costs, Capital Accounts and
                   Allocation of Charges and Income

     6.1 All costs of organizing the Partnership and offering Units therein will be paid by the General Partner. All costs incurred in the offering and syndication of any drilling or income program formed by UPC or UNIT and its affiliates during 1995 in which the Partnership participates as a co-general partner will also be paid by the General Partner.

     6.2 All other Partnership costs and expenses will be charged 99% to the accounts of the Limited Partners and 1% to the account of the General Partner until such time as the Aggregate Subscription has been fully expended. Thereafter and until the General Partner's Minimum Capital Contribution has been fully expended, all of such costs and expenses will be charged to the General Partner. After the General Partner's Minimum Capital Contribution has been fully expended, such costs and expenses will be charged to the respective accounts of the General Partner and the Limited Partners on the basis of their respective Percentages.

     6.3 All Partnership Revenues will be allocated between the General Partner and the Limited Partners on the basis of their respective
Percentages.

     6.4 Partnership costs, expenses and Revenues which are charged and allocated to the Limited Partners shall be charged and allocated to their respective accounts in the proportion the Units of each Limited Partner bear to the total number of outstanding Units.

     6.5 Capital accounts shall be established and maintained for each Partner in accordance with tax accounting principles and with valid regulations issued by the U.S. Treasury Department under subsection 704(b) (the "704 Regulations") of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that tax accounting principles and the 704 Regulations may conflict, the latter shall control. In connec-tion with the establishment and maintenance of such capital accounts, the following provisions shall apply:

          (a) Each Partner's capital account shall be (i) increased by the amount of money contributed by him or her to the Partnership, the fair market value of property contributed by him or her to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under section 752 of the Code) and allocations to him or her of Partnership income and gain (except to the extent such income or gain has previously been reflected in his or her capital account by adjustments thereto) and (ii) decreased by the amount of money distributed to him or her by the Partnership, the fair market value of property distributed to him or her by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to under section 752 of the

     Code) and allocations to him or her of Partnership loss, deduction (except to the extent such loss or deduction has previously been reflected in his or her capital account by adjustments thereto) and expenditures described in section 705(a)(2)(B) of the Code.

          (b) In the event Partnership Property is distributed to a Partner, then, before the capital account of such Partner is adjusted as required by subsection (a) of this Section 6.5, the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in such capital accounts previously) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value on the date of distribution.

          (c) If, pursuant to this Agreement, Partnership Property is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then the Partners' capital accounts shall be adjusted in accordance with the 704 Regulations for allocations to the Partners of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to such property.

          (d) The Partners' capital accounts shall be adjusted for depletion and gain or loss with respect to the Partnership's oil or gas properties in whichever of the following manners the General Partner determines is in the best interests of the Partners:

                     (i) the Partners' capital accounts shall be reduced by a simulated depletion allowance computed on each oil or gas property using either the cost depletion method or the percentage depletion method (without regard to the limitations under the Code which could apply to less than all Partners); provided, however, that the choice between the cost depletion method and the simulated depletion method shall be made on a property-by-property basis in the first taxable year of the Partnership for which such choice is relevant for an oil or gas property, and such choice shall be binding for all Partnership taxable years during which such oil or gas property is held by the Partnership. Such reductions for depletion shall not exceed the aggregate adjusted basis allocated to the Partners with respect to such oil or gas property. Such reductions for depletion shall be allocated among the Partners' capital accounts in the same proportions as the adjusted basis in the particular property is allocated to each Partner. Upon the taxable disposition of an oil or gas property by the Partnership, the Partnership's simulated gain or loss shall be determined by subtracting its simulated adjusted basis (aggregate adjusted tax basis of the Partners less simulated depletion allowances) in such property from the amount realized on such disposition and the Partners' capital accounts shall be increased or reduced, as the case may be, by the amount of the simulated gain or loss on such disposition in proportion to the Partners' allocable shares of the total amount realized on such disposition, or

                    (ii) the Partnership shall reduce the capital account of each Partner in an amount equal to such Partner's depletion allowance with respect to each oil or gas property of the Partnership (for the Partner's taxable year that ends within the Partnership's taxable year), but such reductions for depletion shall not exceed the adjusted basis allocated to such Partner with respect to such property. Upon the taxable disposition of an oil or gas property by the Partnership, the capital account of each Partner shall be reduced or increased, as the case may be, by the amount of the difference between such Partner's allocable share of the total amount realized on such disposition and such Partner's remaining adjusted tax basis in such property.

          (e) For purposes of determining the capital account balance of any Partner as of the end of any Partnership taxable year for purposes of Subsection 6.6(f) hereof, such Partner's capital account shall be reduced by:

                     (i) adjustments that, as of the end of such year, reasonably are expected to be made to such Partner's capital account pursuant to paragraph (b)(2)(iv)(k) of the 704
          Regulations for depletion allowances with respect to oil and gas properties of the Partnership,

                    (ii) allocations of loss and deduction that, as of the end of such year, reasonably are expected to be made to such Partner pursuant to Code section 704(e)(2), Code section 706(d), and paragraph (b)(2)(ii) of section 1.751-1 of regulations promulgated under the Code, and

                    (iii) distributions that, as of the end of such year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that reasonably are expected to occur during (or prior to) the Partnership taxable years in which such distributions reasonably are expected to be made.

     6.6 With respect to the various allocations of Partnership income, gain, loss, deduction and credit for federal income tax purposes, it is hereby agreed as follows:

          (a) To the extent permitted by law, all charges, deductions and losses shall be allocated for federal income tax purposes in the same manner as the costs in respect of which such charges, deductions and losses are charged to the respective accounts of the Partners. The Partners bearing the costs shall be entitled to the deductions (including, without limitation, cost recovery allowances, depreciation and cost depletion) and credits that are attributable to such costs.

          (b) The Partnership shall allocate to each Partner his or her portion of the adjusted basis in each depletable Partnership Property as required by Section 613A(c)(7)(D) of the Code based upon the interest of said Partner in the capital of the Partnership as of the time of the acquisition of such Partnership Property. To the extent permitted by the Code, such allocation shall be based upon said Partner's interest (i) in the Partnership capital used to acquire the property, or (ii) in the adjusted basis of the property if it is contributed to the Partnership. If such allocation of basis is not permitted under the Code, then basis will be allocated in the permissible manner which the General Partner deems will most closely achieve the result intended above.

          (c) Partnership Revenue shall be allocated for federal income tax purposes in the same manner as it is allocated to the respective accounts of the Partners pursuant to Sections 6.3 and 6.4 above.

          (d) Depreciation or cost recovery allowance recapture and recapture of intangible drilling and development costs, if any, due as a result of sales or dispositions of assets shall be allocated in the same proportion that the depreciation, cost recovery allowances or intangible drilling and development costs being recaptured were allocated.

          (e)  Notwithstanding anything to the contrary stated herein,

                     (i) there shall be allocated first to other Limited Partners and then to the General Partner any item of loss, deduction, credit or allowance that, but for this Subsection 6.6(e), would have been allocated to any Limited Partner that is not obligated to restore any deficit balance in such Limited Partner's capital account and would have thereupon caused or increased a deficit balance in such Limited Partner's capital account as of the end of the Partnership's taxable year to which such allocation related (after taking into consideration the numbered items specified in Subsection 6.5(e) hereof);

                    (ii) any Limited Partner that is not obligated to restore any deficit balance in such Limited Partner's capital account who unexpectedly receives an adjustment, allocation or distribution specified in Subsection 6.5(e) hereof shall be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible; and

                    (iii) in the event any allocations of loss, deduc-tion, credit or allowance are made to a Limited Partner or the General Partner pursuant to clause (i) of this Subsection 6.6(e), then such Limited Partner and/or the General Partner shall be subsequently allocated all items of income and gain pro rata as they were allocated the item(s) of loss, deduction, credit or allowance under such clause (i) until the aggregate amount of such allocations of income and gain is equal to the aggregate amount of any such allocations of loss, deduction, credit or allowance allocated to such Partner(s) pursuant to clause (i) of this Subsection 6.6(e).

          (f) Notwithstanding any other provision of this Agreement, if, under any provision of this Agreement, the capital account of any Partner is adjusted to reflect the difference between the basis to the Partnership of Partnership Property and such property's fair market value, then all items of income, gain, loss and deduction with respect to such property shall be allocated among the Partners so as to take account of the variation between the basis of such property and its fair market value at the time of the adjustment to such Partner's capital account in accordance with the requirements of subsection 704(c) of the Code, or in the same manner as provided under subsection 704(c) of the Code.

     6.7 Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the interest of the General Partner in each material item of Partnership income, gain, loss, deduction or credit shall be equal to at least one percent of each such item at all times during the existence of the Partnership. In determining the General Partner's interest in such items, Units owned by the General Partner shall not be taken into account.

     6.8  Except as provided in subsections (a) through (d) of this
Section 6.8, in the case of a change in a Partner's interest in the Partnership during a taxable year of the Partnership, all Partnership income, gain, loss, deduction or credit allocable to the Partners shall be allocated to the persons who were Partners during the period to which such item is attributable in accordance with the Partners' interests in the Partnership during such period regardless of when such item is paid or received by the Partnership.

          (a) With respect to certain "allocable cash basis items" (as such term is defined in the Code) of Partnership Revenue, gain, loss, deduction or credit, if, during any taxable year of the Partnership there is change in any Partner's interest in the Partnership, then, except to the extent provided in regulations prescribed under Section 706 of the Code, each Partner's allocable share of any "allocable cash basis item" shall be determined by (i) assigning the appropriate portion of each such item to each day in the period to which it is attributable, and (ii) allocating the portion assigned to any such day among the Partners in proportion to their interests in the Partnership at the close of such day.

          (b) If, by adhering to the method of allocation described in the immediately preceding subsection of this Section 6.8, a portion of any "allocable cash basis item" is attributable to any period before the beginning of the Partnership taxable year in which such item is received or paid, such portion shall be (i) assigned to the first day of the taxable year in which it is received or paid, and
     (ii) allocated among the persons who were Partners in the Partnership during the period to which such portion is attributable in accordance with their interests in the Partnership during such period.

          (c) If any portion of any "allocable cash basis item" paid or received by the Partnership in a taxable year is attributable to a period after the close of that taxable year, such portion shall be
     (i) assigned to the last day of the taxable year in which it is paid or received, and (ii) allocated among the persons who are Partners in proportion to their interests in the Partnership at the close of such day.

          (d) If any deduction is allocated to a person with respect to an "allocable cash basis item" attributable to a period before the beginning of the Partnership taxable year and such person is not a Partner of the Partnership on the first day of the Partnership taxable year, such deduction shall be capitalized by the Partnership and treated in the manner provided for in Section 755 of the Code.


                              ARTICLE VII

                 Fiscal Year, Accountings and Reports

     7.1 Unless the Code requires otherwise, the fiscal year of the Partnership will be the calendar year and the books of the Partnership will be kept in accordance with usual and customary accounting practices on the accrual method.

     7.2 Within sixty (60) days after the end of each quarter of each Partnership fiscal year, each person who was a Limited Partner during such period will be furnished a report setting forth the source and disposition of Partnership funds during the quarter.

     7.3 Not later than the end of the fiscal year in which all Partnership Wells are drilled and completed, and sufficient production history has been obtained on Partnership Wells to evaluate properly the reserves attributable thereto, the General Partner will make an evalua-tion of Partnership Properties as of the last day of such fiscal year. The report shall include an estimate of the total oil and gas proven reserves of the Partnership and the dollar value thereof and the value of the Limited Partner's interest in such reserve value. It shall also contain an estimate of the present worth of the reserves. Each Limited Partner will receive a summary statement of such report reflecting the Limited Partners' interest in such reserve value.

                             ARTICLE VIII

                       Tax Returns and Elections

     8.1 Unless the Code requires otherwise, the General Partner will cause the Partnership to elect the calendar year as its taxable year and will timely file all Partnership income tax returns required to be filed by the jurisdictions in which the Partnership conducts business or derives income. By March 15 of each year or as soon thereafter as practicable, the General Partner will furnish all available information necessary for inclusion in the income tax returns of each person who was a Limited Partner during the prior fiscal year. The General Partner shall be the "Tax Matters Partner" for the Partnership pursuant to the provisions of Section 6231 of the Code subject to the provisions of
Section 10.22 below.

     8.2 The Partnership will elect to deduct intangible drilling and development costs currently as an expense for income tax purposes and will elect to use the available depreciation method which, in the General Partner's judgment, is in the best interest of the Partners.

     8.3 The General Partner shall have the right in its sole discretion at any time to make or not to make such other elections as are authorized or permitted by any law or regulation for income tax purposes (including any election under Section 754 of the Code).


                              ARTICLE IX

                             Distributions

     9.1 The Partnership's available cash will be distributed to the Limited Partners and the General Partner in the same proportions that Partnership Revenue has been allocated to them after giving effect to previous distributions and to portions of such revenue theretofore used or retained to pay costs incurred or expected to be incurred in con-ducting Partnership operations or to repay borrowings theretofore or expected to be thereafter obtained by the Partnership. Within forty-five
(45) days after the end of each calendar quarter, the General Partner will determine the amount of cash available for distribution to the Limited Partners and will distribute such amount, if any, as promptly thereafter as reasonably possible. Distributions of cash to the General Partner may be at any time the General Partner determines there is cash available therefor. The General Partner's determination of the cash available for distribution will be conclusive and binding upon all Partners. All Partnership funds distributed to the Limited Partners shall be distributed to the persons who were record holders of Units on the day on which the distribution is made.

                                ARTICLE X

        Rights, Duties and Obligations of the General Partner

     10.1 Subject to the limitations of this Agreement, the General Partner will have full, exclusive and complete discretion in the management and control of the business of the Partnership and will make all decisions affecting its business and affairs or the Partnership Properties. The General Partner will have, subject to the provisions of this Article X, full power and authority to take any action described in
Article III above and execute and deliver in the name of and on behalf of the Partnership such documents or instruments as the General Partner deems appropriate for the conduct of Partnership business. No person, firm or corporation dealing with the Partnership will be required to inquire into the authority of the General Partner to take any action or make any decision.

     10.2 The General Partner will perform the duties imposed upon it under this Agreement in an efficient and businesslike manner with due caution and in accordance with established practices of the oil and gas industry, but the General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for, and the Partnership shall indemnify, defend against and save harmless the General Partner, from any expense (including attorneys' fees), loss or damage incurred by reason of any act or omission performed or omitted in good faith on behalf of the Partnership or the Partners, and in a manner reasonably believed by the General Partner to be within the scope of the authority granted by this Agreement and in the best interests of the Partnership or the Partners, provided that the General Partner is not guilty of gross negligence or willful misconduct with respect to such acts or omissions, and further provided that the satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets including insurance proceeds, if any, and no Partner shall have any personal liability on account thereof. For purposes of this Section 10.2 only, the term General Partner includes the General Partner, affiliates of the General Partner and any officer, director or employee of the General Partner or any of its affiliates such that all of such parties are covered by the indemnities provided herein.

     10.3 The General Partner will utilize its organization and employees and will hire outside consultants for the Partnership as necessary in order to provide experienced, qualified and competent personnel to conduct the Partnership's business. With certain limited exceptions it is the intent of the Partners that the Partnership participate as a co-general partner of any oil and gas drilling or income programs, or both, formed by the General Partner or UNIT for third party investors during 1995 and to participate on a proportionate working interest basis in each producing oil and gas lease acquired and in the drilling of each oil and gas well commenced by the General Partner or UNIT for its own account during the period from the later of January 1, 1995 or the Effective Date through December 31, 1995 (except for wells, if any, (i) drilled outside of the 48 contiguous United States; (ii) drilled as part of secondary or tertiary recovery operations which were in existence prior to the formation of the Partnership; (iii) drilled by third parties under farm-out or similar arrangements with the General Partner or UNIT or whereby the General Partner or UNIT may be entitled to an overriding royalty, reversionary or other similar interest in the production from such wells but is not obligated to pay any of the Drilling Costs thereof; (iv) acquired by UNIT or the General Partner through the acquisition by UNIT or the General Partner of, or merger of UNIT or the General Partner with, other companies; or (v) with respect to which the General Partner does not believe that the potential economic return therefrom justifies the costs of participation by the Partnership).

   10.4 The General Partner, UNIT or any affiliate thereof will transfer to the Partnership interests in oil and gas properties com-prising the spacing unit on which a Partnership Well is located or is to be drilled for the separate account of the Partnership, provided that no broker's commissions or fees of a similar nature will be paid in connection with any such transfer and the consideration paid by the Partnership will be equal to the Leasehold Acquisition Costs of the property so transferred. If the size of a spacing unit on which a Partnership Well is located is ever reduced or increased well density is permitted thereon, the Partnership will not be entitled to any reimbursement or recoupment of any portion of the Leasehold Acquisition Costs paid with respect thereto notwithstanding the provisions of Section
10.7 below.

    10.5 With respect to certain transactions involving Partnership Properties, it is hereby agreed as follows:

          (a) A sale, transfer or conveyance by the General Partner or any affiliate of less than its entire interest in such property is prohibited unless (i) the interest retained by the General Partner or its affiliate is a proportionate working interest, (ii) the respective obligations of the General Partner or its affiliate and the Partnership are substantially the same proportionately as those of the General Partner or its affiliate at the time it acquired the property and (iii) the Partnership's interest in revenues will not be less than the proportionate interest therein of the General
     Partner or its affiliate when it acquired the property. The General Partner or its affiliate may retain the remaining interest for its own account or it may sell, transfer, farm-out or otherwise convey all or a portion of such remaining interest to non-affiliated industry members. In connection with any such sale, transfer, farm-out or other conveyance of such interest to non-affiliated industry members, which may occur either before or after the transfer of the interests in the same properties to the Partnership, the General
     Partner or its affiliate may realize a profit on the interests or may be carried to some extent with respect to its cost obligations in connection with any drilling on such properties and any such profit or interest will be strictly for the account of the General
     Partner and the Partnership will have no claim with respect thereto.

          (b) The General Partner or its affiliates may not retain any overrides or other burdens on property conveyed to the Partnership (other than overriding royalty interests granted to geologists and other persons employed or retained by the General Partner or its affiliates).

     10.6 The General Partner will cause the Partnership Properties to be acquired in accordance with the customs of the oil and gas industry in the area. The Partnership will be required to do only such title work with respect to its oil and gas properties as the General Partner in its sole judgment deems appropriate in light of the area, any applicable drilling or expiration dates and any other material factors.

     10.7 Partnership Properties shall be transferred to the Partnership after the decision to acquire a productive property or the commitment to drill a Partnership Well thereon has been made. The Partnership shall acquire interests in only those properties of the General Partner or UNIT which comprise the spacing unit on which the Partnership Well is drilled or on which a producing Partnership Well is located. If a spacing unit on which a Partnership Well is drilled or located is ever reduced, or any subsequent well in which the Partnership has no interest is drilled thereon, the Partnership will have no interest in any such subsequent or additional wells drilled on properties which were a part of the original spacing unit unless any such additional well is commenced during 1995 or is drilled by a drilling or income program of which the Partnership is a partner. Likewise if UNIT, UPC or any affiliate, including any oil and gas partnership subsequently formed for investment or participation by employees, directors and/or consultants of UNIT or any of its subsidiaries, acquires additional interests in Partnership Wells after 1995 the Partnership generally will not be entitled to participate in the acquisition of such additional interests. In addition, if a Partnership Well drilled on a spacing unit is dry or abandoned, the Partnership will not have an interest in any subsequent or additional well drilled on the spacing unit unless it is commenced during 1995 or is drilled by a drilling or income program of which the Partnership is a partner.

     10.8 The General Partner, UNIT or its affiliates will either conduct the Partnership's drilling and production operations and operate each Partnership Well or arrange for a third party operator to conduct such operations. The General Partner will, on behalf of the Partnership, enter into appropriate operating agreements with other owners of Partnership Wells authorizing the General Partner, its affiliates or a third party operator to conduct such operations. The Partnership will take such action in connection with operations pursuant to said operating agreements as the General Partner, in its sole discretion, deems appropriate and in the best interests of the Partnership, and the decision of the General Partner with respect thereto will be binding upon the Partnership.

     10.9 The General Partner will cause the Partnership to plug and abandon its dry holes and abandoned wells in accordance with rules and regulations of the governmental regulatory body having jurisdiction.

     10.10 The General Partner may pool or unitize Partnership Proper-ties with other oil and gas properties when such pooling or unitization is required by a governmental regulatory body, when well spacing as determined by any such body requires such pooling or unitization, or when, in the General Partner's opinion, such pooling or unitization is in the best interests of the Partnership.

     10.11 The General Partner will have authority to make and enter into contracts for the sale of the Partnership's share of oil or gas production from Partnership Wells, including contracts for the sale of such production to the General Partner, UNIT or its affiliates; provided, however, that the production purchased by the General Partner, UNIT or any of its affiliates will be for prices which are not less than the highest posted price (in the case of crude oil production) or prevailing price (in the case of natural gas production) in the same field or area.

     10.12 The General Partner will use its best efforts to procure and maintain for the Partnership, and at its expense, such insurance coverage with responsible companies as may be reasonably available for such premium costs as would not be considered to be unreasonably high or prohibitive with respect to each item of coverage and as the General Partner considers necessary for the protection of the Partnership and the Partners. The coverage will be in such amounts and will cover such risks as the General Partner believes warranted by the operations conducted hereunder. Such risks may include but will not necessarily be limited to public liability and automobile liability, each covering bodily injury, death and property damage, workmen's compensation and employer's liability insurance and blowout and control of well insurance.

     10.13 In order to conduct properly the business of the Partnership, and in order to keep the Partners properly informed, the General Partner will:

          (a) maintain adequate records and files identifying the Partnership Properties and containing all pertinent information in regard thereto that is obtained or developed pursuant to this Agreement;

          (b) maintain a complete and accurate record of the acquisition and disposition of each Partnership Property;

          (c) maintain appropriate books and records reflecting the Partnership's revenue and expense and each Partner's participation therein;

          (d) maintain a capital account for each Partner with appro-priate records as necessary in order to reflect each Partner's interest in the Partnership and furnish required tax information; and

          (e) keep the Limited Partners informed by means of written reports on the acquisition of Partnership Properties and the progress of the business and operations of the Partnership, which reports will be rendered semi-annually and at such more frequent intervals during the progress of Partnership operations as the General Partner deems appropriate.

     10.14 The General Partner, UNIT and the officers, directors, employees and affiliates thereof may own, purchase or otherwise acquire and deal in oil and gas properties, drill wells, conduct operations and otherwise engage in any aspect of the oil and gas business, either for their own accounts or for the accounts of others. Each Limited Partner hereby agrees that engaging in any activity permitted by this Section
10.14 will not be considered a breach of any duty that the General Partner, UNIT or the officers, directors, employees and affiliates thereof may have to the Partnership or the Limited Partners, and that the Partnership and the Limited Partners will not have any interest in any properties acquired or profits which may be realized with respect to any such activity.

     10.15 Subject to Section 12.1, without the prior consent of Limited Partners holding a majority of the outstanding Units, the General Partner will not (i) make, execute or deliver any assignment for the benefit of the Partnership's creditors; or (ii) contract to sell all or substantially all of the Partnership Properties (except as permitted by Sections 10.23 and 16.4(b)).

     10.16 In contracting for services to and insurance coverage for the Partnership and its activities and operations, and in acquiring material, equipment and personal property on behalf of the Partnership, the General Partner will use its best efforts to obtain such services, insurance, material, equipment and personal property at prices no less favorable than those normally charged in the same or in comparable geographic areas by non-affiliated persons or companies dealing at arm's length. No rebates, concessions or compensation of a similar nature will be paid to the General Partner by the person or company supplying such services, insurance, material, equipment and personal property.

     10.17 The General Partner, UNIT or its affiliates are authorized to provide equipment, materials and services to the Partnership in connection with the conduct of its operations, provided, that the terms of any contracts between the Partnership and the General Partner, UNIT or any affiliates, or the officers, directors, employees and affiliates thereof must be no less favorable to the Partnership than those of comparable contracts entered into, and will be at prices not in excess of those charged in the same geographical area by non-affiliated persons or companies dealing at arm's length. Any such contracts for services must be in writing precisely describing the services to be rendered and all compensation to be paid.

     10.18 The General Partner may cause the Partnership to hold Partnership Properties in the Partnership's name, or in the name of the General Partner, UNIT, any affiliates thereof or some third party as nominee for the Partnership. If record title to a Partnership Property is to be held permanently in the name of a nominee, such nominee arrangement will be evidenced and documented by a nominee agreement identifying the Partnership Properties so held and disclaiming any beneficial interest therein by the nominee.

     10.19 The General Partner will be generally liable for the debts and obligations of the Partnership, provided that any claims against the Partnership shall be satisfied first out of the assets of the Partnership and only thereafter out of the separate assets of the General Partner.

     10.20 The Partnership may not make any loans to the General Partner, UNIT or any of its affiliates.

     10.21 The General Partner will use its best efforts at all times to maintain its net worth at a level that is sufficient to insure that the Partnership will be classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation, on account of the net worth of the General Partner.

     10.22 The Tax Matters Partner designated in Section 8.1 above is authorized to engage legal counsel and accountants and to incur expense on behalf of the Partnership in contesting, challenging and defending against any audits, assessments and administrative or judicial proceed-ings conducted or participated in by the Internal Revenue Service with respect to the Partnership's operations and affairs.

     10.23 At any time two years or more after the Partnership has completed substantially all of its property acquisition, drilling and development operations, the General Partner may, without the vote, consent or approval of the Limited Partners, cause all or substantially all of the oil and gas properties and other assets of the Partnership to be sold, assigned or transferred to, or the Partnership merged or consolidated with, another partnership or a corporation, trust or other entity for the purpose of combining the assets of two or more of the oil and gas partnerships formed for investment or participation by employees, directors and/or consultants of UNIT or any of its subsidiaries; provided, however, that the valuation of the oil and gas properties and other assets of all such participating partnerships for purposes of such transfer or combination shall be made on a consistent basis and in a manner which the General Partner and UNIT believe is fair and equitable to the Limited Partners. As a consequence of any such transfer or combination, the Partnership shall be dissolved and terminated pursuant to Article XVI hereof and the Limited Partners shall receive partnership interests, stock or other equity interests in the transferee or resulting entity.

                               ARTICLE XI

                    Compensation and Reimbursements

     11.1 For the General Partner's services performed as operator of productive Partnership Wells located on Partnership Properties and as operator during the drilling of Partnership Wells, the Partnership will compensate the General Partner at rates no higher than those normally charged in the same or a comparable geographic area by non-affiliated persons or companies dealing at arm's length. The General Partner will not receive compensation for such services performed in connection with the operation of Partnership Wells operated by third party operators, but such third party operators will be compensated as provided in the operating agreements in effect with respect to such wells and the Partnership will pay its proportionate share of such compensation.

     11.2 The General Partner will be reimbursed by the Partnership out of Partnership Revenues for that portion of its general and administra-tive overhead expense that is attributable to its conduct of the actual and necessary business, affairs and operations of the Partnership. The General Partner's general and administrative overhead expenses will be determined in accordance with industry practices. The allocable costs and expenses will include all customary and routine legal, accounting, geological, engineering, travel, office rent, telephone, secretarial, salaries, data processing, word processing and other incidental reason-able expenses necessary to the conduct of the Partnership's business and generated by the General Partner or allocated to it by UNIT, but will not include filing fees, commissions, professional fees, printing costs and other expenses incurred in forming the Partnership or offering interests therein. Also excluded will be any general and administrative overhead expense of the General Partner or UNIT which may be attributable to its services as an operator of Partnership Wells for which it receives compensation pursuant to Section 11.1 above. The portion of the General Partner's general and administrative overhead expense to be reimbursed by the Partnership with respect to any particular period will be determined by allocating to the Partnership that portion of the General Partner's total general and administrative overhead expense incurred during such period which is equal to the ratio of the Partnership's total expenditures compared to the total expenditures by the General Partner for its own account. The portion of such general and administrative overhead expense reimbursement which is charged to the Limited Partners may not exceed an amount equal to 3% of the Aggregate Subscription during the first 12 months of the Partnership's operations, and in each succeeding twelve-month period, the lesser of (a) 2% of the Aggregate Subscription and (b) 10% of the total Partnership Revenue realized in such twelve-month period. Administrative expenses incurred directly by the Partnership, or incurred by the General Partner on behalf of the Partnership and reimbursable to the General Partner, such as legal, accounting, auditing, reporting, engineering, mailing and other such fees, costs and expenses are not to be deemed a part of the general and administrative expense of the General Partner which is to be reimbursed pursuant to this Section 11.2 and the amounts thereof will not be subject to the limitations described in the preceding sentence.

                              ARTICLE XII

              Rights and Obligations of Limited Partners

     12.1 The Limited Partners, in their capacity as such, cannot transact any business for the Partnership or take part in the control of its business or management of its affairs. Limited Partners will have no power to execute any agreements on behalf of, or otherwise bind or commit, the Partnership. They may give consents and approvals as herein provided and exercise the rights and powers granted to them in this Agreement, it being understood that the exercise of such rights and powers will be deemed to be matters affecting the basic structure of the Partnership and not the exercise of control over its business; provided, however, that exercise of any of the rights and powers granted to the Limited Partners in Sections 10.15, 12.3, 14.1, 16.1 and 18.1 will not be authorized or effective unless prior to the exercise thereof the General Partner is furnished an opinion of counsel for the Partnership or an order or judgment of any court of competent jurisdiction to the effect that the exercise of such rights or powers (i) will not be deemed to evidence that the Limited Partners are taking part in the control of or management of the Partnership's business and affairs, (ii) will not result in the loss of any Limited Partner's limited liability and (iii) will not result in the Partnership being classified as an association taxable as a corporation for federal income tax purposes.

     12.2 The Limited Partners will not be personally liable for any debts or losses of the Partnership. Except as otherwise specifically provided herein, no Partner will be responsible for losses of any other Partners.

     12.3 Except as otherwise provided in this Agreement, no Limited Partner will be entitled to the return of his contribution. Distribu-tions of Partnership assets pursuant to this Agreement may be considered and treated as returns of contributions if so designated by law or, subject to Section 12.1, by agreement of the General Partner and Limited Partners holding a majority of the outstanding Units. The value of a Limited Partner's undistributed contribution determined for the purposes of Section 39 of the Act at any point in time shall be his or her percentage of the amount of the Partnership's stated capital allocated to the Limited Partners as reflected in the financial statements of the Partnership as of such point in time. No Partner will receive any interest on his or her contributions and no Partner will have any priority over any other Partner as to the return of contributions.

                              ARTICLE XIII

             Transferability of Limited Partner's Interest

     13.1 Notwithstanding the provisions of Section 13.3, no sale, exchange, transfer or assignment of a Limited Partner's interest in the Partnership may be made unless in the opinion of counsel for the Partnership,

          (a) such sale, exchange, transfer or assignment, when added to the total of all other sales, exchanges, transfers or assignments of interests in the Partnership within the preceding 12 months, would not result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code (provided, however, that this condition may be waived by the General Partner in its discretion);

          (b) such sale, exchange, transfer or assignment would not violate, or cause the offering of the Units to be violative of, the Securities Act of 1933, as amended, or any state securities or "blue sky" laws (including any investor suitability standards) applicable to the Partnership or the interest to be sold, exchanged, transferred or assigned; and

          (c) such sale, exchange, transfer or assignment would not cause the Partnership to lose its status as a partnership for federal income tax purposes,

and said opinion of counsel is delivered in writing to the Partnership prior to the date of the sale, exchange, transfer or assignment.

     13.2 In no event shall all or any part of an interest in the Partnership be assigned or transferred to a minor (except in trust or pursuant to the Uniform Gifts to Minors Act) or an incompetent (except in trust), except by will or intestate succession.

     13.3 Except for transfers or assignments (in trust or otherwise) by a Limited Partner of all or any part of his or her interest in the Partnership

          (a)  to the General Partner,

          (b) to or for the benefit of himself or herself, his or her spouse, or other members of his or her immediate family sharing the same household,

          (c) to a corporation or other entity in which all of the beneficial owners are Limited Partners or assigns permitted in (a) and (b) above, or

          (d) by the General Partner to any person who at the time of such transfer is an employee of the General Partner, UNIT or its subsidiaries,

no Limited Partner's Units or any portion thereof may be sold, assigned or transferred except by reason of death or operation of law.

     13.4 If a Limited Partner dies, his or her executor, administrator or trustee, or, if he or she is adjudicated incompetent, his or her committee, guardian or conservator, or, if he or she becomes bankrupt, the trustee or receiver of his or her estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his or her estate and such power as the deceased, incapacitated or bankrupt Limited Partner possessed to assign all or any part of his or her interest and to join with such assignee in satisfying conditions precedent to such assignee's becoming a Substituted Limited Partner.

     13.5 The Partnership shall not recognize for any purpose any purported sale, assignment or transfer of all or any fraction of the interest of a Limited Partner in the Partnership, unless the provisions of Section 13.1 shall have been complied with and there shall have been filed with the Partnership a written and dated notification of such sale, assignment or transfer in form satisfactory to the General Partner, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (i) contains the acceptance by the purchaser, assignee or transferee of all of the terms and provisions of this Agreement and (ii) represents that such sale, assignment or transfer was made in accordance with all applicable laws and regulations. Any sale, assignment or transfer shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within thirty (30) days of the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

     13.6 Any Limited Partner who shall assign all of his or her interest in the Partnership shall cease to be a Limited Partner, except that, unless and until a Substituted Limited Partner is admitted in his or her stead, such assigning Limited Partner shall retain the statutory rights of the assignor of a Limited Partner's interest under the Act.

     13.7 A person who is the assignee of all or any fraction of the interest of a Limited Partner, but does not become a Substituted Limited Partner and desires to make a further assignment of such interest, shall be subject to all the provisions of this Article XIII to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or her interest.

     13.8 No Limited Partner shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of all or any portion of such Limited Partner's interest in the Partnership as a Limited Partner in his or her place. Any such purchaser, assignee, transferee, donee, legatee, distributee or other recipient of an interest in the Partnership shall be admitted to the Partnership as a Substituted Limited Partner only with the consent of the General Partner, which consent shall be granted or withheld in the sole and absolute discretion of the General Partner and may be arbitrarily withheld, and only by an amendment to this Agreement or the certificate of limited partnership duly executed and recorded in the proper records of each jurisdiction in which the Partnership owns mineral interests and filed in the proper records of the State of Oklahoma. Any such consent by the General Partner shall be binding and conclusive without the consent of any Limited Partners and may be evidenced by the execution of the General Partner of an amendment to this Agreement or the certificate of limited partnership, evidencing the admission of such person as a Substituted Limited Partner.

     13.9 No person shall become a Substituted Limited Partner until such person shall have:

          (a) become a party to, and adopted all of the terms and conditions of, this Agreement;

          (b) if such person is a corporation, partnership or trust, provided the General Partner with evidence satisfactory to counsel for the Partnership of such person's authority to become a Limited Partner under the terms and provisions of this Agreement; and

          (c) paid or agreed to pay the costs and expenses incurred by the Partnership in connection with such person's becoming a Limited Partner.

Provided, however, that for the purpose of allocating Partnership
Revenue, costs and expenses, a person shall be treated as having become, and as appearing in the records of the Partnership as, a Substituted Limited Partner on such date as the sale, assignment or transfer was recognized by the Partnership pursuant to Section 13.5.

     13.10 By his or her execution of his or her Subscription Agreement, each Limited Partner represents and warrants to the General Partner and to the Partnership that his or her acquisition of his or her interest in the Partnership is made as principal for his or her own account for investment purposes only and not with a view to the resale or distribution of such interest. Each Limited Partner agrees that he or she will not sell, assign or otherwise transfer his or her interest in the Partnership or any fraction thereof unless such interest has been registered under the Securities Act of 1933, as amended, or such sale, assignment or transfer is exempt from such registration and, in any event, he or she will not so sell, assign or otherwise transfer his or her interest or any fraction thereof to any person who does not similarly represent, warrant and agree.

                               ARTICLE XIV

                  Assignments by the General Partner

     14.1 The General Partner may not sell, assign, transfer or otherwise dispose of its interest in the Partnership except with the prior consent, subject to Section 12.1, of Limited Partners holding a majority of the outstanding Units; provided that a sale, assignment or transfer may be effective without such consent if pursuant to a bona fide merger, any other corporate reorganization or a complete liquidation, pursuant to a sale of all or substantially all of the General Partner's assets (provided the purchasers of such assets agree to assume the duties and obligations of the General Partner) or a sale or transfer to UNIT or any affiliates of UNIT. If the Limited Partners' consent to a proposed transfer is required, the General Partner will, concurrently with the request for such consent, give the Limited Partners written notice identifying the interest to be transferred, the date on which the transfer is to be effective, the proposed transferee and the substitute General Partner, if any.

     14.2 Sales, assignments and transfers of the interests in the Partnership owned by the General Partner will be subject to, and the assignee will acquire the assigned interest subject to, all of the terms and provisions of this Agreement.

     14.3 If the Limited Partners' consent to a transfer of the General Partner's interest in the Partnership is obtained as above provided, or is not required, the transferee may become a substitute General Partner hereunder. The substitute General Partner will assume and agree to perform all of the General Partner's duties and obligations hereunder and the transferring General Partner will, upon making a proper accounting to the substitute General Partner, be relieved of any further duties or obligations hereunder with respect to Partnership operations thereafter occurring.


                              ARTICLE XV

                Limited Partners' Right of Presentment

     15.1 After December 31, 1996, each Limited Partner will have the option, subject to the terms and conditions set forth in this Article XV, to require the General Partner to purchase all (but not less than all) of his or her Units, provided that the option may not be exercised after the date of any notice that will effect a dissolution and termination of the Partnership pursuant to Article XVI below. Any such exercise shall be effected by written notice thereof delivered to the General Partner.

     15.2 Sales of Limited Partners' Units pursuant to this Article XV will be effective, and the purchase price for such interests will be determined, as of the close of business on the last day of the calendar year in which the Limited Partner's notice exercising his or her option is given, or, at the General Partner's election, as of 7:00 o'clock A.M. on the following day.

     15.3 The purchase price to be paid for the Units of any Limited Partner who exercises the option granted in this Article XV will be determined in the following manner. First, future gross revenues expected to be derived from the production and sale of the proved reserves attributable to Partnership Properties will be estimated, as of the end of the calendar year in which presentment is made, by the independent engineering firm preparing a report on the reserves of the Partnership, or if no such firm is preparing a report as of the end of the calendar year in which the option is exercised, then by the General Partner. Next, future net revenues will be calculated by deducting anticipated expenses (including Operating Expenses and other costs that will be incurred in producing and marketing such reserves and any gross production, excise, or other taxes, other than federal income taxes, based on the oil and gas production of the Partnership or sales thereof) from estimated future gross revenues. The estimates of price and cost escalations to be used in such calculations will be those of such independent engineering firm or the General Partner, whichever is making the determination. Then the present worth of the future net revenues will be calculated by discounting the estimated future net revenues at that rate per annum which is one (1) percentage point higher than the prime rate of interest being charged by Bank of Oklahoma, N.A., Tulsa, Oklahoma, or any successor bank, as such prime rate of interest is announced by said bank as of the date such reserves are estimated. This amount will be reduced by an additional 25% to take into account the uncertainties attendant to the production and sale of oil and gas reserves and other unforeseen contingencies. Estimated salvage value of tangible equipment installed on the Partnership Wells and costs of plugging and abandoning the productive Partnership Wells, both discounted at the aforementioned rate from the expected date of abandonment, will be considered, and Partnership Properties, if any, which do not have proved reserves attributable to them but which have not been condemned will be valued at the lower of cost or their then current market value as determined by the aforementioned independent petroleum engineering firm or General Partner, as the case may be. The Partnership's cash on hand, prepaid expenses, accounts receivable (less a reasonable reserve for doubtful accounts) and the market value of its other assets as determined by the General Partner will be added to the value of the Partnership Properties thus determined, and the Partnership's debts, obligations and other liabilities will be deducted, to arrive at the Partnership's net asset value for purposes of this Section 15.3. The price to be paid for the Limited Partner's interest will be his or her proportionate share of such net asset value less 75% of the amount of any Partnership distributions received by him or her which are attributable to sales of Partnership production since the date as of which the Partnership's proved reserves are estimated.

     15.4 Within one hundred twenty (120) days after the end of any calendar year in which a Limited Partner exercises his or her option to require purchase of his or her Units as provided in this Article XV, the General Partner will furnish to such Limited Partner a statement showing the price to be paid for his or her Units and evidencing that such price has been determined in accordance with the provisions of Section 15.3 above. The statement will show which portion of the proposed purchase price is represented by the value of the proved reserves and by each of the other classes of Partnership assets and liabilities attributable to the account of the Limited Partner. The Limited Partner will then have thirty (30) days to confirm, by further notice to the General Partner, his or her intention to sell his or her Units to the General Partner. If the Limited Partner timely confirms his or her intention to sell, the sale will be consummated and the price paid in cash within ten (10) days after such confirmation. The General Partner will not be obligated to purchase (i) any Units pursuant to such right if such purchase, when added to the total of all other sales, exchanges, transfers or assignments of the Units within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of
Section 708 of the Code or would cause the Partnership to lose its status as a partnership for federal income tax purposes, or (ii) in any one calendar year more than 20% of the Units in the Partnership then outstanding. If less than all of the Units tendered are purchased, the interests purchased will be selected by lot. The Limited Partners whose tendered Units were rejected by reason of the foregoing limitation shall be entitled to priority in the following year. Contemporaneously with the closing of any such sale, the Limited Partner will execute such certificates or other documents and perform such acts as the General Partner deems necessary to effect the sale and transfer of the liquidating Limited Partner's Units to the General Partner and to preserve the limited liability status of the Partnership under the laws of the jurisdictions in which it is doing business.

     15.5 As used in Sections 15.3 and 15.4 above, the term "proved reserves" shall have the meaning ascribed thereto in Regulation S-X adopted by the Securities and Exchange Commission.


                              ARTICLE XVI

              Termination and Dissolution of Partnership

     16.1 The Partnership will terminate automatically on December 31, 2025, unless prior thereto, subject to Section 12.1 above, the General Partner or Limited Partners holding a majority of the outstanding Units elect to terminate the Partnership as of an earlier date. In the event of such earlier termination, ninety (90) days' written notice will be given to all other Partners. The termination date will be specified in such notice and must be the last day of any calendar month following expiration of the ninety (90) day period unless an earlier date is approved by Limited Partners holding a majority of the outstanding Units.

     16.2 Upon the dissolution (other than pursuant to a merger or other corporate reorganization), bankruptcy, legal disability or withdrawal of the General Partner (other than pursuant to Section 14.1 above), the Partnership shall immediately be dissolved and terminated; provided, however, that nothing in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Oklahoma and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership within ninety (90) days following the dissolution of the Partnership either under provisions identical to those set forth herein or under any other provisions. The withdrawal, expulsion, dissolution, death, legal disability, bankruptcy or insolvency of any Limited Partner will not effect a dissolution or termination of the Partnership.

     16.3 Upon termination of the Partnership by action of the Limited Partners pursuant to Section 16.1 hereof or as a result of an event under
Section 16.2 hereof, a party designated by the Limited Partners holding a majority of the outstanding Units will act as Liquidating Trustee. In any other case, the General Partner will act as Liquidating Trustee.

     16.4 As soon as possible after December 31, 2025, or the date of the notice of or event causing an earlier termination of the Partnership, the Liquidating Trustee will begin to wind up the Partnership's business and affairs. In this regard:

          (a) The Liquidating Trustee will furnish or obtain an accounting with respect to all Partnership accounts and the account of each Partner and with respect to the Partnership's assets and liabilities and its operations from the date of the last previous audit of the Partnership to the date of such dissolution;

          (b) The Liquidating Trustee may, in its discretion, sell any or all productive and non-productive properties which, except in the case of an election by the General Partner to terminate the Partnership prior to the tenth anniversary of the Effective Date, may be sold to the General Partner or any of its affiliates for their fair market value as determined in good faith by the General Partner;

          (c)  The Liquidating Trustee shall:

               (i) pay all of the Partnership's debts, liabilities and obligations to its creditors, including the General Partner; and

               (ii) pay all expenses incurred in connection with the termination, liquidation and dissolution of the Partnership and distribution of its assets as herein provided;

          (d) The Liquidating Trustee shall ascertain the fair market value by appraisal or other reasonable means of all assets of the Partnership remaining unsold, and each Partner's capital account shall be charged or credited, as the case may be, as if such property had been sold at such fair market value and the gain or loss realized thereby had been allocated to and among the Partners in accordance with Article VI hereof; and

          (e) On or as soon as practicable after the effective date of the termination, all remaining cash and any other properties and assets of the Partnership not sold pursuant to the preceding subsections of this Section 16.4 will be distributed to the Partners
     (i) in proportion to and to the extent of any remaining balances in the Partners' capital accounts and then (ii) in undivided interests to the Partners in the same proportions that Partnership Revenues are being shared at the time of such termination, provided, that:

               (i) the various interests distributed to the respective Partners will be distributed subject to such liens, encum-brances, restrictions, contracts, operating agreements, obligations, commitments or undertakings as existed with respect to such interests at the time they were acquired by the Partnership or were subsequently created or entered into by the Partnership;

               (ii) if interests in the Partnership Wells that are not subject to any operating agreement are to be distributed, the Partners will, concurrently with the distribution, enter into standard form operating agreements covering the subsequent operation of each such well which will, if the termination is effected pursuant to Section 16.1 above, be in a form satis-factory to the General Partner and will name the General Partner or its designee as operator; and

               (iii) no Partner shall be distributed an interest in any asset if the distribution would result in a deficit balance or increase the deficit balance in its capital account (after making the adjustments referred to in this Section 16.4 relating to distributions in kind).

     16.5 If the General Partner has a deficit balance in its capital account following the distribution(s) provided for in Section 16.4(e) above, as determined after taking into account all adjustments to its capital account for the taxable year of the Partnership during which such distribution occurs, it shall restore the amount of such deficit balance to the Partnership within ninety (90) days and such amount shall be distributed to the other Partners in accordance with their positive capital account balances.

     16.6 Notwithstanding anything to the contrary in this Agreement, upon the dissolution and termination of the Partnership, the General Partner will contribute to the Partnership the lesser of: (a) the deficit balance in its capital account; or (b) the excess of 1.01 percent of the total Capital Contributions of the Limited Partners over the capital previously contributed by the General Partner.

                             ARTICLE XVII

                                Notices

     17.1 All notices, consents, requests, demands, offers, reports and other communications required or permitted shall be deemed to be given or made when personally delivered to the party entitled thereto, or when sent by United States mail in a sealed envelope, with postage prepaid, addressed, if to the General Partner, to 1000 Kensington Tower I, 7130 South Lewis Avenue, P. O. Box 702500, Tulsa, Oklahoma 74136, and, if to a Limited Partner, to the address set forth below such Limited Partner's signature on the counterpart of the Subscription Agreement that he or she originally executed and delivered to the General Partner. The General Partner may change its address by giving notice to all Limited Partners. Limited Partners may change their address by giving notice to the General Partner.


                             ARTICLE XVIII

                              Amendments

     18.1 Limited Partners do not have the right to propose amendments to this Agreement. The General Partner may propose an amendment or amendments to this Agreement by mailing to the Limited Partners a notice describing the proposed amendment and a form to be returned by the Limited Partners indicating whether they oppose or approve of its adoption. Such notice will include the text of the proposed amendment, which will have been approved in advance by counsel for the Partnership. If, within sixty (60) days, or such shorter period as may be designated by the General Partner, after any notice proposing an amendment or amendments to this Agreement has been mailed, Limited Partners holding a majority of the outstanding Units have properly executed and returned the form indicating that they approve of and consent to adoption of the proposed amendment, such amendment will become effective as of the date specified in such notice, provided that no amendment which alters the allocations specified in Article VI above, changes the compensation and reimbursement provisions set forth in Article XI above or is otherwise materially adverse to the interests of the Limited Partners will become effective unless approved by all Limited Partners. If an amendment does become effective, all Partners will promptly evidence such effectiveness by executing such certificates and other instruments as the General Partner may deem necessary or appropriate under the laws of the jurisdictions in which the Partnership is then doing business in order to reflect the amendment.

                               ARTICLE XIX

                          General Provisions

     19.1 This Agreement embodies the entire understanding and agreement between the Partners concerning the Partnership, and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

     19.2 In those cases where this Agreement requires opinions to be expressed by, or actions to be approved by, counsel for Limited Partners, such counsel must be qualified and experienced in the fields of federal income taxation and partnership and securities laws.

     19.3 This Agreement and the Subscription Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument.

     19.4 This Agreement will be deemed to have been executed and delivered in the State of Oklahoma and will be construed and interpreted according to the laws of that State.

     19.5 This Agreement and all of the terms and provisions hereof will be binding upon and will inure to the benefit of the Partners and their respective heirs, executors, administrators, trustees, successors and assigns.

     EXECUTED in the name of and on behalf of the undersigned General Partner this 1st day of March, 1995, but effective as of the Effective Datesty.

                                     "General Partner"
                                   UNIT PETROLEUM COMPANY

Attest:



By /s/ Mark E. Schell          By /s/  John G. Nikkel
  -----------------------        ---------------------------
                Secretary                          President


(CORPORATE SEAL)

            LIMITED PARTNER SUBSCRIPTION AGREEMENT AND
                      SUITABILITY STATEMENT

         (ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)


Unit 1995 Employee Oil and Gas Limited Partnership
c/o Unit Petroleum Company
1000 Kensington Center
7130 South Lewis Avenue
Tulsa, Oklahoma 74136

                           RE:  Unit 1995 Employee Oil and
                                Gas Limited Partnership

Gentlemen:

       In connection with the subscription of the undersigned for units of limited partnership interest ("Units") in Unit 1995 Employee Oil and Gas Limited Partnership (the "Partnership") which the undersigned tenders herewith to Unit Petroleum Company (the "General Partner"), the undersigned is hereby furnishing the Partnership and the General Partner the information set forth herein below and makes the representations and warranties set forth below, to indicate whether the undersigned is a suitable subscriber for Units in the Partnership. As a condition precedent to investing in the Partnership, the undersigned hereby represents, warrants, covenants and agrees as follows:

       1. The undersigned acknowledges that he or she has received and reviewed a copy of the Private Offering Memorandum (the "Offering Memorandum") dated January 6, 1995, of Unit 1995 Employee Oil and Gas Limited Partnership, relating to the offering of Units in the Partnership, and all Exhibits thereto, including the Agreement of Limited Partnership (the "Agreement"), and understands that the Units will be offered to others on the terms and in the manner described in the Offering Memorandum. The undersigned hereby subscribes for the number of Units set forth below pursuant to the terms of the Offering Memorandum and tenders his or her Capital Subscription as required and agrees to pay his or her Additional Assessments upon call or calls by the General Partner; and the undersigned acknowledges that he or she shall have the right to withdraw this subscription only up until the time the General Partner executes and accepts the undersigned's subscription and that the General Partner may reject any subscription for any reason without liability to it; and, further, the undersigned agrees to comply with the terms of the Agreement and to execute any and all further documents necessary in connection with his or her admission to the Partnership.

       2. The undersigned has reviewed and acknowledges execution of the Power of Attorney set forth in the Agreement and elsewhere in this instrument.

       3. The undersigned is aware that no federal or state regulatory agency has made any findings or determination as to the fairness for public or private investment, nor any recommendation or endorsement, of the purchase of Units as an investment.

       4. The undersigned recognizes the speculative nature and risks of loss associated with oil and gas investments and that he or she may suffer a complete loss of his or her investment. The Units subscribed for hereby constitute an investment which is suitable and consistent with his or her investment program and that his or her financial situation enables him or her to bear the risks of this investment. The undersigned represents that he or she has adequate means of providing for his or her current needs and possible personal contingencies, and that he or she has no need for liquidity of this investment.

       5. The undersigned confirms that he or she understands, and has fully considered for purposes of this investment, the RISK FACTORS set forth in the Offering Memorandum and that (i) the Units are speculative investments which involve a high degree of risk of loss by the undersigned of his or her investment therein, (ii) there is a risk that the anticipated tax benefits under the Agreement could be challenged by the Internal Revenue Service or could be affected by changes in the Internal Revenue Code of 1986, as amended, the regulations thereunder or administrative or judicial interpretations thereof thereby depriving Limited Partners of anticipated tax benefits, (iii) the General Partner and its affiliates will engage in transactions with the Partnership which may result in a profit and, in the future, may be engaged in businesses which are competitive with that of the Partnership, and the undersigned agrees and consents to such activities, even though there are conflicts of interest inherent therein, and (iv) there are substantial restrictions on the transferability of, and there will be no public market for, the Units and, accordingly, it may be difficult for him or her to liquidate his or her investment in the Units in case of emergency, if possible at all.

       6. The undersigned confirms that in making his or her decision to purchase the Units subscribed for he or she has relied upon independent investigations made by him or her (or by his or her own professional tax and other advisors) and that he or she has been given the opportunity to examine all documents and to ask questions of, and to receive answers from the General Partner or any person(s) acting on its behalf concerning the terms and conditions of the offering or any other matter set forth in the Offering Memorandum, and to obtain any additional information, to the extent the General Partner possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth in the Offering Memorandum, and that no representations have been made to him or her and no offering materials have been furnished to him or her concerning the Units, the Partnership, its business or prospects or other matters, except as set forth in the Offering Memorandum and the other materials described in the Offering Memorandum.

       7. The undersigned understands that the Units are being offered and sold under an exemption from registration provided by Sections 3(b) and/or 4(2) of the Securities Act of 1933, as amended (the "Act"), and warrants and represents that any Units subscribed for are being acquired by the undersigned solely for his or her own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; the undersigned has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of any Units subscribed for or which would guarantee the undersigned any rights to such Units; the undersigned has no plans to enter into any such agreement or arrangement, and, consequently, he or she must bear the economic risk of the investment for an indefinite period of time because the Units cannot be resold or otherwise transferred unless subsequently registered under the Act (which neither the General Partner nor the Partnership is obligated to do), or an exemption from such registration is available and, in any event, unless transferred in compliance with the Agreement.

       8. The undersigned further understands that the exemption under Rule 144 of the Act will not be generally available because of the conditions and limitations of such rule; that, in the absence of the availability of such rule, any disposition by him or her of any portion of his or her investment will require compliance under the Act; and that the Partnership and the General Partner are under no obligation to take any action in furtherance of making such exemption available.

       9. The undersigned is aware that the General Partner will have full and complete control of Partnership operations and that he or she must depend on the General Partner to manage the Partnership profitably; and that a Limited Partner does not have the same rights as a stockholder in a corporation or the protection which stockholders might have, since limited partners have limited rights in determining policy.

       10. The undersigned is aware that the General Partner will receive compensation for its services irrespective of the economic success of the Partnership.

       11.  The undersigned represents and warrants as follows
(please mark all applicable categories):

            (a) If an individual, the undersigned is the sole party in interest, and the undersigned is at least 21 years of age and a bona fide resident and domiciliary (not a temporary or transient resident) of the state set forth opposite his or her signature hereto;

                 ____ YES       ____ NO

            (b)  If a partnership or corporation, the
       undersigned meets the following: (1) the entity has not been formed for the purposes of making this investment;
       (2) the entity was formed on ____________; and (3) the entity has a history of investments similar to the type described in the Offering Memorandum;

                 ____ YES       ____ NO

            (c) The undersigned meets all suitability standards and acknowledges being aware of all legend conditions applicable to his or her state of residence as set forth herein;

                 ____ YES       ____ NO

            (d) (i) The undersigned has a net worth (including home, furnishings and automobiles) of at least five times the amount of his or her Capital Subscription, and anticipates that he or she will have adjusted gross income during the current year in an amount which will enable him or her to bear the economic risks of the investment in the Partnership;

                 ____ YES       ____ NO

       and


                 (ii) The undersigned is a salaried employee of Unit Corporation ("UNIT") or any of its subsidiaries at the date of formation of the Partnership whose annual base salary for 1995 has been set at $22,680 or more, or the undersigned is a director of UNIT;

                 ____ YES       ____ NO

       and

            (e) The undersigned _____ is or _____ is not a citizen of the United States.

       12. The undersigned represents and agrees that he or she has had sufficient opportunity to make inquiries of the General Partner in order to supplement information contained in the Offering Memorandum respecting the offering, and that any information so requested has been made available to his or her satisfaction, and he or she has had the opportunity to verify such information. The undersigned further agrees and represents that he or she has knowledge and experience in business and financial matters, and with respect to investments generally, and in particular, investments generally comparable to the offering, so as to enable him or her to utilize such information to evaluate the risks of this investment and to make an informed investment decision. The following is a brief description of the undersigned's experience in the evaluation of other investments generally comparable to the offering:

________________________________________________________________
________________________________________________________________
________________________________________________________________
________________________________________________________________

       13. The undersigned is aware that the Partnership and the General Partner have been and are relying upon the representations and warranties set forth in this Limited Partner Subscription Agreement and Suitability Statement, in part, in determining whether the offering meets the conditions specified in Rules of the Securities and Exchange Commission and the exemption from registration provided by Sections 3(b) and/or 4(2) of the Act.

       14. All of the information which the undersigned has furnished the General Partner herein or previously with respect to the undersigned's financial position and business experience is correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to the closing of the offering period of the Units, the undersigned will immediately furnish such revised or corrected information to the General Partner. The undersigned agrees that the foregoing representations and warranties shall survive his or her admission to the Partnership, as well as any acceptance or rejection of a subscription for the Units.


                LIMITED PARTNER SIGNATURE PAGES

       If the subscription tendered hereby of the undersigned is accepted by the General Partner, the undersigned hereby executes and swears to the Agreement of Limited Partnership of Unit 1995 Employee Oil and Gas Limited Partnership as a Limited Partner, thereby agreeing to all the terms thereof and duly appoints the General Partner, with full power of substitution, his or her true and lawful attorney to execute, file, swear to and record any Certificate of Limited Partnership or amendments thereto or cancellation thereof and any other instruments which may be required by law in any jurisdiction to permit qualification of the

Partnership as a limited partnership or for any other purposes necessary to implement the Partnership's purposes.

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE OKLAHOMA SECURITIES ACT OR OTHER APPLICABLE STATE SECURITIES ACTS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE OKLAHOMA SECURITIES ACT, OR ANY OTHER APPLICABLE ACT, OR AN OPINION OF COUNSEL TO UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

       The undersigned hereby subscribes for _____ Units
(minimum subscription: 2 Units) at a price of $1,000 per Unit for a total Capital Subscription (as defined in Article II of the Agreement) of $________________, which shall be due and payable either:

       (Check One)

_______     (a) in four equal installments on March 15, 1995, June
15, 1995, September 15, 1995 and December 15, 1995, respectively;
or

_______     (b) through equal deductions from 1995 salary of the
undersigned commencing immediately after the Effective Date (as defined in Article II of the Agreement).


                      RESIDENT
LIMITED PARTNER       ADDRESS        (If placing Units
                                     in the name of spouse
________________ _________________   or trustee for minor
                                     child or children,
________________ _________________   please provide name,
Signature                                 address of such spouse
                                     or trustee and Social
________________ Mailing Address     Security or Tax
Please Print Name     if different:       Identification Number)

                                     TAX I.D. OR
                 _________________   SOCIAL SECURITY NO.

Date: ___________     _________________   ___________________

 ACCEPTED THIS _____ DAY OF February, 1995.

UNIT 1995 EMPLOYEE OIL AND GAS LIMITED PARTNERSHIP


By ____________________________________
  Authorized Officer of Unit
  Petroleum Company, General Partner

       Upon completion, an executed copy of this Limited Partner Subscription Agreement and Suitability Statement should be returned to Unit 1994 Employee Oil and Gas Limited Partnership, Attention Mark E. Schell, 1000 Kensington Tower I, 7130 South Lewis Avenue, Tulsa, Oklahoma, 74136. The General Partner, after acceptance, will return a copy of the accepted Subscription Agreement to the Limited Partner.

                           "CONNER & WINTERS" Letter Head
                             A Professional Corporation
                                      Lawyers

                              2400 First National Tower
                                15 East Fifth Street
                              Tulsa, Oklahoma 74103-4391
                                   (981) 586-5711
                                  FAX (918 586-8982



                                   January 6, 1995




Unit Petroleum Company
1000 Galleria Tower I
7130 South Lewis
Tulsa, Oklahoma 74136

     Re:  Unit 1995 Employee Oil and Gas Limited Partnership

Gentlemen:

     We have acted as counsel for Unit Petroleum Company, an Oklahoma corporation (the "General Partner"), which will be the General Partner in the Unit 1995 Employee Oil and Gas Limited Partnership, AS proposed Oklahoma limited partnership (the "Partnership"). You have requested our opinions regarding (I) the legality of the interests to be issued in the Partnership and
(ii) certain federal income tax matters concerning the Partnership.

     We have reviewed and relied upon the accuracy of the facts and information set forth in the Private Offering Memorandum dated January 6, 1995 (the "Memorandum"), covering the offer and sale of units of limited partnership interest ("Units") in the Partnership, the Agreement of Limited Partnership included as Exhibit A to the Memorandum (the "Partnership Agreement"), the consolidated balance sheet of the General Partner dated November 30, 1994, and such other documents and matters as we have considered necessary in order to render this opinion. Capitalized terms used herein have the meaning assigned to them in the Memorandum, except as otherwise specifically indicated.

     In rendering our opinions we have assumed the accuracy of and relied upon certain representations made by you. Our opinions are conditioned upon the initial and continuing accuracy of such representations and of the following representations provided us:

Unit Petroleum Company
January 6, 1996
Page 2

     1. As of the date of the Memorandum, the Memorandum did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     2. The balance sheet of the General Partner included in the Memorandum presents fairly its financial position as of the date indicated; said balance sheet has been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and since the date of the most recent balance sheet of the General Partner included in the Memorandum through the date hereof, there has not been any material adverse change in its financial position.

     3. There is not now pending nor, to the knowledge of the General Partner of UNIT, threatened any action, suit or proceeding by the Internal Revenue Service under Sections 6700 or 7408 of the Internal Revenue Code relating to the promoter penalty referred to in Section 6700 of the Code with respect to any partnerships sponsored by the General Partner or UNIT. Neither the General Partner, UNIT, nor, to the knowledge of any of them, any participant in such partnerships has received any pre-riling notifications referred to in Revenue Procedure 83-73 with respect to such partnerships or the Partnership from the Internal Revenue Service.

     4. A duly executed certificate of limited partnership for the Partnership will be filed with the Oklahoma Secretary of State in compliance with the Act and the organization and operation of the Partnership will be in accordance with the Act, the Agreement and the representations made in the Memorandum.

     5. General Partner has and will maintain substantial assets which can be reached by a creditor of the Partnership, exclusive of all interests in the Partnership and notes and accounts receivable from and payable to the Partnership. At the time of admission of Limited Partners to the Partnership, the General Partner will have a minimum net worth equal to at least 10% of the Capital Contributions made to the Partnership, excluding any net worth attributable to any interest of the General Partner in the Partnership. For purposes of this net worth determination, assets will be valued based upon their current fair market value. The General Partner will use its best efforts to ensure that the net worth of the General Partner continues to meet or exceed an amount equal to 10% of the total Capital Contributions of the Limited Partners in the Partnership.

     6. The General Partner will, in the aggregate, at all times during the existence of the Partnership, receive at least one percent (1%) of each material item of the Partnership's income, gain, loss, deduction or credit (other than by reason of the ownership of Units by the General Partner).

     7. A nominee/agent agreement ("Nominee Agreement") in substantially the form of the Nominee Agreement attached hereto as Exhibit I will be executed by and between Unit Texas Company, an Oklahoma corporation, as agent, and the

Unit Petroleum Company
January 6, 1995
Page 3

Partnership before any interests in oil and gas properties are acquired in the name of Unit Texas Company as agent for the Partnership.

     8. The terms and provisions of the Nominee Agreement entered into as provided above will be adhered to by each party thereto and, in particular, Unit Texas Company will be held out as agent and not the principal in all dealings with third parties relating to the oil and gas properties which Unit Texas Company holds as agent for the Partnership.

     9. The beneficial ownership of any oil and gas property interests to be assigned to the Partnership will be assigned to the Partnership by delivery to Unit Texas Company, as agent for the Partnership, of an enforceable written assignment, in substantially the form of Exhibit II hereto, properly executed by the assignor.

     10. The General Partner will accept subscriptions for at least 50 Units in the Partnership by the termination of the offering period.

     11. The Partnership Agreement will be duly executed by the General Partner and the Subscription Agreement will be executed and delivered by those persons who purchase Units as Limited Partners of the Partnership.

     12. The truth and accuracy of the representations in each of the Subscription Agreements.

     13. There are no other documents or agreements which alter, modify, or change in any way the validity and accuracy of the above assumption and information.

     Based on the foregoing:

     1. Legality of Interests. It is our opinion that the Partnership will be duly organized and validly existing; the Units will be legally issued, fully paid and non-assessable except as disclosed in the Memorandum; the Partnership will be a limited partnership under the Act and the liability of each Limited Partner will be limited as provided by the Act assuming the Limited Partners exercise only such rights as are provided in the Partnership Agreement.

     2. Federal Income Tax Aspects. We have provided, as our opinion, the discussion of various tax matters set forth in the Memorandum under the headings "Summary of Program -- Federal Income Tax Aspects," "Risk Factors -- Tax Related Risks," and "Federal Income Tax Aspects." We hereby confirm that the statements under those headings in the Memorandum which attribute certain opinions to us are correct. In addition, we are of the opinion that such discussions in the Memorandum address all material tax issues involved in connection with the offer and sale of Units in the Partnership and that such discussions fairly summarize federal income tax laws and consequences relating to the matters set forth therein.

Unit Petroleum Company
January 6, 1995
Page 4

     In addition to and not in limitation of the foregoing and taking into account Circular 230, it is our opinion that (except where there manner or treatment is stated to be uncertain) the tax treatment set forth in the Memorandum is more likely than not the proper treatment. The discussions and conclusions set forth in the Memorandum are based upon our interpretation of the Internal Revenue Code as amended to date and existing Treasury Regulations, rules and case law. We can give no assurance that changes in such statutes or Regulations or in the interpretation thereof will not affect the opinions herein expressed or the conclusions set forth in the Memorandum. In view of the changes made by the tax legislation in recent years and the fact that a number of regulations and interpretations thereof have not been adopted or issued and by reason of the fact that the recent legislation, as well as existing regulations and rules, will be subject to new and ongoing judicial and administrative interpretations, there can be no assurance that the discussions of tax matters set forth in the Memorandum will not be subject to different interpretations.

          We hereby consent to the inclusion of this opinion as an exhibit to the Memorandum and to the reference in the Memorandum to our having rendered such opinion.

                                        Very truly yours,




                                        CONNER & WINTERS,
                                        A Professional Corporation

                                 EXHIBIT I

                             NOMINEE AGREEMENT

          THIS NOMINEE AGREEMENT (the "Agreement"), dated as of ______________, 1995, is between ________________________, an Oklahoma corporation (herein called "Agent"), and Unit 1995 Employee Oil and Gas Limited Partnership, an Oklahoma limited partnership (herein called "Owner").

                                  Recitals
                                  --------

          It is anticipated, and Owner so desires, that Agent will from time to time acquire record title to certain oil and gas properties, including but not limited to certain mineral, leasehold, royalty interests and other interests identified on Exhibit A hereto, and any other oil and gas properties that may be designated by Agent and Owner in writing (the "Interests"), as nominee for the benefit of Owner. The record title to the oil and gas properties held by Agent may be for the benefit of one owner individually or two or more owners as tenants in common.

                                  Agreement
                                  ---------

          IN CONSIDERATION of $100 and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent and Owner hereby agree as follows:

          1. Nominee. Agent shall hold legal, record title to the Interests as nominee for the benefit of Owner, but shall hold no equitable interest in the Interest.

          2.   Distribution and Management.

               (a) Owner shall have the right to take in kind or to market separately Owner's share of production from all wells which are part of the Interests. Agent shall not be entitled to sell such share of production except to the extent that it is specifically directed by Owner to execute production sales contracts, division order or transfer orders as the holder of record title to the Interests. Agent shall Promptly distribute all amounts, which it receiver as holder of record title to the Interests for the benefit of Owner, to Owner or any party designated by Owner in writing. Owner is authorized to receive proceeds payable with respect to the Interests, even if payable in the name of Agent, and to endorse and cash any and all checks and drafts payable to the order of Agent for the account of Owner issued with respect to such proceeds.

               (b) Owner shall pay all amounts, including counsel fees, which Owner, or Agent on Owner's behalf, may become obligated to pay with respect to the Interest, and shall pay all rentals and similar expenses accruing with respect to the Interests which it deems advisable to pay.

               (c) The duties of Agent hereunder ate only such as are herein specifically provided, being purely ministerial in nature. The Interests held hereunder by Agent for the benefit of Owner are not and shall not be subject to the debts, obligations, or liabilities of Agent expect as they may arise under and by virtue of this Agreement.

               (d) Agent shall have no obligation to maintain the operations or manage the Interests of assume any liability by reason of the execution of promissory note or otherwise.

               (e) Agent shall execute, acknowledge and deliver assignments of the Interest of any part thereof to Owner, or any Party designated by Owner, upon written request from Owner. Such assignment shall be in proper and recordable form and shall contain special warranties of title and such other non-title warranties as Owner may designate. Agent may also, at its election, deliver any such assignments to Owner. Upon recordation of any such assignment to Owner, this Agreement shall terminate with respect to the part of the Interests so assigned except as to rights and obligations previously accrued.

               (f) Agent shall hold itself out as being the agent for Owner to all third parties. All parties, dealing with Agent are authorized and directed to treat and regard Agent as the party entitled to deal with the Interests on behalf of Owner and shall be fully protected in so treating and regarding Agent and shall have no obligation to determine the authority of Agent to deal with the Interests of for the proper application of any proceed received by Agent with respect to the Interests.

               (g) Agent shall promptly furnish to Owner copies of all notices and instruments of every kind relating to the Interests which Agent may receive, including, without limitation, rental notices, invoices, operating, pooling, communitization and unitization agreements, pooling declarations, authorizations for expenditures, leases, contracts, claims and demands. Agent shall provide reasonable advance notice to Owner of all amounts which become payable under the terms of any of the foregoing.

               (h) Agent shall follow all instructions of Owner relating to the Interests, including, without limitation, instructions relating to the execution of and the action to be taken with respect to notices and instruments relating to the Interest, including, without limitation, mortgages, deeds of trust and financing statements, production sales contracts and transfer orders and/or division orders.

               (i) Agent shall be entitled to assume conclusively that all instruments delivered to it under any provision of this Agreement are valid and proper. Agent may seek advice of counsel and shall be fully protected in any action taken in accordance with such advice. Agent shall not be required to defend any legal action which may be commenced against it pertaining to the Interests unless requested to do so by Owner and indemnified to its satisfaction against the cost and expenses of such defense. Agent shall commence legal action of any kind at the direction of Owner, provided Agent is fully indemnified by Owner against liabilities in connection therewith and Owner undertakes to pay all of the costs thereof. Agent shall be fully protected in acting in accordance with any written instruments delivered to it hereunder and believed by it to have been properly executed.

          3. Indemnity. Owner shall indemnify, protect and save and hold harmless Agent against any loss, cost, expense, liability or claim arising out of Agent's performance of its duties or exercise of its rights under this Agreement. Owner shall have no liability with respect to any third party claim settled by Agent without Owner's prior written consent unless Owner shall, following reasonable notification by Agent, have failed to assume the defense of such claim.

          4. Notices. All communications hereunder between Owner and Agent shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or if mailed by registered or certified mail, postage prepaid, addressed as follows:

               To Agent:               ______________________________
                                       1000 Galleria Tower I
                                       7130 South Lewis
                                       Tulsa, Oklahoma 74136

               To Owner:               Unit Petroleum Company,
                                        General Partner
                                       1000 Galleria Tower I
                                       7130 South Lewis
                                       Tulsa, Oklahoma 74136

               Any party may, by written notice so given to the other, change the address to which instruments and notices shall thereafter be sent.

          5. Successors. This Agreement shall be binding upon and inure to the benefit of Agent and Owner and their respective successors and assigns.

          6. Amendments. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the affected parties.

          7. Headings. The headings of the paragraphs of this Agreement are for convenience of reference only and shall not affect the construction hereof.

          8. Termination. This Agreement is terminable by Owner at any time and upon such terms and conditions as Owner may direct.

          EXECUTED as of the date first above mentioned.

                                          AGENT:
                                          ------

                                          By:  ___________________________
                                               ___________________________
                                             President


                                          OWNER:
                                          ------

                                          UNIT 1995 EMPLOYEE OIL AND GAS
                                          LIMITED PARTNERSHIP

                                          By:  Unit Petroleum Company
                                               General Partner

                                          By:  ___________________________
                                               ___________________________
                                             President

                                  EXHIBIT II

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:


_________________________
1000 Galleria Tower I
7130 South Lewis
Tulsa, Oklahoma 74136


THE STATE OF _________________  )
                                )    KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ____________________  )

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE

          This Assignment, Bill of Sale and Conveyance ("the Assignment"), dated effective as of, __________________ at 7:00 am. local time with respect to the jurisdictions in which each of the Properties is located (the "Effective Time"), is from __________________________________ ("Assignor") to
______________________, a Delaware corporation, whose address is 1000 Galleria Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136 ("Assignee").

          For One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER AND DELIVERS unto Assignee, effective as of the Effective Time, the following (collectively, the "Properties," and individually, a "Property"):

                  (a) the interests specified on Exhibit A attached hereto and made a part hereof for all purposes, whether full or undivided, in and to all of the oil and gas and oil, gas, and mineral leases, wells, units, lands, properties, rights, and estates described on Exhibit A and all of Seller's interest in and to the oil and gas wells (the "Wells") described on Exhibit A attached hereto, including all contractual rights to production, and contractual rights providing for the acquisition or earning of any such interests (each of such interests described in this paragraph (a) being hereinafter referred to as a "Subject Interest" and all such interests being collectively referred to hereinafter as the "Subject Interests");

                  (b) the same undivided interest in all rights, privileges, benefits and powers conferred upon the holder of any Subject Interest with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by such Subject Interest that may be necessary, convenient or incidental to the possession and enjoyment of such Subject Interest; all rights in any pooled or unitized acreage included as a whole or in part within any Subject Interest or that accrue or are attributable to the Wells, including all production from the pooled or unitized acreage allocated to any such Subject Interest or Well, any and all interests in any wells within the unit or pool associated with such Subject Interest whether such unitized of pooled production comes from wells located within or without the areas covered by any Subject Interest; and all tenements, hereditaments and appurtenances belonging to such Subject Interests and Wells;

                  (c) all of the permits, licenses, servitudes, easements, rights-of-way, orders, gas purchase and sale contracts (wherein Seller is selling party), crude purchase and sale agreements (wherein Seller is selling party), surface leases, farmin and farmout agreements, bottom hole agreements, transportation and marketing agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights that are owned by Seller, in whole or in part, to the extent that they are (i) appurtenant to or affect the Subject Interests or the Wells, or (ii) used or held for use in connection with the ownership or operation of 'the Subject Interests or the Wells or with the production or treatment of hydrocarbons on the Subject Interest, or the sale or disposal of water, hydrocarbons or associated substances;

                  (d) all of the equipment, machinery, fixtures and other real, personal and mixed property (the "Personal Property") located on the Subject Interests or used in the operation of the Properties or of the Wells (whether located on or off such Subject Interests), to the extent used in connection with or attributable to the Subject Interests, which is owned by Seller of by third persons on behalf of Seller, in whole or in part, including, without limitation , wells, well equipment, casing, rods, tanks, crude oil, condensate or products in storage or in pipelines, boilers, buildings, tubing, pumps, motors, fixtures, machinery and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants and other improvements used in the operation thereof;

                  (e) all of the files, records, information and data, whether written of electronically stored, relating to the items described in subsections (a), (b), (c), and (d) above in the possession of Seller, or to which Seller has reasonable access in original form (the "Records"), including, without limitation: title records (including abstracts of title, title opinions, certificates of title and title curative documents); contracts; correspondence; microfiche lists; geological data and information or other non-proprietary records, data and information which Seller has the unencumbered right to transfer; and production records, electric logs core data, pressure data and decline curves and graphical production curves and all related matters;

                  (f) to the extent assignable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor is entitled to enforce with respect to the items described in the preceding paragraphs (a) through (e) herein against Assignor's predecessors in title thereto; and Assignee and its successors and assigns shall be substituted and fully subrogated, to the extent assignable, in and to all covenants and warranties, if any, made by Assignor's predecessors in title, with full subrogation of all rights accruing under the statutes of limitation or prescription under the laws of the states where the items described in the preceding paragraphs (a) through (e) are located;

                  (g) all crude oil, natural gas, casinghead gas, condensate, distillate, natural gas liquids and other liquid or gaseous hydrocarbons (including, without limitation , CO2 and hydrocarbons that are not gaseous at atmospheric temperature and pressure) and all other minerals of every kind and character produced and saved from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time, as hereinafter defined, together with all proceeds attributable thereto.

          TO HAVE AND TO HOLD the Properties unto Assignee and its successors and assigns forever; provided, however, this Assignment is made subject to the following terms and provisions:

                                       I.

          This Assignment is executed as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement (the "Purchase Agreement") dated ____________, by an between ____________________
and _________________________. The warranties, representations, indemnities and covenants contained in the Purchase Agreement shall survive the delivery of the Assignment in accordance with the provisions of the Purchase Agreement and the delivery of this Assignment shall not affect, expand, diminish or otherwise impair any of the warranties, representations, indemnities and covenants in the Purchase Agreement. This Assignment is made subject to the Purchase Agreement; provided, however, any third parties transacting with Assignee concerning the Properties may rely on this Assignment as vesting Assignee with all of the Assignor's right, title and interest in the Properties. In the event of a conflict between the terms of the Purchase Agreement and the terms of the Assignment, the terms of the Purchase Agreement shall control.

                                       II.

          Assignee represents the following: Title to these Properties is held by ___________________ as nominee for _______________________________pursuant to the terms and conditions of a certain "Nominee Agreement" between Assignee and _____________________. Under said Nominee Agreement, Assignee is authorized to hold legal, record title to the Properties and to execute, acknowledge and deliver assignments of these Properties. All parties dealing with Assignee or the Properties are authorized and directed to treat and regard Assignee as the party entitled to deal with the Properties and shall be fully protected in so treating and regarding Assignee and shall have no obligation to determine the authority of Assignee to deal with the Properties of for the proper application of any proceeds received by Assignee with respect to the Properties. All communications and notices shall be deemed to have been duly made and properly given if actually delivered, or if mailed by registered or certified mail, to Assignee.

                                      III.

          Assignor does hereby bind itself to warrant and forever defend all and singular Defensible Title (hereinafter defined) to all Properties unto Assignee, Assignee's successors and assigns, against every person whomsoever lawfully claiming of to claim the same or any part thereof, by, through or under Assignor or Assignor's Affiliates (as that term is defined in the Purchase Agreement), but not otherwise.

                                       IV.

          In the event two or more Subject Interests cover the same land
(e. g., an oil and gas leasehold interest included within the Properties may cover the same land as a mineral or royalty interest included within the Properties), no merger of title shall occur, and each Subject Interest covering the same land is conveyed and shall be owned by the Assignee as a separate and distinct Subject Interest.

                                       V.

          In addition to this Assignment, Assignor and/or Assignor's affiliates shall execute, acknowledge, and deliver to Assign without further consideration, any documents or instruments pi including, without limitation, further assignments, conveyances required by any state or federal authority, deeds, and consents to further evidence the assignment of the Properties by Assignor to Assignee.

                                      VI.

          The provisions hereof shall be covenants running with the land and shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

          EXECUTED this ______ day of ______, 1995, but effective as of and from the Effective Time.

                                       ASSIGNOR:
                                       ---------

ATTEST:                                ___________________________________

________________________________
Printed Name: __________________       By: _______________________________
Title: _________________________

[SEAL]

WITNESSES:
- ----------

________________________________
________________________________


                                       ASSIGNEE:
                                       ---------
ATTEST:                                [_________________________________]

By: ____________________________       By: _______________________________

[SEAL]


WITNESSES:
- ----------

________________________________
________________________________